                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 LABONE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                                 $6,111.00
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
                                 S-4
        ------------------------------------------------------------------------
    (3) Filing Party:
                                Lab Holdings, Inc.
        ------------------------------------------------------------------------
    (4) Date Filed:
                                April 13, 1999
        ------------------------------------------------------------------------

                          [LOGO]                                  [LOGO]


                    MERGER PROPOSED--YOUR VOTE IS IMPORTANT

                TO THE STOCKHOLDERS OF LAB HOLDINGS AND LABONE:

The Boards of Directors of Lab Holdings,      On June 30, 1999, the last reported sales
Inc. and LabONE, Inc. and a special           price on the NASDAQ National Market of
committee of independent LabONE directors     LabONE common stock (LABS) was $10.25 per
have approved a merger of LabONE into         share and of Holdings common stock (LABH)
Holdings and recommend that you vote for      was $13.88 per share.
approval of the merger. After the merger,
Holdings' name will be LabONE, Inc., its      The merger requires the approval of the
management will consist of LabONE management  holders of two-thirds of the outstanding
and its board will consist of nine of the     shares of Holdings, a majority of the
current LabONE directors as well as three     outstanding shares of LabONE and a majority
new independent non-management directors.     of the shares voted by LabONE unaffiliated
                                              stockholders. These matters will be voted on
Stockholders of Holdings will have each of    at the annual meetings of both companies
their Holdings shares split immediately       which have been scheduled to be held on
before the merger into 1.5 shares of common   August 6, 1999 for Holdings and August 9,
stock. Stockholders of LabONE, other than     1999 for LabONE.
Holdings, may elect to have each of their
existing LabONE shares exchanged for one      Regardless of the number of shares you own
share of the common stock of the combined     or whether you plan to attend in person, it
company, or $12.75 in cash or a combination   is important that your shares be represented
of cash and shares. However, if the LabONE    and voted at the meetings. Voting
cash election shares exceed a cash limit of   instructions are inside.
$16.6 million (approximately 50% of eligible
shares), then the cash will be allocated on   This document provides you with detailed
a pro rata basis among the cash election      information about the proposed merger. We
shares.                                       encourage you to read this entire document
                                              carefully.

         [SIG]                                [SIG]
P. Anthony Jacobs                             W. Thomas Grant II
President and Chief Executive Officer         Chairman, President and Chief Executive
Lab Holdings, Inc.                            Officer
                                              LabONE, Inc.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE HOLDINGS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY 2, 1999, AND IS FIRST BEING
                    MAILED TO STOCKHOLDERS ON JULY 3, 1999.

                                     [LOGO]

                             10101 RENNER BOULEVARD
                              LENEXA, KANSAS 66219

                            ------------------------

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 9, 1999

                            ------------------------

To the stockholders of LabONE, Inc.:

    The annual meeting of stockholders of LabONE, Inc., a Delaware corporation, will be held at the offices of LabONE at 10101 Renner Boulevard, Lenexa, Kansas 66219 on August 9, 1999, at 3:00 p.m., local time, to consider and vote upon:

    1. A proposal to adopt the Agreement and Plan of Merger, as amended, by and between Lab Holdings, Inc. and LabONE, Inc., dated as of March 7, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

       - shares of Holdings common stock will be split 1.5 for one immediately prior to the merger,

       - LabONE will merge with and into Holdings, with Holdings being the combined company,

       - each outstanding share of LabONE common stock (other than shares owned by Holdings) will be converted into either:

           -  one share of combined company common stock, or

           - cash equal to $12.75, subject to an aggregate $16.6 million cash limit, or

           -  a combination of cash and shares,

       -  Holdings' name will be changed to "LabONE, Inc.,"

       - the officers of Holdings will be replaced by the current officers of LabONE,

       - Holdings directors will be replaced by nine of the current LabONE directors and three additional non-management directors, and

       - the articles of incorporation and bylaws of Holdings will be amended to read as set forth in Appendix B and Appendix C to the merger agreement and to effect a reduction in stated capital by reducing the par value of shares from $1.00 per share to $0.01 per share.

    2. A proposal to elect twelve directors of LabONE as set forth in the accompanying joint proxy statement/prospectus, to serve until the effective time of the merger, or if the merger is not consummated, until the 2000 annual meeting of stockholders.

    3. A proposal to ratify the selection of KPMG LLP as independent public accountants for LabONE and its subsidiaries for the 1999 fiscal year.

    4.  Such other business as may properly come before the meeting.

    These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/ prospectus as Appendix A.

    Only holders of record of common stock of LabONE at the close of business on June 24, 1999 are entitled to notice of and to vote at the meeting.

    THE BOARD OF DIRECTORS OF LABONE AND A SPECIAL COMMITTEE OF INDEPENDENT LABONE DIRECTORS HAVE APPROVED THE MERGER AGREEMENT, DECLARED ITS ADVISABILITY AND RECOMMEND THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT. It also recommends that you vote FOR the election of each nominee to the board of directors and FOR the approval and ratification of LabONE's independent public accountants for the 1999 fiscal year.

    YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

    If you are a record holder of LabONE shares and wish to receive cash for any of your LabONE shares you should complete and return the form of election that accompanies this joint proxy statement/prospectus, together with stock certificates or a completed guaranty of delivery. If you are a LabONE stockholder whose shares are held in "street name" by your broker or other nominee, only that holder can make a cash election for you or revoke a cash election once made. In that case you should follow the directions provided by them regarding how to instruct them to make or revoke a cash election. ALL CASH ELECTIONS MUST BE RECEIVED BY THE DISBURSING AGENT PRIOR TO 10:00 A.M. NEW YORK CITY TIME ON AUGUST 9, 1999, AND MAY BE REVOKED ONLY BY GIVING WRITTEN NOTICE THAT IS RECEIVED BY THE DISBURSING AGENT PRIOR TO THAT TIME.

    You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

    The joint proxy statement/prospectus serves as the LabONE 1998 annual report to stockholders. A separate annual report to stockholders will not be mailed to LabONE stockholders in connection with the meeting.

                                          By Order of the Board of Directors

                                                     [SIG]

                                          Gregg R. Sadler,
                                          SECRETARY

Lenexa, Kansas,
July 3, 1999

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........           1
WHO CAN HELP ANSWER QUESTIONS..................           2
SUMMARY........................................           3
  The Companies................................           3
  The Merger...................................           3
SUMMARY FINANCIAL INFORMATION..................           7
  Holdings' Historical Consolidated Financial
    Information................................           7
  LabONE Historical Consolidated Financial
    Information................................           8
  Summary Unaudited Pro Forma Financial
    Information................................           9
COMPARATIVE PER SHARE INFORMATION..............          10
  Comparative Per Share Data...................          10
  Comparative Market Price and Dividend
    Information................................          11
RISK FACTORS...................................          13
  Risk Factors Regarding Merger................          13
  Risk Factors Regarding LabONE................          15
  Cautionary Statement Regarding Forward
    Looking Statements.........................          17
LABONE GROWTH STRATEGY.........................          18
THE PROPOSED MERGER............................          21
  General......................................          21
    Holdings Annual Meeting....................          21
    LabONE Annual Meeting......................          21
  The Holdings Stock Split.....................          21
  Exchange of LabONE Shares and Cash
    Elections..................................          22
  Stock Options and Warrants...................          22
  Background of the Merger.....................          23
  Holdings' Reasons for the Merger and
    Recommendation of its Board................          29
  LabONE Reasons for the Merger;
    Recommendations of the LabONE Special
    Committee and Board of Directors...........          31
  Opinion of Holdings' Financial Advisor.......          34
  Opinion of Financial Advisor to the LabONE
    Special Committee..........................          40
  Accounting Treatment.........................          45
  Federal Income Tax Consequences..............          46
    General....................................          46

                                                    PAGE
                                                    -----
    Holdings Stockholders......................          46
    LabONE Stockholders (Other than
      Holdings)................................          47
    Holdings...................................          49
    LabONE.....................................          49
  Interests of Certain Persons in the Merger...          49
  Dissenter's Rights...........................          50
  Amendments to Holdings' Articles of
    Incorporation and Bylaws...................          52
    Articles of Incorporation..................          52
    Bylaws.....................................          53
  Certain Possible Anti-takeover Effects of the
    Amendments to the Articles of Incorporation
    and Bylaws of the Combined Company.........          54
  Resales of Common Stock......................          55
THE MERGER AGREEMENT...........................          57
  General......................................          57
  Pre-Merger Stock Split.......................          57
  Closing of the Merger; Effective Time of the
    Merger.....................................          57
  Effect of Merger.............................          57
  Conversion of LabONE Common Stock into Shares
    of the Combined Company or Cash............          58
  Effect of Merger on Holdings Common Stock....          60
  Effect of Merger on Options and Warrants.....          60
  Dissenters' Rights...........................          61
  Conditions to the Merger.....................          61
  Representations and Warranties...............          63
  Certain Covenants; Conduct of Business.......          64
  Amendment of Articles of Incorporation.......          65
  Additional Agreements........................          65
  Expenses.....................................          65
  Indemnification..............................          66
  Amendment, Waiver and Termination............          67
MEETINGS OF STOCKHOLDERS.......................          69
  Holdings Annual Meeting......................          69
  LabONE Annual Meeting........................          70
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  STATEMENTS...................................          74

                                                    PAGE
                                                    -----
INFORMATION REGARDING LABONE...................          80
  Business.....................................          80
    General....................................          80
    Insurance Services.........................          80
    Clinical Services..........................          81
    Substance Abuse Testing Services...........          82
    Segment Information........................          82
    Operations.................................          82
    Regulatory Affairs.........................          83
    Sales and Marketing........................          83
    Competition................................          84
    Foreign Markets............................          85
    Technology Development.....................          85
    Employees..................................          85
  Properties...................................          85
  Litigation...................................          86
LABONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................          87
MANAGEMENT OF LABONE...........................          94
  LabONE Executive Compensation................          97
MANAGEMENT OF COMBINED COMPANY AFTER THE
  MERGER.......................................         103
SECURITY OWNERSHIP OF LABONE BEFORE AND AFTER
  THE MERGER...................................         104
LABONE'S ANNUAL MEETING PROPOSALS..............         107
  Election of Directors Of LabONE..............         107
  Ratification of Selection of Independent
    Public Accountants of LabONE...............         109
DESCRIPTION OF COMBINED COMPANY CAPITAL
  STOCK........................................         109
  Certain Provisions of Articles of
    Incorporation and Bylaws of Combined
    Company that May Have an Anti-takeover
    Effect.....................................         110
COMPARATIVE RIGHTS OF LABONE STOCKHOLDERS......         112
  Certain Differences between LabONE's and the
    Combined Company's Charter and Bylaws......         112
  Certain Differences Between Missouri and
    Delaware Corporation Statutes..............         115
COMPARATIVE RIGHTS OF HOLDINGS STOCKHOLDERS....         117
                                                    PAGE
                                                    -----
MANAGEMENT OF HOLDINGS.........................         119
  Directors and Officers.......................         119
  Committees of the Holdings' Board of
    Directors..................................         119
  Compensation of Directors....................         120
  Compensation of Executive Officers...........         121
  Report of the Compensation Committee on
    Executive Compensation.....................         122
  Performance of Holdings' Common Stock........         123
  Security Ownership of Holdings Management....         125
  Security Ownership of Certain Other
    Beneficial Owners of Holdings Common
    Stock......................................         126
  Certain Relationships and Related
    Transactions...............................         127
HOLDINGS' ANNUAL MEETING PROPOSALS.............         128
  Proposal to Amend Articles Of
    Incorporation..............................         128
  Proposal to Elect Two Holdings Directors.....         129
  Proposal to Approve and Ratify Holdings'
    Appointment of Independent Public
    Accountants................................         131
EXPERTS........................................         131
LEGAL MATTERS..................................         131
FUTURE STOCKHOLDER PROPOSALS...................         131
WHERE YOU CAN FIND MORE INFORMATION............         132
INDEX TO LABONE FINANCIAL STATEMENTS...........         F-1
LIST OF APPENDICES
  Appendix A  Merger Agreement
    Exhibit B  Form of Amended and Restated
               Articles of Incorporation
    Exhibit C  Form of Amended and Restated
               Bylaws
  Appendix B  Opinion of Salomon Smith Barney
              Inc.
  Appendix C  Opinion of U.S. Bancorp Piper
              Jaffray Inc.
  Appendix D  Section 351.455, RSMo Concerning
              Dissenters' Rights

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q: WHEN AND WHERE ARE THE ANNUAL MEETINGS?
A: The annual meetings are scheduled to take place at 2:00 p.m. Kansas City time on August 6, 1999 for Holdings and at 3:00 p.m. Kansas City time on August 9 for LabONE. The meetings will be held at the new LabONE laboratory and offices at 10101 Renner Blvd., Lenexa, Kansas 66219.
Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A: We expect to complete the merger promptly after receiving stockholder approvals at the annual meetings.
Q: WHAT DO I NEED TO DO NOW?
A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the annual meeting. If the card does not specify a choice it will be voted "FOR" the merger and all other proposals.
   If you are a LabONE stockholder and you wish to exchange any of your LabONE stock for cash, you should properly complete and timely return the cash election forms that are furnished to you.
Q: WHAT IF I DON'T VOTE OR I ABSTAIN FROM VOTING?
A: If you are a Holdings stockholder and you do not vote or you abstain, the effect will be a vote against the merger.
   If you are a LabONE unaffiliated stockholder only votes "for" or "against" the merger will affect the result.
Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY BROKER VOTE MY
   SHARES FOR ME?
A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q: HOW WILL I BE ABLE TO ELECT TO RECEIVE CASH FOR ALL OR A PORTION OF MY LABONE
   SHARES?

A: You should receive the election forms and instructions you will need for making a cash election. You should receive those forms with this document if you are a record holder. If you hold your shares in street names or in the name of some other record holder you should receive directions from them as to how to you may instruct them to make an election.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Lab Holdings, Inc. at 5000 West 95th Street, Suite 260, P.O. Box 7568, Shawnee Mission, Kansas 66207, if you are a Holdings stockholder, or to LabONE at 10101 Renner Blvd., Lenexa, Kansas 66219, Attention: Secretary, if you are a LabONE stockholder. Third, you can attend the Holdings annual meeting or the LabONE annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: CAN I REVOKE A CASH ELECTION?

A: Yes. If you hold your shares in your name of record, you may do this by sending a written notice of revocation to American Stock Transfer and Trust Company at

   40 Wall Street, 46th Floor, New York, N.Y. 10005 so that it is received before 10:00 A.M. New York City Time on August 9, 1999. Their telephone number is (800) 937-5449. If you hold your shares in street names or in the name of some other record holder you should receive directions from them as to how you may instruct them to revoke an election.
Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?
A: If you are a LabONE stockholder of record and wish to receive cash for some or all of your shares, you should follow the instructions in the form of election included with this document. You will need to submit a properly completed form of election together with certificates for your shares (or a guaranty of delivery) to the disbursing agent referred to therein. If you do not want to receive any cash for your shares, you may keep your existing certificates. They will be deemed to represent shares of the combined company after the merger. We will send instructions after the merger explaining how you may exchange your old LabONE certificates for new certificates evidencing shares of the combined company.
   If you are a Holdings stockholder, you may keep your existing certificates, but you will also receive instructions on how you may exchange them for new certificates bearing the name "LabONE, Inc." and the new par value of $0.01 per share. You will also be sent a new certificate for the additional shares that will result from the split of each of your existing shares into 1.5 shares.
Q: WHAT WILL BE THE NEW TRADING SYMBOL FOR THE COMMON STOCK OF THE COMBINED
   COMPANY?
A: Shares of common stock of the combined company will continue to trade on the NASDAQ National Market. For a period of approximately twenty (20) trading days after the effective time of the merger the shares will trade under the issue symbol "LABSD." After this twenty day period, the shares will trade under the issue symbol "LABS," the old trading symbol of LabONE, Inc.

                       WHO CAN HELP ANSWER MY QUESTIONS?
         If you have more questions about the merger, you should call:

   LAB HOLDINGS STOCKHOLDERS:                  LABONE STOCKHOLDERS:
    Georgeson & Company Inc.                       Georgeson & Company Inc.
    Wall Street Plaza                              Wall Street Plaza
    New York, NY 10005                             New York, NY 10005
    (800) 223-2064                                 (800) 223-2064
        or                                             or
    Steven K. Fitzwater                            Robert D. Thompson
      Executive Vice President,                      Executive Vice President and
      Chief Operating and Financial                  Chief Operating and Financial
      Officer and Secretary                          Officer
    Lab Holdings, Inc.                             LabONE, Inc.
    5000 West 95th Street, Suite 260               10101 Renner Blvd.
    Shawnee Mission, Kansas 66207                  Lenexa, Kansas 66219

                                    SUMMARY
    WE BELIEVE THIS SUMMARY HIGHLIGHTS KEY ASPECTS OF THE MERGER INFORMATION IN THIS DOCUMENT. HOWEVER, FOR A MORE COMPLETE UNDERSTANDING OF THE TERMS OF THE MERGER AND RELATED TRANSACTIONS, THE BUSINESS AND FINANCIAL AFFAIRS OF LABONE AND HOLDINGS, AND THEIR SECURITIES, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 132. ALSO, WE USE THE TERM "LABONE UNAFFILIATED STOCKHOLDERS" THROUGHOUT THIS DOCUMENT. THAT MEANS ALL LABONE STOCKHOLDERS OTHER THAN HOLDINGS, OFFICERS AND DIRECTORS OF HOLDINGS AND BENEFICIAL OWNERS OF 10% OR MORE OF THE OUTSTANDING SHARES OF HOLDINGS COMMON STOCK.

                                 THE COMPANIES
LAB HOLDINGS, INC.
5000 West 95th Street
Suite 260, P.O. Box 7568
Shawnee Mission, Kansas 66207
(913) 648-3600
    Holdings is presently engaged in the business of managing its 80.5% interest in LabONE. Previously, Holdings owned interests in a number of other enterprises that have since been disposed of in a variety of transactions.
LABONE, INC.
10101 Renner Blvd.
Lenexa, Kansas 66219
(913) 888-1770
Internet address: www.LabONE.com
    LabONE is the largest provider of risk assessment laboratory testing services to the life insurance industry in the United States and Canada. It is a growing provider of clinical testing services for the healthcare industry and substance abuse testing services for employers. These services were recently expanded as a part of the LabONE diversification strategy in late 1998 to include insurance claims investigation services through the acquisition of Systematic Business Services, Inc. Services are primarily delivered from a newly constructed, centrally located, state-of-the art 268,000 square foot laboratory and office complex in the Kansas City metro area. The facility and site have been configured to accommodate LabONE's growth strategy. See pages 18 through 20.
                                   THE MERGER
REASONS FOR THE MERGER (SEE PAGES 29
  THROUGH 34)
    We believe the merger will position the LabONE business to grow:
    - through acquisitions,

    - the continued development of strategic relationships, and

    - internally.

    LabONE cannot effectively pursue this growth strategy under the current holding company structure. This is because the need of Holdings to own more than 80% of LabONE for tax purposes inhibits LabONE's ability to use its common stock for acquisitions and the building of other strategic relationships.

    The merger will allow Holdings stockholders to enjoy the benefits of a direct investment in the business of LabONE and its management while eliminating duplicate holding company management and administrative costs. The merger should also result in higher trading volumes, greater liquidity, a more efficient market and increased investor interest in the common stock of the combined company.

    Although we believe the merger is in your best interests, it will subject you to risks that are discussed under "Risk Factors." In particular, the merger is expected to result in additional goodwill that will negatively impact net earnings following the merger. Present dividend policies may also be adversely affected by implementation of the combined company's growth strategy and any debt incurred to finance the merger. See pages 13 through 17.

WHAT HOLDINGS STOCKHOLDERS WILL RETAIN IN THE MERGER (SEE PAGES 21, 22 AND 57)
    If you are a Holdings stockholder, you will receive in a stock split immediately before the merger one additional share of Holdings common stock for each two Holdings shares that you own at that time. The shares received by you in the stock split as well as the shares held by you at the time of the stock split will represent the same number of shares of the combined company after the merger. All shares held by you and all other Holdings stockholders after the merger will constitute about 78.9% of the combined company if all LabONE stockholders other than Holdings elect to receive only stock in the merger. If all those stockholders elect to exchange at least half of their shares for cash, then all Holdings stockholders will own about 88.2% of the combined company after the merger.
WHAT LABONE STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGES 22 AND 58)
    If you are a LabONE stockholder other than Holdings, you will receive one share of the common stock of the combined company for each share of LabONE common stock held at the time of the merger. However, you may instead elect to receive $12.75 in cash per share for all or a portion of your LabONE shares so long as the aggregate cash elections of all LabONE stockholders do not exceed $16.6 million (approximately 50% of eligible shares). If the cash elections exceed $16.6 million, then the cash will be allocated on a pro rata basis among the cash election shares. After the merger the LabONE stockholders will own about 21.1% of the combined company if none elect cash and about 11.8% if cash elections equal or exceed the $16.6 million cash limit.
FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 46 THROUGH 49)
    LABONE STOCKHOLDERS. If you are a LabONE stockholder, you should not recognize gain or loss for federal income tax purposes if you do not elect to receive cash in the merger. If you receive cash and stock in exchange for your LabONE shares you will recognize gain, but not loss, equal to the lesser of (x) the total gain realized by you on the exchange after taking into account the value of all the merger consideration received by you or (y) the amount of cash received. If you receive solely cash for your LabONE shares, you may also recognize gain. The gain that you recognize for your LabONE shares in the exchange may be capital gain or ordinary income, depending on your individual circumstances. Generally, the gain will be capital gain if the percentage of combined company common stock owned directly or constructively by you after the merger is less than 80% of the percentage that would have been owned directly or constructively by you if all LabONE shares had been exchanged for combined company common stock. Otherwise, the gain recognized likely will be treated as ordinary income. You are urged to consult with your tax advisor regarding your election rights in the merger.

    HOLDINGS STOCKHOLDERS. If you are a Holdings stockholder, you should not recognize gain or loss for federal income tax purposes in connection with the stock split or the merger, except to the extent of cash you receive in payment of any fractional share that may result from the stock split or from the exercise of dissenters' rights.

DISSENTERS' RIGHTS (SEE PAGES 50 THROUGH 52)

    If you are a Holdings stockholder, you have the right under Missouri law to dissent and obtain payment in cash of the fair value of your Holdings shares as of the day prior to the Holdings annual meeting. To exercise dissenters' rights, you must:

    - deliver a written objection to Holdings prior to or at the annual meeting;

    - not vote in favor of the merger agreement; and

    - deliver to the combined company within twenty (20) days after the merger a written demand for payment of the fair value of your Holdings shares.

    If you are a LabONE stockholder, you have no dissenters' rights with respect to the merger.

DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER (SEE PAGES 103 THROUGH 104)
    Upon completion of the merger, the board of the combined company will consist of nine present LabONE directors and three additional independent non-management directors nominated by the LabONE special committee and approved by Holdings. None of the present Holdings directors will continue in office.
    W.T Grant II, the current Chairman, President and Chief Executive Officer of LabONE, will be the Chairman, President and Chief Executive Officer of the combined company. The other present officers of LabONE will also continue to be officers of the combined company. None of the present Holdings officers and employees will continue in office following the merger.
AMENDMENTS TO HOLDINGS ARTICLES OF INCORPORATION AND BYLAWS (SEE PAGES 52 THROUGH 55 AND EXHIBIT B AND C TO THE MERGER AGREEMENT WHICH ARE MARKED TO SHOW PROPOSED CHANGES FROM HOLDINGS EXISTING DOCUMENTS)
    In the merger the following principal changes will be made to Holdings' articles and bylaws:
    - Holdings' name will be changed to "LabONE, Inc."
    - The authorized shares of common stock will be increased to reflect the number currently authorized by the LabONE certificate of incorporation.
    - The par value of capital stock will be reduced to $0.01 per share to reflect the current par value of LabONE shares.
    - An 80% vote of stockholders will be required for certain amendments to the articles of incorporation and bylaws.
    - Advance notice will be required for stockholder proposals or nominations for director.
    - A provision authorizing four-fifths (4/5) of outstanding shares to call a special meeting of stockholders will be eliminated.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 34 THROUGH 45 )

    In deciding to approve the merger, Holdings and the LabONE special committee each considered the opinion of its financial advisor as well as a number of other matters detailed on pages 34 through 45. Holdings received an opinion from Salomon Smith Barney Inc. as to the fairness to Holdings, from a financial point of view, of the consideration to be paid by Holdings in the merger as of March 7, 1999. The special committee received an opinion from U.S. Bancorp Piper Jaffray Inc. as to the fairness, from a financial point of view, of the merger consideration to the LabONE unaffiliated stockholders as of March 7, 1999. These opinions are not intended to be recommendations by either advisor as to how you should vote on any matters relating to the merger. The opinions are attached as Appendix B and C, and should be read carefully in their entirety.

CONDITIONS TO THE MERGER (SEE PAGES 61 THROUGH 63 AND THE MERGER AGREEMENT ATTACHED AS APPENDIX A)

    The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

    - approval of the proposed amendment to Article X of the Holdings articles of incorporation to change the definition of "Continuing Director Quorum" from nine continuing directors to two-thirds of the continuing directors;

    - approval by the Holdings stockholders, the LabONE stockholders, and a majority of the votes cast by the LabONE unaffiliated stockholders;

    - the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement;

    - receipt of a legal opinion from Holdings' counsel as to the tax consequences of the merger;
    - the holders of not more than 5% of the Holdings common stock shall have exercised dissenters' rights;
    - the stock split of Holdings shares shall have become effective;
    - the opinions of the financial advisors to the Holdings board or the special committee shall not have been materially modified in an adverse manner or withdrawn prior to the date of mailing of the proxy statement or related supplement; and
    - the merger will not trigger the vesting of outstanding LabONE stock options or warrants.
TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 67 THROUGH 68)
    Holdings and LabONE can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstances, including if any of the following occurs:
    - the merger is not completed by October 31, 1999, other than due to a breach of the merger agreement by the terminating party;
    - the stockholders of either company or the LabONE unaffiliated stockholders do not approve the merger agreement;
    - the stockholders of Holdings do not approve the amendment to Article X of the Holdings articles of incorporation;
    - the board of either company determines that termination is required due to the terms of an acquisition proposal made by some other person;
    - the financial advisor of the party withdraws or materially modifies in an adverse manner its fairness opinion prior to the date of mailing of this proxy statement or related supplement;

    - the board of directors of the other party to the merger agreement withdraws, modifies or changes its recommendation of the merger in a manner adverse to the other party;

    - a court or other governmental authority permanently prohibits the merger;
      or

    - a material inaccuracy in any representation or breach of certain covenants in the merger agreement is not cured within 30 days after notice.

                         SUMMARY FINANCIAL INFORMATION
    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Holdings and LabONE and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for LabONE are contained in its Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 87 and in the LabONE financial statements beginning on page F-1. These items for Holdings are contained in its annual, quarterly and other reports that Holdings has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 132.
             HOLDINGS HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 (AS RESTATED)
    The historical consolidated financial information for Holdings reflects the following items which you should consider in making period-to-period comparisons.
    - All per share information has been adjusted to reflect the 1.5 for one stock split which will occur immediately prior to the merger.
    - In 1997, Holdings distributed, as a dividend to its stockholders, all shares owned by Holdings of its subsidiary, Response Oncology, Inc.
    - In 1997, Holdings distributed, as a dividend to its stockholders, all of the outstanding shares of common stock of its wholly-owned subsidiary, SLH Corporation. In connection with this distribution, Holdings transferred its real estate and energy businesses and certain miscellaneous assets to SLH.
    - LabONE constructed a new facility in 1998 to house its laboratory, administrative and warehouse functions. Construction of the facility was financed through $20 million in industrial revenue bonds and cash.

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1999       1998       1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..........................................  $  27,328     23,333    102,227     78,926     61,878     75,246     86,027
Cost of sales..................................     15,651     12,959     56,720     42,017     35,488     46,059     51,489
Selling, general and administrative expenses...      9,188      7,997     34,101     35,270     29,767     36,702     36,199
Earnings (loss) from continuing operations.....        999      1,140      4,877     (8,103)    (4,226)    (1,826)      (276)
Basic earnings (loss) per share from continuing
  operations...................................        .10        .12        .50       (.83)      (.43)      (.19)      (.02)
Diluted earnings (loss) per share from
  continuing operations........................        .10        .11        .49       (.83)      (.43)      (.19)      (.02)

                                                   AS OF MARCH 31,                   AS OF DECEMBER 31,
                                                   ---------------  -----------------------------------------------------
                                                        1999          1998       1997       1996       1995       1994
                                                   ---------------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
BALANCE SHEET DATA:
Total assets.....................................     $  97,131        98,008     74,482    196,783    198,018    234,196
Long-term debt...................................        18,094        18,097         --         --         --          8
Stockholders' equity.............................        53,604        54,539     56,439    174,024    187,084    200,933
Cash dividends declared per common share.........           .20           .80        .80        .80        .80        .80

              LABONE HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 (AS RESTATED)
    The historical consolidated financial information for LabONE reflects the following item which you should consider in making period-to-period comparisons:
    - LabONE constructed a new facility in 1998 to house its laboratory, administrative and warehouse functions. Construction of the facility was financed through $20 million in industrial revenue bonds and cash.

                                                     THREE MONTHS ENDED
                                                         MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1999       1998       1998       1997       1996       1995       1994
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.............................................  $  27,328     23,333    102,227     78,926     59,432     57,029     60,726
Cost of sales.....................................     15,651     12,959     56,720     42,017     32,717     29,934     29,073
Selling, general and administrative expenses......      8,564      7,448     31,579     28,211     23,623     24,908     24,821
Net earnings......................................      1,853      1,917      8,888      1,898      2,868      2,797      5,687
Basic earnings per share..........................        .14        .15        .67        .14        .22        .21        .43
Diluted earnings per share........................        .14        .14        .67        .14        .22        .21        .43

                                                 AS OF MARCH 31,                   AS OF DECEMBER 31,
                                                 ---------------  -----------------------------------------------------
                                                      1999          1998       1997       1996       1995       1994
                                                 ---------------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
BALANCE SHEET DATA:
Total assets...................................     $  84,922        85,726     59,670     64,743     70,048     76,758
Long-term debt.................................        18,094        18,097         --         --         --         --
Stockholders' equity...........................        52,018        52,546     51,195     58,449     64,864     71,237
Cash dividends declared per common share.......           .18           .72        .72        .72        .72        .72

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
    The following summary unaudited pro forma financial information presents:
    - summary unaudited pro forma balance sheet data at March 31, 1999, giving effect to the merger as if the merger had been consummated on that date, and
    - summary unaudited pro forma operating data for the three months ended March 31, 1999 and for the year ended December 31, 1998, giving effect to the acquisition of minority interests as if the merger had been consummated on January 1, 1998.
    The merger will be accounted for as an acquisition of minority interests using the purchase method of accounting. The summary unaudited pro forma financial information shown below is provided for informational purposes only and should be read in conjunction with the separate audited consolidated financial statements and related notes of Holdings (which are incorporated herein by reference) and LabONE (which are included elsewhere in this joint proxy statement/prospectus). That information is based on certain assumptions and is not indicative of the results which actually would have occurred if the merger had been consummated on the dates indicated or which may be obtained in the future. See "Unaudited Pro Forma Condensed Financial Statements" on page 74 and "Accounting Treatment" on page 45.

                                                          THREE MONTHS ENDED
                                                            MARCH 31, 1999            YEAR ENDED DECEMBER 31, 1998
                                                    -------------------------------  ------------------------------
                                                     ASSUMES ALL     ASSUMES STOCK    ASSUMES ALL    ASSUMES STOCK
                                                        STOCK         AND MAXIMUM        STOCK        AND MAXIMUM
                                                      ELECTIONS     CASH ELECTIONS     ELECTIONS     CASH ELECTIONS
                                                    --------------  ---------------  --------------  --------------
                                                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.............................................    $   27,328          27,328          102,227         102,227
Cost of sales.....................................        15,651          15,651           56,720          56,720
Selling, general and administrative expenses......         9,219           9,252           34,218          34,351
Net earnings......................................         1,245           1,077            6,078           5,406
Basic earnings per share..........................           .10             .10              .49             .49
Diluted earnings per share........................           .10             .10              .49             .48

                                                                                   AS OF MARCH 31, 1999
                                                                          ---------------------------------------
                                                                           ASSUMES ALL
                                                                              STOCK          ASSUMES STOCK AND
                                                                            ELECTIONS     MAXIMUM CASH ELECTIONS
                                                                          --------------  -----------------------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................................................    $   23,546              20,546
Cash and short-term investments.........................................         9,995               6,995
Total assets............................................................       117,825             117,476
Current liabilities.....................................................        15,542              15,542
Long-term debt..........................................................        18,094              31,694
Stockholders' equity....................................................        83,939              69,990

                       COMPARATIVE PER SHARE INFORMATION
                           COMPARATIVE PER SHARE DATA
    The following table presents comparative per share information for Holdings and LabONE on a historical basis and on a pro forma and equivalent pro forma basis, assuming that the merger had occurred at the beginning of the period presented for earnings per common share, book value per common share and dividends per share. The Holdings historical per share information has been adjusted to reflect the 1.5 to one stock split which will occur immediately prior to the merger. Both Holdings and LabONE paid dividends during 1998 and the first quarter of 1999. The tables should be read in conjunction with the financial statements and notes thereto of Holdings that are incorporated by reference in this joint proxy statement/prospectus, the financial statements and notes thereto of LabONE included elsewhere in this joint proxy statement/prospectus and the unaudited pro forma financial statements and related notes thereto included elsewhere herein. See "Unaudited Pro Forma Condensed Financial Statements" on pages 74 through 79.

                                                                            THREE MONTHS ENDED         YEAR ENDED
                                                                              MARCH 31, 1999        DECEMBER 31, 1998
                                                                           ---------------------  ---------------------
HOLDINGS--HISTORICAL (AS RESTATED)
Book value per common share..............................................        $    5.51                   5.60
Basic earnings per common share..........................................              .10                    .50
Diluted earnings per common share........................................              .10                    .49
Cash dividends declared per share........................................              .20                    .80
HOLDINGS--PRO FORMA (UNAUDITED)
  (ALL STOCK ELECTIONS)
Book value per common share..............................................             6.81                   6.93
Basic earnings per common share..........................................              .10                    .49
Diluted earnings per common share........................................              .10                    .49
Cash dividends declared per share........................................              .20                    .78
HOLDINGS--PRO FORMA (UNAUDITED)
  (STOCK AND MAXIMUM CASH ELECTIONS)
Book value per common share..............................................             6.34                   6.48
Basic earnings per common share..........................................              .10                    .49
Diluted earnings per common share........................................              .10                    .48
Cash dividends declared per share........................................              .22                    .87
LABONE--HISTORICAL (AS RESTATED)
Book value per common share..............................................             3.91                   3.95
Basic earnings per common share..........................................              .14                    .67
Diluted earnings per common share........................................              .14                    .67
Cash dividends declared per share........................................              .18                    .72
LABONE--EQUIVALENT PRO FORMA (UNAUDITED)
  (ALL STOCK ELECTIONS)
Book value per common share..............................................             6.81                   6.93
Basic earnings per common share..........................................              .10                    .49
Diluted earnings per common share........................................              .10                    .49
Cash dividends declared per share........................................              .20                    .78
LABONE--EQUIVALENT PRO FORMA (UNAUDITED)
  (STOCK AND MAXIMUM CASH ELECTIONS)
Book value per common share..............................................             6.34                   6.48
Basic earnings per common share..........................................              .10                    .49
Diluted earnings per common share........................................              .10                    .48
Cash dividends declared per share........................................              .22                    .87

The LabONE equivalent pro forma per share amounts were calculated by multiplying the Holdings pro forma per share amounts by the exchange ratio of one share to one share.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
    HOLDINGS. The shares of Holdings common stock are listed for trading under the symbol "LABH" as a NASDAQ National Market issue on The NASDAQ Stock Market. The following table sets forth the quarterly high and low sales prices of Holdings common stock as reported by NASDAQ and cash dividends declared, in each case based on published financial sources. All per share information has been adjusted to reflect the 1.5 for one stock split which will occur immediately prior to the merger. The Holdings cash dividends do not reflect the dividend distributions in 1997 of SLH and Response which amounted to $10.20 per share.

                                                                 HOLDINGS COMMON STOCK
                                                        (AS ADJUSTED FOR PROPOSED STOCK SPLIT)
                                                       -----------------------------------------
                                                                               CASH DIVIDENDS
                                                         HIGH        LOW     DECLARED PER SHARE
                                                       ---------  ---------  -------------------
1997
  First quarter......................................  $   28.08      21.67             .20
  Second quarter.....................................      23.83      21.16             .20
  Third quarter......................................      23.83      15.33             .20
  Fourth quarter.....................................      17.67      13.33             .20
1998
  First quarter......................................      16.33      14.42             .20
  Second quarter.....................................      16.17      13.58             .20
  Third quarter......................................      15.67      10.17             .20
  Fourth quarter.....................................      12.42       9.33             .20
1999
  First quarter......................................      12.75      10.08             .20
  Second quarter.....................................      11.33       7.92             .20

On March 5, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Holdings common stock on The NASDAQ Stock Market was $10.71 per share, after adjustment for the proposed 1.5 for one stock split. On June 30, 1999, the reported closing price was $9.25 after adjustment for the proposed 1.5 for one stock split.

    LABONE. The shares of LabONE common stock are listed for trading under the symbol "LABS" as a NASDAQ National Market issue on The NASDAQ Stock Market. The following table sets forth the quarterly high and low sales prices of LabONE common stock as reported by NASDAQ and dividends declared, in each case based on published financial sources.

                                                                  LABONE COMMON STOCK
                                                       -----------------------------------------
                                                                               CASH DIVIDENDS
                                                         HIGH        LOW     DECLARED PER SHARE
                                                       ---------  ---------  -------------------
1997
  First quarter......................................  $   20.00      16.25             .18
  Second quarter.....................................      18.50      15.25             .18
  Third quarter......................................      18.75      15.38             .18
  Fourth quarter.....................................      18.50      15.13             .18
1998
  First quarter......................................      18.25      15.75             .18
  Second quarter.....................................      18.50      16.63             .18
  Third quarter......................................      17.13      11.50             .18
  Fourth quarter.....................................      16.75       9.25             .18
1999
  First quarter......................................      13.50       9.75             .18
  Second quarter.....................................      13.00       9.50             .18

On March 5, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of LabONE common stock on The NASDAQ Stock Market was $10.88 per share. On June 30, 1999, the reported closing price was $10.25.

                                  RISK FACTORS

                       RISK FACTORS REGARDING THE MERGER

    In addition to the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" on page 17 and the other information included in this document, the Holdings and LabONE stockholders should consider the following risk factors carefully in determining whether to approve the merger.

FOLLOWING THE MERGER, THE EARNINGS OF THE COMBINED COMPANY WILL BE REDUCED BY THE AMORTIZATION OF GOODWILL ARISING FROM THE MERGER AND HOLDINGS HISTORICAL GOODWILL.

    For accounting purposes, we estimate that the merger will add from $22.4 million to $25.1 million of goodwill to our post merger balance sheet. The amortization of this transaction goodwill will reduce our future earnings. This transaction goodwill arises due to the difference between the cost of acquiring the LabONE shares in the merger and the fair value of the LabONE net assets allocated to those shares. We expect to amortize the transaction goodwill over twenty years at an annual rate ranging from about $1.1 million (assuming no cash elections) to $1.3 million (assuming maximum cash elections). Our post merger balance sheet will also reflect existing or "historical" goodwill that is currently a Holdings asset that has resulted from Holdings prior acquisitions of LabONE common stock. The historical goodwill at March 31, 1999 was $6 million and is being amortized at the rate of about $1.5 million per year until April 2003.

    The earnings of your LabONE common stock have not previously been affected by the transaction goodwill or Holdings historical goodwill. However, following the merger this goodwill will reduce earnings of the combined company at the annual rate of $2.6 million (assuming no cash elections) to $2.8 million (assuming maximum cash elections) until April 2003, and thereafter at $1.1 to $1.3 million per year until the 20th anniversary of the merger. Although these future charges against earnings would not reduce cash generated from operations, they could depress the market price of combined company common stock following the merger. This could be the case if our post merger stock prices are influenced by investors that focus primarily on the issuer's net earnings rather than earnings before interest, taxes, depreciation and amortization.

    The impact of this goodwill will be different if you are a Holdings stockholder. The earnings of Holdings are already being affected by the Holdings historical goodwill. The impact on Holdings' stockholders of the annual $1.1 to $1.3 million of transaction goodwill will be lessened by the elimination of Holdings' management and administrative expenses of approximately $1 million per year.

    The amounts reflected in this discussion are on a pro forma or hypothetical basis as if the merger had occurred as shown in the pro forma financial statements included in this document on pages 74 through 79. The actual amount of goodwill that will be incurred in the merger will depend on the number of combined company shares issued in the merger, the actual amount of transaction costs and the fair value of the LabONE net assets at the time of the merger.

BECAUSE THE MERGER CONSIDERATION WAS FIXED ON THE DATE OF THE MERGER AGREEMENT, LABONE STOCKHOLDERS MAY RECEIVE HOLDINGS STOCK THAT IS HIGHER OR LOWER IN MARKET VALUE THAN THE MARKET VALUE OF THE SHARES ON THE DATE OF THE MERGER AGREEMENT.

    Because the merger consideration was fixed on the date of the merger agreement, you will receive a fixed number of shares of combined company common stock for your LabONE shares that are not exchanged for cash, rather than a number of shares of combined company common stock with a particular fixed market value. The market values of Holdings and LabONE common stock at the time of the merger could vary significantly from their prices on the date of the merger agreement. Because the merger consideration will not be adjusted to reflect any changes in the market value of Holdings or

LabONE common stock, the market value of the combined company common stock that you receive for your LabONE common stock may be higher or lower than the market value of those shares on the date of the merger agreement.

THE LABONE DIVERSIFICATION AND GROWTH STRATEGIES MAY NOT PRODUCE DESIRED
RESULTS.

    A principal purpose of the merger is to make it easier for LabONE to pursue its growth strategy, which includes acquiring ongoing businesses and entering into strategic alliances. We cannot guarantee that we will be able to continue growing, through this growth strategy or otherwise. Our strategy to acquire ongoing businesses involves significant risks. We may not be able to acquire attractive businesses on reasonable terms. If we acquire a business, we may have difficulty in integrating that business with our existing operations. In addition, the key personnel of the acquired business may decide not to work for us. These difficulties could disrupt our ongoing operations, distract our management and employees and increase our expenses. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders. These risks, together with the inability to use pooling of interests accounting for future acquisitions as described below, could result in negative rather than positive results.

THE EXPECTED ELIMINATION OF POOLING OF INTERESTS ACCOUNTING COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MAKE ACQUISITIONS.

    On April 21, 1999, the Financial Accounting Standards Board publicly announced that it plans to eliminate pooling of interests accounting for acquisitions initiated after it issues a final standard on this subject, which it expects to do in late 2000. Pooling of interests accounting now applies to certain acquisitions funded with stock, while purchase accounting applies to most other types of acquisitions. As a result, acquisitions through the issuance of additional shares of our stock that would otherwise qualify for pooling accounting and that are initiated after issuance of the final standard by the FASB would have to be accounted for using the purchase method of accounting. Use of the purchase method of accounting for such acquisitions creates an intangible goodwill asset to the extent that the cost of the acquisition exceeds the fair value of the assets acquired. The goodwill must be amortized over periods of up to 40 years, thereby reducing earnings by the amount of the periodic charge. The FASB has indicated that it may issue standards shortening the permitted time period over which goodwill created through acquisitions may be amortized. This would further increase the amount of the periodic charge against earnings. We expect that the anticipated requirement to use purchase accounting for all acquisitions or the shortening of the amortization period for acquisition goodwill will make fewer acquisition opportunities feasible for us due to their possible dilutive effect on future earnings. If the merger is consummated our growth strategy is likely to include efforts to initiate an acquisition that would qualify for pooling accounting before the issuance of any final FASB standard. However, we cannot give any assurance that we can do this or that we will be able to satisfy the otherwise strict technical requirements that must be met to qualify for pooling accounting under the present standards.

THE COMBINED COMPANY WILL HAVE INCREASED DEBT SERVICE OBLIGATIONS THAT MAY PREVENT US FROM PURSUING FUTURE ACQUISITIONS.

    We expect to borrow up to $13.6 million to satisfy cash elections by LabONE stockholders in the merger in excess of $3 million. Additional cash could be needed to the extent that any Holdings' stockholders perfect dissenters' rights. Although we don't expect the additional borrowings to negatively impact earnings per share due to a reduction in shares outstanding, they will increase our annual interest expense and subject us to the normal risks associated with debt financing. The additional debt could also impair our ability to pursue acquisition and growth strategies that would otherwise be available and could impact our future operating results if we borrow additional funds to complete acquisitions in the future.

THERE IS NO ASSURANCE THAT REGULAR QUARTERLY DIVIDENDS WILL CONTINUE AT PRE MERGER LEVELS.

    The current board of directors of LabONE has no plans to cause the combined company to discontinue or reduce Holdings' current $0.30 per share quarterly dividend ($0.20 after the proposed stock split). However, after the merger, that decision will be made by the new board of directors of the combined company, a majority of whom will be independent non-management directors. Although nine of the twelve current LabONE directors are expected to continue as directors of the combined company, we cannot predict what decisions may be made by that board in the future. Any decision by that board will be based upon the financial condition, operating results, and liquidity of the combined company and numerous other factors. In addition, our pursuit of the LabONE growth and diversification strategy, the increased debt that is expected to result from the merger, any changes in the market for our products and services, negative developments caused by other risks described in this document or other factors could influence the board of the combined company to reduce or eliminate the quarterly dividend.

                         RISK FACTORS REGARDING LABONE

    In addition to the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" on page 17 and the other information included in this document, stockholders should consider the following risk factors relating to LabONE's business in determining whether to elect to receive cash instead of shares of the combined company in the merger.

LABONE'S CLINICAL TESTING BUSINESS MAY NOT BECOME PROFITABLE UNLESS WE INCREASE THE NUMBER OF CLINICAL TESTS WE PERFORM.

    LabONE is incurring substantial costs in expanding its business to provide clinical testing services to the healthcare industry. These costs resulted in an operating loss for our clinical testing business of $6.2 million in 1998, after including the business' share of allocated corporate overhead. The expenses associated with this business, particularly labor costs for our testing work force, are relatively fixed over the short term. The primary means of increasing our profit margin is to increase the volume of tests we perform. Although we have been successful to date in marketing our clinical testing services, we cannot guarantee that the revenues in this business will continue to grow at historical rates. If revenues do not continue to grow, our clinical testing business will not become profitable.

ANY ADVERSE CHANGE IN THE NUMBER AND TYPES OF TESTS ORDERED BY LIFE INSURANCE COMPANIES COULD REDUCE LABONE'S PROFITS.

    A major part of LabONE's business is providing risk-appraisal laboratory testing services to the life insurance industry. The life insurance testing business is our only currently profitable business. The level of demand for testing services from the insurance industry is determined by a number of factors, including

    - the number of life insurance applications written,

    - the policy amount thresholds at which insurance companies order testing,

    - the type and costs of tests requested,

    - testing innovations approved by the Food and Drug Administration,

    - the extent to which insurance companies may create in-house testing facilities, and

    - the development in the future of suitable on-site rapid assay testing products that eliminate the need for centralized testing.

Many of these factors are beyond our control. Any adverse changes in life insurance industry demand for testing services could significantly reduce our profits.

INCREASING PRICE COMPETITION IN THE LIFE INSURANCE TESTING BUSINESS COULD REDUCE LABONE'S PROFITS.

    LabONE has competed in the life insurance testing business by offering more complete and higher quality services than our competitors at competitive prices. Many of our competitors are attempting to charge lower prices than us. If they continue to lower prices and our customers refuse to pay higher prices for better service, our profits will be reduced. See "Competition" on page 84.

LABONE'S LABORATORY TESTING SERVICES CREATE A RISK OF LEGAL LIABILITY.

    LabONE clients rely on the accuracy of our testing to make significant insurance, treatment and hiring and firing decisions. We could be required to pay substantial damages if the number of reports containing false positive or false negative results increased. In addition, federal and state laws regulate disclosure of specimen testing results. If we do not adequately protect the confidentiality of test subjects, we could incur significant liability. LabONE has insurance to cover these types of claims, but we cannot guarantee that this coverage is adequate. Any uninsured claims could adversely affect our profits and financial condition. See "Information Regarding LabONE" on page 80.

ANY DISRUPTION IN EXPRESS DELIVERY SERVICE COULD HARM LABONE'S BUSINESS.

    LabONE generally relies on express couriers to transport specimens to its laboratory quickly and safely. A disruption in these couriers' business resulting from a labor dispute or other event could harm our business.

ANY FAILURE BY LABONE OR ITS CUSTOMERS OR SUPPLIERS TO BE YEAR 2000 COMPLIANT COULD SEVERELY DISRUPT LABONE'S BUSINESS AND ADVERSELY AFFECT LABONE'S RESULTS OF OPERATIONS.

    LabONE uses a significant number of computer systems and software programs in its operations. LabONE has established an oversight committee to review both internal compliance and the Year 2000 preparation and contingency plans of its clients and vendors. See "Year 2000" on page 92. We expect to complete the Year 2000 compliance program by the end of the second quarter of 1999. However, we cannot guarantee that the adjustments to our computer systems will completely eliminate all Year 2000 problems. Nor, can we guarantee that the systems of our clients and vendors will be Year 2000 compliant or that their Year 2000 conversions will be compatible with our computer systems. Year 2000 problems that are not corrected could severely disrupt our business and adversely affect our results of operations.

THE DEVELOPMENT AND APPROVAL OF COMPETITIVE ON-SITE RAPID ASSAY TESTS COULD HINDER LABONE'S CONTINUED GROWTH.

    LabONE serves its customers through laboratory based testing facilities. Although there are some on-site rapid assay testing products in the marketplace, rapid assays have not achieved broad market acceptance due to the high cost of such assays, difficulties in maintaining the confidentiality of tests, liability concerns, less accurate testing results and the absence of a broad testing menu. If more competitive assays become available, such products could be substituted for laboratory-based testing and have an adverse impact on our financial condition and results of operations.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Holdings and LabONE have made forward-looking statements in this document, and in the other documents that we refer to in this document. Forward-looking statements are statements that are not historical in nature and can often be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates" or "anticipates," variations of these words or similar expressions. Examples of forward-looking statements include:

    - pro forma financial statements and projections relating to revenues, income or loss, earnings or loss per share, financial condition, capital expenditures, the payment or non-payment of dividends, and other financial items;

    - statements of plans and objectives;

    - statements of future economic performance; and

    - statements of the assumptions underlying these statements.

    Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Future results of operations, financial condition, business and stock values of Holdings, LabONE and the combined company may be materially different from those described in these forward-looking statements. Stockholders of Holdings and LabONE are cautioned not to put undue reliance on any forward-looking statement.

    Among the factors that could cause actual results to be materially different from those described in the forward-looking statements are the following:

    - materially adverse changes in general economic conditions or in the markets served by LabONE;

    - LabONE's ability to successfully market its services to new customers in new markets;

    - the volume, pricing and mix of laboratory tests performed by LabONE;

    - the ability of LabONE to complete and integrate appropriate acquisitions, strategic alliances and joint ventures;

    - acquisition costs, restructuring and other charges associated with acquisitions;

    - changes in LabONE's management personnel;

    - the ability of LabONE to obtain and maintain all certifications required by its customers; and

    - future changes in laws and regulations, including regulations affecting government reimbursement for clinical laboratory testing, and regulations governing anti-fraud and abuse, drug testing, and environmental and occupational safety.

    We have described under "Risk Factors" additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this document could also have this effect.

    All forward-looking statements made in this document are made as of the date of this document. Holdings and LabONE may not publicly update or correct any of these forward-looking statements in the future.

                             LABONE GROWTH STRATEGY

    LabONE has developed an integrated strategy designed to significantly increase its growth, which is described below. For the reasons set forth below and elsewhere in this joint proxy statement/prospectus, both LabONE and Holdings believe that the merger is essential to the execution of several important elements of this growth strategy. See "Background of the Merger," "Holdings' Reasons for the Merger and Recommendations of its Board" and "LabONE's Reasons for the Merger and Recommendation of its Board" on pages 23 to 34.

INTERNAL GROWTH

    LabONE plans to continue to implement existing internal growth strategies which have focused on

    - increasing efficiency and cost-effectiveness in providing high quality laboratory testing services at very competitive prices, and

    - gaining increased market share in the substance abuse and clinical testing market segments which it entered in 1994.

    LabONE's primary strategy for creating significant internal growth is through the continued expansion of its benefit management program and LabCard-Registered Trademark-. LabCard is a vehicle for delivering outpatient laboratory services and is marketed to healthcare payers (self-insured employers and other groups, health maintenance organizations and insurance companies). The LabCard provides laboratory testing at reduced rates, as compared to traditional laboratories, using a unique benefits design that shares the cost savings with the patient. The patient incurs no out-of-pocket expense when the LabCard is used and the healthcare payer receives substantial savings on its laboratory charges.

ACQUISITIONS

    LabONE recently moved into a new 268,000 square foot, custom designed facility located in Lenexa, Kansas that consolidates its laboratory, administrative and warehouse facilities and functions into one building. This new facility improves the efficiency of our operations and approximately doubles our capacity. We now have the capacity to acquire other laboratory testing companies and achieve cost savings by consolidating their less efficient operations and serving their customers from this single location. If we are successful in acquiring less efficient laboratory operations at reasonable prices, the economies of scale arising from our expanded laboratory capacity should enable us to compete more effectively on price, service and quality.

    Customers in each of the market segments which LabONE serves are struggling with ways to increase their competitiveness by lowering their overhead costs and increasing their efficiency. We believe we can successfully differentiate ourself from our competitors by actively assisting our customers in meeting these challenges through integrated services that collect, warehouse and manage healthcare and insurance risk data.

    LabONE supplies greater value to its customers in this regard by offering complementary data collection and storage services that eliminate the customer's need to maintain an in-house staff to collect certain kinds of data that are essential to conducting the customer's business. A prime illustration of this approach is our recent acquisition of Systematic Business Services, Inc. Systematic Business Services provides telephone inspections, motor vehicle reports, attending physician statements and claims investigation services which are routinely required by life and health insurers nationwide. Systematic Business Services is cost-effective in delivering this data because of its specialization, expertise and economies of scale that are very difficult for our customers to duplicate with an in-house staff. We believe that other acquisition opportunities exist which would permit us to offer complementary services providing similar benefits to our customers. Broadening the array of such services should provide us with a unique advantage in our markets and provide opportunities to increase the volume of our business and improve profit margins.

    LabONE also delivers greater value to its customers by reducing the cost burden of managing the voluminous paper records that historically have been necessary to conduct their businesses and satisfy regulatory requirements. The data we collect and our testing results are each deliverable electronically via reports and formats that are readily capable of being customized to meet the needs of customers through an automated link between our custom-designed laboratory and business processing system and customers' computer systems. As a result, our customers can significantly reduce their data collection and storage costs, streamline their information processes and improve their efficiency and reliability, which should serve to further strengthen our position with each customer. This capability also may enable our customers to comply more cost-effectively with the requirements of the Health Insurance Portability and Accountability Act of 1996 and regulations under that act that may be required as early as the fall of 2001. The Health Insurance Portability and Accountability Act will require many customers to convert healthcare information to electronic form that state law had previously required to be maintained in paper form. The competitive advantage derived from customers' reliance on our capabilities as a collector, warehouse and manager of healthcare and risk management data should increase as we augment the scope of our service offerings through acquisitions of complementary businesses.

    LabONE believes that its acquisition strategy will be enhanced significantly by the ability to offer its common stock as part or all of the consideration for the acquisition of other laboratory testing companies and companies with complementary service offerings. Many of these candidates do not have substantial tangible assets and the acquisition of such companies for cash would create significant goodwill because the purchase price is likely to be determined as a multiple of the acquired company's earnings or cash flow. If the merger with Holdings is completed, LabONE would be able to account for certain acquisitions using its common stock on a pooling-of-interests basis prior to the elimination of that method of accounting by the FASB, which is expected to occur in late 2000. Accounting for an acquisition using pooling, rather than the purchase accounting method currently required to be used by LabONE and which will be required after pooling is eliminated, avoids the creation of goodwill and the resulting dilution of LabONE's future earnings. Completion of the merger would also eliminate the present adverse effect on Holdings that would result from acquisitions using LabONE common stock due to the potential loss of Holdings' eligibility to file consolidated income tax returns. Without the ability to use its common stock to effect acquisitions, and to use pooling-of-interests accounting to account for them prior to its expected elimination in late 2000, LabONE believes it will be at a significant disadvantage in competing for acquisition candidates in order to participate in the consolidation of the clinical and substance abuse laboratory testing markets which it believes will occur in the next few years. LabONE currently has no plans, understandings, agreements or arrangements for any such acquisition.

STRATEGIC ALLIANCES

    LabONE believes that strategic alliances offer important opportunities to facilitate its growth. The purpose of such alliances is to align the incentives of LabONE and its strategic partners in order to expand business opportunities for their mutual benefit. We believe that an important means of aligning our interests and those of our strategic partners is the issuance to them of LabONE common stock or warrants to purchase common stock.

    LabONE has entered into strategic alliances with companies engaged in claims processing and marketing that are focused on serving numerous customers that are too small for LabONE to market directly. LabONE has issued medium term performance warrants to purchase LabONE common stock to these types of companies, quarterly installments of which do not become exercisable unless specified performance standards are met. These performance standards are designed to ensure that sufficient profitability is achieved for LabONE to avoid dilution of its earnings per share when the warrants are exercised. We believe that the performance incentive inherent in these warrants should enable us to generate significant additional revenues and differentiates LabONE from its competitors who typically offer only cash-based fees for services. In 1998, LabONE issued performance warrants to purchase an aggregate of 1,000,000 shares of common stock in connection with two marketing agreements. On May 14, 1999, LabONE issued an additional performance warrant to purchase 500,000 shares of its common stock in connection with a new multi-year marketing agreement with HealthPlan Services Corporation.

    Warrants may also be used by LabONE to obtain technology in order to provide competitive advantage to LabONE's business. Businesses possessing such technology frequently want to participate in its economic benefits as its value is proven over time. The issuance of warrants or other contractual rights to receive common stock of LabONE would enable LabONE and such businesses to share the upside potential of such technology while reducing the substantial financial pressure that might otherwise be caused if cash were used to acquire such technology.

    A recent illustration of this strategy is LabONE's issuance on May 14, 1999, of a 50,000 share non performance based warrant to STC Technologies, Inc., in connection with a Distribution Agreement entered into between LabONE and STC Technologies. Under the Distribution Agreement,, STC Technologies appointed LabONE as its exclusive distributor in the North American workplace testing market for its new product line that is designed to identify illicit drug abuse through oral fluids rather than urine or blood samples.

    LabONE believes that there are many other opportunities to create strategic alliances that would improve marketing capabilities, capture leading technology or provide other types of competitive advantage. Our ability to pursue those opportunities is currently constrained by Holdings' need to maintain its ownership in excess of 80% of LabONE's outstanding common stock so that it can file consolidated income tax returns for itself and LabONE. The merger would permit this constraint to be eliminated and should result in higher trading volumes, greater liquidity, a more efficient market and increased investor interest in the common stock of the combined company. We believe that the resulting enhanced efficiency of the market for our common stock should increase the relative attractiveness of the stock as an inducement for potential strategic partners to enter into alliances and should improve the incentive for enhanced performance inherent in such alliances.

    By providing LabONE management with the opportunity to effect acquisitions and strategic alliances with common stock, the enhanced growth potential of the common stock is also expected to increase the performance incentive inherent in stock options and other equity-based management incentive programs. We believe that the ability to offer common stock with enhanced growth characteristics should increase the likelihood of our retaining the management of acquired companies and attracting new management talent in order to improve our operating performance.

                              THE PROPOSED MERGER

GENERAL

    Holdings and LabONE are furnishing this document to their stockholders in connection with the solicitation of proxies by their Boards of Directors for use at their annual meetings of their stockholders and at any adjournments or postponements thereof.

    HOLDINGS ANNUAL MEETING.

    At the Holdings annual meeting, Holdings stockholders will be asked to vote on the following proposals:

                                                                                  NUMBER OF VOTES "FOR"
                                 PROPOSAL                                      NEEDED TO APPROVE PROPOSAL
           -----------------------------------------------------  -----------------------------------------------------

           -  to adopt the Agreement and Plan of Merger, as       2/3 of shares outstanding on June 24, 1999
              amended, dated as of March 7, 1999

           -  to change the definition of "Continuing Director    majority of shares outstanding on June 24, 1999
              Quorum" in Article X of the articles of
              incorporation as described under "Holdings Annual
              Meeting Proposals" on page 129

           -  to confirm the board's appointment of independent   majority of votes cast
              public accountants for 1999

           -  to elect directors to serve in the event that the   plurality of votes cast with shares being voted
              merger is not effected.                             cumulatively

    The presence, in person or by proxy, of the holders of a majority of the common stock is necessary to constitute a quorum for the conduct of the meeting. See "Holdings Annual Meeting" on page 69, "Quorum" on page 70 and "Holdings Annual Meeting Proposals" on page 128.

    LABONE ANNUAL MEETING.

    At the LabONE meeting, LabONE stockholders will be asked to vote upon the following proposals:

                                                                                  NUMBER OF VOTES "FOR"
                                 PROPOSAL                                      NEEDED TO APPROVE PROPOSAL
           -----------------------------------------------------  -----------------------------------------------------

           -  to adopt the Agreement and Plan of Merger, as       majority of shares outstanding on June 24, 1999 and
              amended, dated as of March 7, 1999                  majority of votes cast for or against proposal by
                                                                  LabONE unaffiliated stockholders

           -  to elect twelve directors                           plurality of votes cast

           -  to confirm the board's appointment of independent   majority of votes cast
              public accountants for 1999.

    The presence, in person or by proxy, of the holders of a majority of the common stock is necessary to constitute a quorum for the conduct of the meeting. See "LabONE Annual Meeting of Stockholders" at page 70, "Quorum" on page 70 and "LabONE Annual Meeting Proposals" at page 107.

THE HOLDINGS STOCK SPLIT

    The merger agreement provides that, prior to the effective time of the merger, the Holdings board will declare a stock split payable as a dividend so that, immediately prior to the effective time, each issued and outstanding share of Holdings common stock shall be automatically converted into 1.5 shares of Holdings common stock. The dividend will not be paid unless all conditions to the merger have been satisfied. It will then be payable after the merger in common stock of the combined company to holders of record of Holdings common stock immediately prior to the merger. Based on the present schedule, the dividend is expected to be paid on August 19, 1999 to holders of record on August 9, 1999, if the merger occurs on August 10, 1999.

EXCHANGE OF LABONE SHARES AND CASH ELECTIONS

    MERGER CONSIDERATION FOR LABONE COMMON STOCK. If you are a record holder of LabONE common stock immediately prior to the effective time you may elect to receive either:

    - a cash price per share equal to $12.75;

    - one (1) share of combined company common stock; or

    - a combination of cash and shares.

    If you fail to make a timely election to receive cash for your shares, you will receive combined company common stock for all of your LabONE common stock.

    If you elect to receive cash for some or all of your LabONE shares, the number of your shares that will be converted into cash is dependent on the maximum amount payable in cash with respect to all shares of LabONE common stock. That maximum amount may not exceed $16,600,000 in the aggregate. If the amount payable in cash with respect to shares of all holders who make cash elections exceeds the maximum cash payment amount, then your cash election shares will be converted into the right to receive a combination of combined company common stock and cash in proportion to $16.6 million divided by the aggregate amount of all valid cash elections. See "The Merger Agreement--Conversion of LabONE Common Stock Into Shares of the Combined Company or Cash" on page 58.

    FOR EXAMPLE--if all cash elections amount to $20,000,000 and you elected all cash for 100 of your shares, you would receive cash for 83 LabONE shares and combined company stock for 17 of your LabONE shares as follows:

$16,600,000/$20,000,000 = .83 x 100 shares =83 shares x $12.75 = $1,058 in cash and .17 x 100 shares = 17 shares of combined company common stock

    A form for making your election accompanies the delivery of this document if you are a stockholder of record. The form includes instructions for completing the form and returning it with your LabONE stock certificate if you are making a cash election. If your shares are held in "street name" by a broker or other nominee you should receive a form from them as to how you may make a cash election.

    PROPERLY COMPLETED CASH ELECTIONS MUST BE RECEIVED BY AMERICAN STOCK TRANSFER & TRUST COMPANY BEFORE 10:00 A.M. NEW YORK CITY TIME ON AUGUST 9, 1999, TO BE EFFECTIVE. LABONE SHARES THAT ARE NOT COVERED BY AN EFFECTIVE CASH ELECTION WILL BE CONVERTED INTO SHARES OF THE COMBINED COMPANY ONLY.

STOCK OPTIONS AND WARRANTS

    LABONE OPTIONS AND WARRANTS. As the surviving corporation, Holdings will assume each outstanding option or warrant to purchase LabONE common stock that is outstanding at the effective time, whether or not then exercisable. Those options and warrants will become options and warrants to purchase the same number of shares of common stock of the combined company, at the same price and on the same terms as are provided in the existing option agreements for the purchase of LabONE common stock. In addition, the merger agreement contemplates that no option or warrant will vest or become exercisable as a result of the merger.

    HOLDINGS STOCK OPTIONS. At the effective time, stock options issued under the Holdings 1997 Directors' Stock Option Plan will be adjusted to reflect the
1.5 for 1 stock split. Approval of the merger agreement will also effect a ratification of action taken by the Holdings board on August 27, 1998, that amended the Plan and outstanding options so that they could be exercised by the optionee at any time until the end of the term of the option following the termination of director status due to a merger such as the merger, contemplated by the merger agreement. See "Interests of Certain Persons in the Merger" on page 49.

BACKGROUND OF THE MERGER

    Following the sale of its insurance operations in 1990, Holdings was a diversified holding company whose assets consisted primarily of a majority interest in LabONE, a substantial ownership position in Response Oncology, Inc., a publicly traded oncology management business, and several investments in healthcare and insurance services businesses, as well as real estate and energy ventures. In early 1995, Holdings announced that it would begin to explore strategic alternatives designed to increase the value of its common stock. One of the strategies that was discussed was a possible merger of Holdings into LabONE.

    Following Holdings' announcement that it would explore strategic alternatives, including a possible merger of Holdings into LabONE, on February 10, 1995, the board of directors of LabONE established a special committee consisting of independent non-management members of the LabONE board of directors to consider and act upon any merger or reorganization proposal presented to LabONE by Holdings. The LabONE board also authorized the special committee to engage independent legal and financial advisers. The special committee retained Stinson, Mag & Fizzell in May 1995 as its independent legal adviser and U.S. Bancorp Piper Jaffray in April 1997 as its independent financial adviser.

    At the request of the special committee's legal adviser, the LabONE board of directors expanded the authority of the special committee on August 4, 1995 to exercise all powers of the board for the purposes of representing solely the interests of LabONE and the LabONE unaffiliated stockholders in all respects in connection with any potential transaction whereby, directly or through one or more affiliates:

    - Holdings would make any proposal or offer for a merger, consolidation or other business combination or reorganization involving LabONE, or

    - a third party would make any other proposal or offer (whether by tender or exchange offer or otherwise) to acquire the LabONE common stock or all or substantially all of the assets of LabONE or its subsidiaries.

    The expanded authority also authorized the special committee to:

    - investigate, evaluate and analyze transaction proposals,

    - negotiate the terms and conditions of such proposals for the benefit of the LabONE unaffiliated stockholders,

    - determine after such negotiation whether such proposal would be in the best interest of LabONE and the LabONE unaffiliated stockholders,

    - approve or reject such proposal, and

    - make a recommendation to the LabONE board or the LabONE unaffiliated stockholders that they should or should not vote in favor of such proposal.

    By the end of March 1997, Holdings had disposed of or had made arrangements for the disposition of all of its assets other than its interest in LabONE and about $7 million of cash and cash equivalents. On April 10, 1997, Holdings proposed to the special committee that Holdings be merged downstream into LabONE to enhance LabONE's opportunities for growth and to provide Holdings stockholders with a direct investment in LabONE. The proposal contemplated that each share of Holdings common stock would be converted into 1.65 shares of LabONE common stock after first distributing all of its cash and other assets to Holdings' stockholders.

    On July 1, 1997, Holdings terminated those merger discussions following a determination that a merger with either entity surviving would have to be accounted for as a purchase transaction rather than as a pooling of interests as had been originally contemplated. Accordingly, either an upstream or a downstream merger of the two companies would reduce earnings of the combined company due to the addition of a significant amount of amortizable goodwill to the balance sheet of the combined company. The goodwill would arise from the transaction itself--"transaction goodwill"--and from existing or "historical goodwill" accrued by Holdings from its prior purchases of LabONE common stock. At that time, Holdings believed that the stockholders of both companies would be better served by continuing the existing holding company structure under a strategy designed to reduce Holdings' management and administrative expenses.

    Consistent with this strategy, Holdings restructured its board and management in September 1997. The board was reduced from eleven to the four present directors, none of whom hold any office or position with LabONE. Mr. Jacobs was also elected to replace Mr. Grant as the Chief Executive Officer of Holdings, while Mr. Grant continued in office as the Chairman, President and Chief Executive Officer of LabONE. The reduction in the number of directors and officers and a contract with a former Holdings subsidiary (then known as SLH Corporation) to provide Holdings with administrative services for $75,000 per annum enabled Holdings to reduce management and administrative expenses from prior levels.

    On August 6, 1998, Mr. Grant, advised Mr. Jacobs that he believed that LabONE would be interested in resuming merger discussions. Mr. Grant stated that it would be desirable for LabONE to pursue a growth strategy that could involve the use of LabONE stock for acquisitions in view of the need for critical mass and economies of scale and the anticipated consolidation of the industry. He further noted that, as a subsidiary, acquisitions by LabONE could not be accounted for under the pooling of interests method of accounting and that, without such accounting treatment, many acquisition opportunities would be unrealistic. Management of LabONE had therefore concluded that the advantages of combining Holdings and LabONE could potentially justify the effect that amortization of transaction and historical goodwill would have on the earnings of the combined company.

    On August 13, 1998, Holdings management and Lathrop & Gage L.C., Holdings' legal counsel, met with LabONE management and Morrison & Hecker, LLP, outside general counsel to LabONE. The meeting, followed regularly scheduled meetings of the Boards of Directors of both companies at LabONE's offices. During the meeting, LabONE management discussed a variety of growth opportunities that would be consistent with LabONE's diversification strategy. LabONE management explained that the current parent-subsidiary structure between Holdings and LabONE was a significant impediment to the pursuit of this diversification strategy. That structure made it impossible for LabONE to utilize pooling of interests accounting with respect to potential acquisitions. It was recognized that the combination would also eliminate the need of Holdings to continue its strategy of owning a minimum of 80% of LabONE common stock for tax reasons. That strategy was inconsistent with the strategy of LabONE to use its stock for acquisitions and the building of other strategic relationships.

    Following the meeting, the Holdings board concluded that resuming merger discussions would be advisable. The August 6, 1998 merger of SLH Corporation and Syntroleum Corporation resulted in the termination of the contract under which SLH Corporation was providing management and administrative services to Holdings for $75,000 per annum. As a consequence, Holdings was required to engage a staff of full time employees and to bear all other expenses related to the operation of a public company. A merger followed by the discontinuation of all operations at the Holdings level would eliminate this expense and its negative impact on Holdings' per share earnings. The financial and strategic benefits expected to be obtained by enabling LabONE to pursue a growth strategy based in significant part on acquisitions also appeared to outweigh the negative accounting impact of the transaction goodwill that would result from the combination.

    On September 2, 1998, Mr. Jacobs, with the authorization of the Holdings board, made arrangements to engage Salomon Smith Barney Inc. to advise Holdings with respect to the financial aspects of a possible merger with LabONE. After conducting due diligence during September 1998, Salomon Smith Barney met on October 5, 1998 with the Holdings board and Lathrop & Gage to discuss the terms of a possible merger. Although it was recognized that the transaction would generate significant amortizable goodwill that would negatively impact earnings, the Holdings board concluded that the long term interests of both companies would be promoted by a merger.

    Prior to the October 5, 1998 Holdings board meeting, Lathrop & Gage contacted Morrison & Hecker, outside general counsel to LabONE, to arrange a meeting on the afternoon of October 5 with the LabONE special committee.

    At the request of the legal adviser to the special committee, the special committee of LabONE that was originally established in February 1995 was reconvened with the powers granted to it in 1995. Due to two changes on the LabONE board of directors, two of the original members of the special committee, including the original Chairman of the special committee, no longer served on the LabONE board of directors. The remaining members, Richard S. Schweiker, Richard A. Rifkind, M.D., and Joseph H. Brewer, M.D., convened a meeting of the special committee on October 16, 1998. At that meeting Mr. Schweiker was elected Chairman of the special committee and John E. Walker was made a new member of the special committee. Also at that meeting, the special committee reaffirmed its decision to retain Stinson, Mag & Fizzell as its independent legal adviser and U.S. Bancorp Piper Jaffray as its independent financial adviser.

    Following the October 5 Holdings board meeting, Holdings management, Lathrop & Gage and Salomon Smith Barney met with representatives of the special committee, Stinson, Mag & Fizzell, P.C. and U.S. Bancorp Piper Jaffray. During the meeting, Mr. Jacobs proposed a merger of LabONE into Holdings. The merger would be immediately preceded by a split of each outstanding share of Holdings common stock into 1.73 shares. Holders of LabONE other than Holdings would receive one share of the combined company for each LabONE share. The combined company would have the name and management of LabONE, the board of directors would be as recommended by LabONE, with the approval of the Holdings board, the transaction would not trigger early vesting of LabONE options or warrants and the transaction would require the approval of a majority of all LabONE stockholders voting on the merger. Holdings also requested assurance that its current dividend policy be continued following the merger.

    The 1.73 split ratio proposed by Holdings reflected ownership by Holdings stockholders as a group after the merger equal to the same number of shares of LabONE common stock presently held by Holdings (10,712,200) plus additional shares having a market value equal to Holdings cash and cash equivalents then on hand.

    The LabONE special committee indicated that it would consider the proposal and respond following a period of due diligence.

    On November 6, 1998, the special committee, through its financial adviser, made a counter proposal that provided for a split of each share of Holdings common stock into 1.38 shares prior to the merger. The proposed 1.38 split factor was calculated based upon an analysis of the relative market value of the shares of Holdings and LabONE stock and the possible effect on market values that anticipated pro forma adjustments for additional amortizable goodwill would have upon earnings per share, assuming the price-earnings ratio remained the same. This proposal did not provide additional consideration to Holdings stockholders for the Holdings cash and cash equivalents because the special committee and its advisers believed that such cash was already factored into the market price of Holdings stock.

    On November 13, 1998, at the direction of Holdings, Salomon Smith Barney responded to the counter proposal with a proposed split ratio of 1.60. On November 20, 1998, the special committee responded through U.S. Bancorp Piper Jaffray with a proposed split ratio of 1.50. The next day, at the direction of Holdings, Salomon Smith Barney countered with a proposed split of 1.56. Principal areas of negotiation during the preceding discussions centered on the uncertain impact of the estimated pro forma effects of the merger, especially amortization of historical and transaction goodwill on share value and the resulting market prices of the shares of the combined company following the merger, and on the value of the cash and cash equivalents on Holdings' balance sheet with respect to the split ratio.

    On November 30, 1998, the special committee and Holdings tentatively agreed on a 1.56 split ratio. Other terms proposed by the special committee included a proposal that the board of directors of the combined company consist of a majority of independent directors, a dividend policy to be set by the board of the combined company, the exclusion of votes cast by Holdings and its affiliates in determining the approval of the merger by a majority of the LabONE unaffiliated stockholders and a provision that Holdings would reimburse LabONE for transaction related expenses if the merger is not consummated. U.S. Bancorp Piper Jaffray was requested by the special committee to prepare an opinion confirming the fairness of the proposed merger consideration, from a financial point of view, to the LabONE unaffiliated stockholders. Holdings and the special committee then continued through their legal advisers to negotiate other terms for a definitive merger agreement.

    On December 4, 1998, Lathrop & Gage forwarded a draft of a merger agreement to Stinson Mag, with a view to resolving any open issues in the process of finalizing the merger agreement.

    By December 18, 1998, the parties had concluded negotiations on the substantive provisions of the merger agreement except for provisions in the proposed articles of incorporation and bylaws of the combined company. Meetings of the boards of both companies and of the special committee to act on the merger agreement had been scheduled to be held on December 21. On December 18, 1998, U.S. Bancorp Piper Jaffray, based on its continued analysis of the proposed merger consideration in connection with the preparation of its fairness opinion, advised the special committee of its view that the proposed split factor of 1.56 was inadequate from a financial point of view.

    On December 22, 1998, U.S. Bancorp Piper Jaffray, at the direction of the special committee, discussed with Salomon Smith Barney a preliminary alternative proposal. This proposal contemplated a fixed split factor of unspecified amount for Holdings shares and a floating exchange ratio including a collar mechanism. The collar mechanism was intended to limit the market trading range within which the exchange ratio would be determined. It was the special committee's belief that this alternative structure was a means of better assuring that the LabONE unaffiliated stockholders would receive consideration substantially equivalent to the value of the shares they held prior to the merger.

    Holdings concluded that the alternative structure was unsatisfactory due to its focus on the market value of Holdings stock and because it failed to propose a specific split ratio or objective criteria for determining the merger consideration. On December 22, 1998, Holdings common stock was trading at $11.22, assuming a 1.56 split, in relation to a LabONE market price of $14.50. Holdings believed that its stock price was being negatively affected by factors arising from the existing structure that would disappear and not affect the combined company following the merger. These factors included Holdings' management and administrative expenses and its low tax basis in its LabONE shares. Holdings believed that the proposal did not give proper consideration to the elimination of these negative factors.

    On January 14, 1999, Lathrop & Gage met with Stinson, Mag to discuss the concerns of both parties, the impasse between their clients and possible approaches to a resolution of the matter. During the meeting, the legal advisers discussed possible alternative approaches to valuation and structure and the common interests of LabONE and Holdings in renewing negotiations after Holdings was provided with a more definitive response from the special committee. Stinson Mag indicated that it would try to provide a response by the end of January. In the following weeks the special committee and its advisers reviewed alternative structures and analyzed the changes in the pricing environment for LabONE's services, the resulting changes in LabONE's financial forecast, and their impact on share value and the trading price of LabONE's common stock with a view to developing a new proposal.

    On February 12, 1999, the Holdings board held its regularly scheduled quarterly board meeting. Although previous requests had been made to the special committee to provide the further response to enable the board to consider it at that meeting, none had been transmitted. After deliberation, the board instructed Lathrop & Gage to advise Stinson Mag that Holdings would consider negotiations terminated with respect to the proposed combination unless a further response was received on or before Wednesday, February 17. The lead attorney at Lathrop & Gage was not able to contact the lead attorney at Stinson Mag to discuss the deadline until the afternoon of February 16. As a result of the discussion on the 16th, Lathrop & Gage was advised that they could expect to receive the further response the next morning, although no firm commitment was made to meet that schedule. Based on that expectation, Lathrop & Gage believed it to be unnecessary to then advise Stinson Mag of the deadline. When the further response was not received the next morning, Lathrop & Gage then advised Stinson Mag that the Holdings board would consider negotiations terminated if the further response was not received by midnight on that day, February 17. During the discussion, Stinson Mag expressed concerns about the ability of the special committee and its advisors to complete their analysis, conduct a meeting and deliver a response within the time allotted. Stinson Mag indicated, however, that an effort would be made to meet the deadline but requested that an extension be granted to permit appropriate steps to be taken. The next morning, February 18, 1999, the Holdings board met again since the further response had not been delivered. Due to the short notice of the deadline, Lathrop & Gage was directed by the Holdings board to deliver a letter to the special committee to the effect that Holdings would resume negotiations if it received the further response by noon on February 22, 1999. Lathrop & Gage delivered that notice on the afternoon of February 18.

    On the morning of February 22, 1999, the special committee, through U.S. Bancorp Piper Jaffray, delivered to Holdings a new proposal. Under the new proposal, the outstanding Holdings common stock would be split at the rate of
1.5 for one. After the split, the LabONE stockholders other than Holdings would be entitled to elect to receive for each share of LabONE stock either one share of stock of the combined company or $13.00 per share in cash, or a combination of cash and stock. The special committee proposed this new structure in order to achieve a number of objectives, including: to provide the LabONE unaffiliated stockholders with the opportunity to continue their investment in the LabONE operating entity through a tax-deferred exchange of their LabONE shares for shares of the combined company; to provide an orderly liquidation opportunity for those LabONE unaffiliated stockholders that prefer to sell their interests in LabONE; and to modulate the unpredictable impact of the merger on the trading market and market price of the shares of the combined company resulting from the reduction in earnings of the combined company due to amortization of historical and transaction goodwill.

    Following the delivery of the new proposal, Holdings, the special committee and their respective legal and financial advisors continued to negotiate the terms of a potential merger. After these negotiatons, Holdings and the special committee agreed that the Holdings common stock would be split 1.5 for one and after the split the LabONE stockholders other than Holdings could elect to have each LabONE share exchanged for one share of the combined company or $12.75 in cash or a combination of cash and shares, subject however to a $16.6 million cash limit.

    The February 22 special committee proposal also suggested a change in the merger structure such that LabONE would be merged into an acquisition subsidiary to be formed by Holdings rather than directly into Holdings. The change in structure would eliminate statutory appraisal rights for Holdings stockholders and the requirement for a two-thirds vote of the Holdings stockholders to approve the merger. Morrison & Hecker also proposed on behalf of LabONE changes in the articles of incorporation and bylaws for the combined company that would have eliminated cumulative voting for directors of the combined company and that would have required an 80% vote of stockholders to amend any provision of the bylaws. Holdings objected to all of these changes and after discussions between Lathrop & Gage, Stinson Mag, and Morrison & Hecker (with respect to the articles of incorporation and bylaws only) the Holdings position was agreed to.

    On March 4, 1999, Lathrop & Gage circulated a draft of a revised merger agreement. On the afternoon of March 5, 1999, the parties had reached consensus on all issues and final copies of the merger agreement were circulated on March 6, 1999.

    On March 7, 1999, special meetings of the Boards of Directors of Holdings and LabONE and a meeting of the LabONE special committee were held.

    At the March 7, 1999 Holdings board meeting, Lathrop & Gage reported on the course of discussions with the special committee and reviewed the terms of the merger agreement. Drafts of that agreement had been circulated to directors prior to the meeting. A representative of KPMG LLP, independent public accountants for Holdings, reported on various accounting matters related to the transaction. Salomon Smith Barney made a financial presentation to the board and delivered its oral opinion to the effect that, as of March 7, 1999, and based upon the matters described in the opinion, and after taking into account the stock split, the merger consideration was fair to Holdings from a financial point of view. The oral opinion was confirmed in writing. It is attached as Appendix B and is described beginning on page 34. After further discussion and further considerations of the matters presented by Holdings management, independent public accountants and legal and financial advisors, the Holdings board unanimously approved the merger agreement.

    At the March 7, 1999 LabONE board meeting, the LabONE directors reviewed the terms of the merger agreement. Drafts of that agreement had been circulated to the directors prior to the meeting. Representatives of U.S. Bancorp Piper Jaffray made a financial presentation to the special committee and the LabONE board with respect to its opinion and the financial analysis supporting that opinion. U.S. Bancorp Piper Jaffray expressed its oral opinion to the effect that, as of March 7, 1999, and based upon the matters described in the opinion, and after taking into account the stock split, the merger consideration was fair, from a financial point of view, to the LabONE unaffiliated stockholders. The opinion was confirmed in writing, is attached as Appendix C and is described on page 40. The special committee reported to the LabONE board that, based in part on the advice and recommendations of its advisers, the merger was unanimously approved by the special committee and that it determined that the merger was fair to, and in the best interest of, LabONE and the LabONE unaffiliated stockholders. Following this discussion, the LabONE board of directors approved the merger.

    Following the meetings the merger agreement was signed by Holdings and LabONE.

    On March 8, 1999, the merger was publicly announced.

    On April 21, 1999 the Financial Accounting Standards Board issued a news release stating that it would eliminate the pooling of interests method of accounting for acquisitions initiated after it issues a final standard on that subject. The news release indicates that the issuance of the final standard is expected to occur in late 2000. Separate meetings of the special committee, the LabONE board, and the Holdings board were held in May 1999. One of the items considered at the meetings was the impact of the future elimination of pooling of interests accounting on their recommendation of the proposed merger. The special committee, the LabONE board and the Holdings board each separately concluded that the other benefits of the merger more than outweighed the countervailing considerations and that the future elimination of pooling of interests accounting did not change their respective original conclusions or recommendations with respect to the merger.

    On May 14, 1999 the merger agreement was amended to revise the procedures for making cash elections. The original agreement provided that cash elections would be made during a fifteen day period immediately following the effective time of the merger. The amendments changed that procedure so that cash elections will be made between the date of mailing of this joint proxy statement/ prospectus and the commencement of the LabONE meeting of stockholders. The change was made primarily so that voting and election decisions would be made at the same time.

HOLDINGS REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
HOLDINGS

    At a special meeting of the Holdings board held on March 7, 1999, the Holdings board unanimously:

    - determined that the merger agreement and the transactions contemplated thereby (including the amendments to the articles of incorporation and bylaws provided for in the merger agreement) are fair to and in the best interests of Holdings and Holdings stockholders;

    - approved the terms and provisions of the merger agreement;

    - recommended that the merger agreement be adopted by Holdings stockholders; and

    - directed that the merger agreement and amendments to the articles of incorporation of Holdings be submitted to the stockholders at the 1999 annual meeting of stockholders.

    The Holdings board reached its decision and recommendation for the following reasons:

    - LabONE is Holdings' only remaining material asset other than cash, and the merger will allow Holdings' stockholders to hold their equity interests in LabONE directly rather than indirectly through Holdings, thereby eliminating holding company management and administrative costs;

    - the merger will facilitate the use by LabONE of its stock as a currency in creating strategic relationships with business partners;

    - the merger will position LabONE to grow both internally and through acquisitions, and will enable it to consider transactions not feasible in the existing structure;

    - the merger should enable LabONE to effect pooling-of-interests transactions;

    - by consolidating management, the merger will sharpen management and investor focus;

    - the merger should increase the float and liquidity of the combined company's stock, thereby creating the opportunity for increased Wall Street research coverage and investor interest; and

    - the merger also comes at the right time since LabONE had recently moved into new and larger facilities that provide it with the ability to grow and handle larger volumes of testing services.

    The Holdings board made its determination after careful consideration of, and based on, a number of factors, including discussions with Holdings' management, independent public accountants and legal and financial advisors, the factors described above and the following additional factors:

    - the Holdings board's understanding of the current economic and market conditions and trends in the insurance, clinical and substance abuse testing markets, the current value of Holdings and LabONE and strategic options available to Holdings other than a merger with LabONE;

    - the current and historical market prices of the common stock of each company;

    - information concerning the financial performance and conditions, business operations, debt and capital levels, asset quality, personnel and prospects of LabONE and Holdings, and each company's projected future financial performance as a separate entity and on a combined basis, including the ability of the combined company to service and repay the debt to be incurred to satisfy cash elections;

    - the judgment, advice and analyses of Holdings management, including its favorable recommendation of the merger;

    - presentations of Salomon Smith Barney, including its opinion dated March 7, 1999 as described below to the effect that, as of that date and based upon the matters described in the opinion, and after taking into account the stock split, the merger consideration was fair from a financial point of view to Holdings (See "Opinion of Holdings' Financial Advisor" on page
      34);

    - the terms of the merger agreement, including the conditions to closing of the merger, the ability of Holdings to consider unsolicited alternative business combination proposals, and the ability to terminate the agreement on certain conditions;

    - the fact that options and warrants of LabONE will not be triggered as a result of the merger;

    - the availability of financing necessary to satisfy cash elections;

    - that the merger will be accomplished on a tax-free basis to the stockholders for United States federal income tax purposes, except for cash received by stockholders in connection with cash elections or in lieu of fractional shares;

    - the fact that the merger will be accomplished on a tax-free basis to LabONE and Holdings so that the combined company's tax basis in its assets will be the same as LabONE's tax basis in such assets; and

    - the governance structure of the combined company.

    In reaching its decisions the Holdings board did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

    The Holdings board also considered other countervailing considerations, including:

    - the fact that the transaction goodwill created by the merger will negatively impact future earnings of the combined company;

    - the fact that Holdings stockholders will in the aggregate own up to 1.6% less equity in the combined company than currently through Holdings 80.5% ownership of LabONE, assuming none of the LabONE stockholders elect to receive cash;

    - the fact that the dividend policy of the board of the combined company could change following the merger in order to provide funds for future growth strategies of the combined company;

    - the increased leverage that may be created to fund cash elections; and

    - the risks associated with LabONE's business.

    However, the Holdings board determined that the foregoing considerations were outweighed by the potential benefits of the merger that are summarized above.

    After the merger agreement was executed, the Financial Accounting Standards Board ("FASB") publicly announced that it plans to eliminate pooling of interests accounting for acquisitions initiated after it issues a final standard on this subject. That issuance is expected to occur in late 2000. At a meeting held after the FASB's announcement, the Holdings board determined that the inability to use pooling of interests accounting for acquisitions initiated after issuance of that final standard would not alter its conclusion that the merger is in the best interests of Holdings and its stockholders. This conclusion was based on the other benefits of the merger, the opportunity to use pooling accounting for a period of time after the merger and the ability of the combined company to use its capital stock as a medium of exchange regardless of the applicable accounting principles following the merger.

    Accordingly, the Holdings board unanimously recommends that the stockholders of Holdings vote "FOR" the adoption of the merger agreement.

LABONE REASONS FOR THE MERGER; RECOMMENDATIONS OF THE LABONE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

    The LabONE special committee and the board reached their decisions and recommendations for the following reasons:

    - GROWTH AND LONG-TERM VALUE CREATION. The special committee believes that the merger is a necessary step to enable the LabONE unaffiliated stockholders to enjoy the potential for long-term growth in stockholder value, primarily through acquisitions and strategic alliances. The need for greater critical mass, economies of scale and resources to achieve the financial and strategic benefits of growth and enhanced competitiveness were important considerations in this regard.

    - ABILITY TO USE POOLING OF INTERESTS ACCOUNTING FOR FUTURE
      ACQUISITIONS. Holdings owns 80.5% of the common stock of LabONE. This parent-subsidiary structure makes it impossible under current generally accepted accounting principles for LabONE to account for acquisitions using pooling of interests accounting. By merging LabONE into Holdings, eliminating this parent-subsidiary corporate structure, the combined company is expected to be able to engage in certain acquisitions applying the pooling of interests method after July 1999. Pooling is critical for certain acquisitions because it does not create an intangible goodwill asset to reflect the difference between the purchase price and the fair value of the net assets acquired. The creation of goodwill as an asset reduces earnings in future periods due to accounting requirements that it be amortized. Many of the companies that might be acquisition candidates do not have substantial tangible assets and the purchase price might therefore create extensive goodwill because it would be based primarily on a multiple of earnings and/or cash flow. Accordingly, because valuations in the public market are heavily influenced by future expectations of earnings per share, the ability to utilize pooling of interests accounting would enable the combined company to accelerate growth by effecting acquisitions without experiencing earnings or valuation effects due to amortization expenses from goodwill that would otherwise result.

      However, as described above, after the merger agreement was executed, the FASB publicly announced that it plans to eliminate pooling of interests accounting for acquisitions initiated after it issues a final standard on this subject. This is expected to occur in late 2000. At separate meetings of the special committee and the LabONE board held after the FASB's announcement, both the special committee and the LabONE board determined that the inability to use pooling of interests accounting for acquisitions initiated after issuance of any final standard would not alter their respective conclusions that the merger is in the best interests of the LabONE unaffiliated stockholders, LabONE and all LabONE stockholders. The special committee and the LabONE board also each took into account the possibility that, if the merger is consummated, the combined company could seek to initiate one or more acquisitions before the FASB issues its final standard in an effort to use the pooling of interest method to account for those acquisitions and the ability of the combined company to use its capital stock as a medium of exchange regardless of the applicable accounting principles following the merger. There can be no assurance that any acquisitions could be initiated by the combined company prior to that time or that those acquisitions would be able to satisfy the strict technical requirements that must be met to qualify for the use of the pooling of interests method of accounting.

    - INCREASED LIQUIDITY OF THE STOCK. LabONE currently has about 13.3 million shares outstanding. Only approximately 1.8 million of these shares (or 13.9% of the total shares outstanding) are freely traded in the public market (of the remaining shares, 10.7 million shares are held by Holdings and 800,000 shares are held by LabONE insiders). Following the merger and assuming that none of the LabONE stockholders other than Holdings elect to receive cash as all or part of their merger consideration, the combined company will have approximately 12.3 million shares outstanding, with approximately 9.8 million shares (or 79.7% of the total shares outstanding) freely trading and approximately 2.5 million shares held by insiders. The greater liquidity in the public market for the stock of the combined company may result in higher trading volumes, greater liquidity and enhanced pricing of the stock because investors will have greater assurance of their ability to acquire or dispose of stock positions without substantially impacting the market price of the stock. In addition, greater liquidity and increased trading volume may result in more securities analysts reporting on the stock as well as a more efficient trading market for the stock.

    - CORPORATE GOVERNANCE. In connection with the merger, the special committee negotiated for a majority of the board of the combined company to be composed of independent directors nominated by the special committee. In addition, the merger also will eliminate the 80.5% control position of Holdings as the parent company and result in control residing in a fluid aggregation of public stockholders. With no controlling stockholders, the independent board will have greater discretion to pursue strategies for growth that would have been inconsistent with Holdings' strategy to maintain ownership of more than 80% of LabONE's common stock for tax reasons. In addition, by eliminating Holdings' control position, potential acquisition targets and merger partners will have a greater level of comfort regarding the ability of the combined company's management and board to enter into and effect strategic combinations and alliances independently. The independent board will also have greater freedom to consider a dividend policy that is consistent with a growth strategy.

    - STREAMLINED CORPORATE AND OWNERSHIP STRUCTURE. The merger will streamline the existing corporate structure by collapsing the parent-subsidiary structure into a single publicly-held corporate entity. This simplification generally will eliminate confusion in the market arising from the existence of two securities that essentially pertain to the same operating entity. The merger will cause the consolidation of investor interest currently divided between the two entities.

    - NON-TAXABLE TRANSACTION FOR STOCK RECEIVED. The merger will be a non-taxable event to the holders of LabONE stock (except to the extent they elect to receive cash).

    - ATTRACTION AND RETENTION OF EFFECTIVE MANAGEMENT. Enhancing opportunities for growth of the business is believed to be highly significant to attracting and retaining effective management that will possess the leadership and vision to achieve sustained increases in long-term stockholder value.

    - STRUCTURE OF TRANSACTION. Offering a cash election opportunity in addition to equity consideration will provide LabONE unaffiliated stockholders with the opportunity to continue their investment in the LabONE operating entity through a tax-deferred exchange of their LabONE shares for shares of the combined company while providing an orderly liquidation opportunity for those LabONE unaffiliated stockholders that prefer to sell their interests in LabONE. It will also modulate the unpredictable impact of the merger on the trading market and market price of the shares of the combined company resulting from the reduction in earnings of the combined company due to amortization of historical and transaction goodwill. The cap of $16.6 million on the amount of such elections is expected to be sufficient to allow LabONE stockholders who are likely to elect cash to have all of their shares purchased for cash, particularly since the officers and directors of Holdings and the Grant family have represented that they will not elect cash.

    - MARKET CHECK AND AUTHORITY TO NEGOTIATE SUPERIOR ALTERNATIVE. The special committee negotiated for the expansion of its authority to act on behalf of the LabONE board in considering and negotiating any other proposals for an acquisition of, or combination with, LabONE with any third parties as well as Holdings. The special committee also negotiated for the inclusion of a fiduciary out in the merger agreement. This feature permits the special committee to terminate the merger agreement if a financially superior proposal reasonably capable of being financed is presented prior to consummation of the merger. If no such proposal is forthcoming prior to consummation of the merger, it will support the special committee's conclusion that the merger is the best transaction reasonably available to LabONE and to the LabONE unaffiliated stockholders.

    - FAIR DEALING AND FAIR PRICE. The terms of the merger were negotiated at arms length on behalf of LabONE unaffiliated stockholders by the special committee. That committee is composed of independent directors and is advised by independent legal and financial advisers. The special committee also negotiated to have the merger conditioned on the approval of the holders of a majority of the shares owned by LabONE unaffiliated stockholders that vote on the merger so that they would have an independent opportunity to decide to approve the merger without coercion and after receiving full disclosure of all material facts. The merger consideration was determined to be fair by the special committee in part in reliance upon the opinion and supporting financial analysis of U.S. Bancorp Piper Jaffray that, as of the date of its opinion, such consideration was fair, from a financial point of view, to the LabONE unaffiliated stockholders. The special committee understood that it should conduct its analysis, negotiations and actions with respect to the merger with the degree of independence equivalent to that of a wholly-independent board of directors dealing at arms-length with a disinterested third-party entity seeking to merge with LabONE. The special committee also recognized that it had the power not to pursue the merger and the authority to pursue instead any superior alternative transaction that might arise prior to the consummation of the merger. The special committee determined that it would approve the merger only if it determined that:

       - the merger is in the best interests of LabONE and the LabONE unaffiliated stockholders and is the best transaction reasonably available,

       - the terms and conditions of the merger are the best that can possibly be obtained from Holdings after negotiating at arms-length, and

       - the terms of the merger are procedurally and substantively fair to LabONE and the LabONE unaffiliated stockholders. The special committee concluded that these criteria had been satisfied as part of its determination to approve the merger and recommend its approval by the full LabONE board and the LabONE unaffiliated stockholders.

    The LabONE board and special committee made their determination after careful consideration of, and based on, a number of factors, including discussions with LabONE's management, accountants and legal and financial advisers and the factors described above. In reaching their determinations, the LabONE board and special committee did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors and committee members may have given differing weights to different factors.

    The LabONE board and special committee also considered other countervailing considerations, including:

    - the fact that following the merger transaction goodwill and historical Holdings goodwill will negatively impact earnings of the combined company at the annual rate of $2.6 million (assuming no cash elections) to $2.8 million (assuming maximum cash elections) until April 2003, and thereafter at $1.1 to $1.3 million per annum until the 20th anniversary of the merger;

    - the possibility that as a result of the merger the stock of the combined company may trade at a discount due to the reduction in earnings resulting from amortization of the historical and transaction goodwill, which was modulated by the cash election feature of the transaction structure;

    - the increased leverage that may be created to fund cash elections;

    - the risks and contingent liabilities associated with Holdings' prior operations, but which were considered to be remote in view of due diligence investigation completed prior to execution of the merger agreement; and

    - the strict technical requirements that must be satisfied by the acquiror and the target to utilize pooling-of-interests accounting and the risk that pooling-of-interests accounting is expected to be eliminated by the FASB for acquisitions initiated before a final standard is issued on that subject, that is currently anticipated to occur in late 2000.

    However, the LabONE board and special committee each determined that the foregoing considerations were outweighed by the potential benefits of the merger that are summarized above.

    Accordingly, the LabONE board and special committee unanimously recommend, with W. D. Grant abstaining, that the stockholders of LabONE vote "FOR" the adoption of the merger agreement. Mr. Grant abstained upon the advice of his personal counsel due to the appearance of a conflict of interest caused by his beneficial ownership of approximately 16.7% of the outstanding shares of common stock of Holdings.

OPINION OF HOLDINGS' FINANCIAL ADVISOR

    Holdings retained Salomon Smith Barney to act as its financial advisor in connection with the proposed merger and to evaluate the fairness, from a financial point of view, to Holdings of the consideration to be paid by Holdings in the merger. On March 7, 1999, at a meeting of the Holdings board held to evaluate the proposed merger, Salomon Smith Barney delivered to the Holdings board an oral opinion to the effect that, as of that date and based upon the matters described in the opinion, and after taking into account the stock split, the merger consideration was fair, from a financial point of view, to Holdings. The opinion was confirmed by delivery of the written opinion that is attached as Appendix B.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement;

    - held discussions with senior officers, directors and other representatives and advisors of Holdings and senior officers, other representatives and advisors of LabONE concerning the businesses, operations and prospects of Holdings and LabONE;

    - examined publicly available business and financial information relating to Holdings and LabONE;

    - examined financial forecasts and other information and data for Holdings and LabONE that the management of Holdings and LabONE provided to or discussed with Salomon Smith Barney, including information relating to strategic implications and operational benefits anticipated to result from the merger;

    - reviewed the financial terms of the merger contained in the merger agreement;

    - reviewed current and historical market prices and trading volumes of Holdings common stock and LabONE common stock;

    - reviewed the historical and projected earnings and other operating data of Holdings and LabONE;

    - reviewd the capitalization and financial condition of Holdings and LabONE;

    - considered, to the extent publicly available, the financial terms of other similar recent transactions that it considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Holdings and LabONE;

    - evaluated the potential pro forma financial impact of the merger on Holdings; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all financial and other information and data which it reviewed or considered. The accuracy and completeness of that information was not independently verified by Salomon Smith Barney. With respect to financial forecasts and other information and data, the managements of Holdings and LabONE advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Holdings and LabONE as to the future financial performance of Holdings and LabONE and the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney assumed, with the consent of Holdings, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

    Salomon Smith Barney did not express any opinion as to what the value of the surviving corporation common stock will be when issued in the merger or the price at which the surviving corporation common stock will trade after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Holdings or LabONE. It also did not make any physical inspection of the properties or assets of Holdings or LabONE. Salomon Smith Barney did not express any view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Holdings or the effect of any other transaction in which Holdings might engage. Salomon Smith Barney noted that its opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to it as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the merger. The merger consideration was determined through negotiation between Holdings and the special committee. No other instructions or limitations were imposed by Holdings on Salomon Smith Barney with respect to the investigations made or procedures it followed in rendering its opinion.

    The full text of Salomon Smith Barney's written opinion which is attached as Appendix B is incorporated into this document by reference. The opinion describes important considerations, assumptions and limitations that you should read fully. The opinion was delivered for the use and consideration of the Holdings board and relates only to the fairness of the merger consideration from a financial point of view to Holdings. It does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote on any matter relating to the proposed merger.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Salomon Smith Barney's opinion was not based on any single factor or analysis, but rather on the totality of the factors considered and analyses performed. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of Holdings and LabONE. No company, transaction or business used in those analyses as a comparison is identical to Holdings, LabONE or the proposed merger. An evaluation of those analyses also is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities are not necessarily appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Holdings board in its evaluation of the merger and should not be viewed as determinative of the views of the Holdings board or management with respect to the merger consideration or the proposed merger.

    The following is a summary of the material analyses that Salomon Smith Barney performed in connection with its opinion to the Holdings board dated March 7, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand these financial analyses, the tabular presentation must be read together with the text of the accompanying summary. The tabular presentation alone is not a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses.

SELECTED COMPANIES ANALYSIS.

    Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of LabONE, Holdings and the following three selected publicly held companies in the laboratory testing services industry:

    - Laboratory Corporation of America Holdings

    - Quest Diagnostics Incorporated

    - Unilab Corporation

Each of these companies was selected because it operates in the laboratory testing services industry, which is the same industry in which LabONE operates.

    Salomon Smith Barney compared market values as a multiple of estimated net income for calendar years 1999 and 2000, and adjusted market values, calculated as fully diluted market value, plus debt outstanding, less cash, as multiples of calendar year 1998 earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes. All multiples were based on closing stock prices on March 5, 1999. Estimated net income data for the selected companies were based on research analysts' estimates and estimated net income data for LabONE and Holdings were based on internal estimates of the managements of LabONE and Holdings.

    Applying a range of multiples of estimated net income for calendar years 1999 and 2000, and calendar year 1998 earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes, for the selected companies to corresponding financial data of LabONE indicated the following implied average per share reference range for LabONE, as compared to the blended per share value of the merger consideration based on the closing stock price of Holdings common stock on March 5, 1999 and assuming maximum cash elections are made in the merger:

                                          BLENDED PER SHARE VALUE OF MERGER CONSIDERATION BASED
            IMPLIED AVERAGE                                        ON
          PER SHARE REFERENCE                CLOSING STOCK PRICE OF HOLDINGS COMMON STOCK ON
           RANGE FOR LABONE                 MARCH 5, 1999 AND ASSUMING MAXIMUM CASH ELECTIONS
         ---------------------           -------------------------------------------------------
$9.09 - $13.18.........................                         $   11.73

    Applying a range of multiples of estimated net income for calendar years 1999 and 2000, and calendar year 1998 earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes, for the selected companies to corresponding financial data of Holdings indicated the following implied average per share reference range for Holdings, as compared to the per share closing stock price of Holdings common stock on March 5, 1999:

            IMPLIED AVERAGE                           PER SHARE CLOSING STOCK PRICE
          PER SHARE REFERENCE                          OF HOLDINGS COMMON STOCK ON
          RANGE FOR HOLDINGS                                  MARCH 5, 1999
         ---------------------           -------------------------------------------------------
$11.82 - $18.10........................                         $   16.06

SELECTED TRANSACTIONS ANALYSIS.

    Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following seven selected transactions in the laboratory testing services industry:

                               ACQUIROR                                          TARGET
           ------------------------------------------------  -----------------------------------------------
-          Quest Diagnostics Incorporated                    SmithKline Beecham Clinical Laboratories
-          Kroll-o'Gara Company                              Laboratory Specialists of America, Inc.
-          Unilab Corporation                                Medical Laboratory Network, Inc.
-          Genzyme Corporation                               IG Laboratories, Inc.
-          National Health Laboratories Incorporated         Roche Biomedical Laboratories
-          Corning Inc.                                      Nichols Institute
-          National Health Laboratories Incorporated         Allied Clinical Laboratories, Inc.

Each of these transactions was selected because the target companies in the selected transactions operate or operated in the laboratory testing services industry, which is the same industry in which LabONE operates.

    Salomon Smith Barney compared the purchase prices paid or proposed to be paid in the selected transactions as a multiple of latest 12 months and one-year forward earnings per share, and transaction values as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes. All multiples were based on financial information available at the time of the relevant transaction.

    Applying a range of multiples for the selected transactions of latest 12 months and one-year forward earnings per share and latest 12 months earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes to corresponding financial data of LabONE indicated the following implied average per share reference range for LabONE, as compared to the blended per share value of the merger consideration based on the closing stock price of Holdings common stock on March 5, 1999 and assuming maximum cash elections are made in the merger:

                                          BLENDED PER SHARE VALUE OF MERGER CONSIDERATION BASED
            IMPLIED AVERAGE                                        ON
          PER SHARE REFERENCE                CLOSING STOCK PRICE OF HOLDINGS COMMON STOCK ON
           RANGE FOR LABONE                 MARCH 5, 1999 AND ASSUMING MAXIMUM CASH ELECTIONS
         ---------------------           -------------------------------------------------------
$11.67 - $16.13........................                         $   11.73

DISCOUNTED CASH FLOW ANALYSIS.

    Salomon Smith Barney performed separate discounted cash flow analyses for each of LabONE and Holdings to estimate the projected free cash flows that LabONE and Holdings could each generate over the fiscal years 1999 through 2002, based on internal estimates of the managements of LabONE and Holdings. The range of estimated terminal values for LabONE and Holdings was calculated by applying terminal value multiples of 6.0x to 8.0x to the projected 2002 earnings before interest, taxes, depreciation and amortization. The cash flows and terminal values were discounted to present value using discount rates ranging from 9% to 11%.

    Based on the terminal multiples and discount rates described above, this analysis indicated the following implied per share reference range for LabONE, as compared to the blended per share value of the merger consideration based on the closing stock price of Holdings common stock on March 5, 1999 and assuming maximum cash elections are made in the merger:

                                          BLENDED PER SHARE VALUE OF MERGER CONSIDERATION BASED
            IMPLIED AVERAGE                                        ON
          PER SHARE REFERENCE                CLOSING STOCK PRICE OF HOLDINGS COMMON STOCK ON
           RANGE FOR LABONE                 MARCH 5, 1999 AND ASSUMING MAXIMUM CASH ELECTIONS
         ---------------------           -------------------------------------------------------
$10.25 - $14.04........................                         $   11.73

    Based on the terminal multiples and discount rates described above, this analysis indicated the following implied per share reference range for Holdings, as compared to the per share closing stock price of Holdings common stock on March 5, 1999:

            IMPLIED AVERAGE                           PER SHARE CLOSING STOCK PRICE
          PER SHARE REFERENCE                          OF HOLDINGS COMMON STOCK ON
          RANGE FOR HOLDINGS                                  MARCH 5, 1999
         ---------------------           -------------------------------------------------------
$15.92 - $21.55........................                         $   16.06

PRO FORMA MERGER ANALYSIS.

    Salomon Smith Barney analyzed the pro forma effects resulting from the merger for calendar years 1999 through 2001, based on internal estimates of the managements of Holdings and LabONE. The results of the pro forma merger analysis suggested that the merger could be dilutive to Holdings in calendar years 1999 through 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

EXCHANGE RATIO ANALYSIS.

    Salomon Smith Barney performed an exchange ratio analysis comparing the implied effective exchange ratio in the merger with implied historical exchange ratios for Holdings common stock and LabONE common stock. The implied historical exchange ratios were calculated by dividing the per share price of LabONE common stock by the per share price of Holdings common stock over specified periods. Since the implied historical exchange ratios did not reflect the stock split contemplated in the merger, Salomon Smith Barney calculated an implied effective exchange ratio, without giving effect to the stock split, based upon the pro forma equity ownership of the stockholders of Holdings and LabONE in the combined company upon consummation of the merger. The resulting implied effective exchange ratio of 0.667 was then compared against implied historical exchange ratios for Holdings common stock and LabONE common stock over the one-day, 60-day, three-month, six-month and twelve-month periods ending March 5, 1999. This analysis indicated the following implied historical exchange ratios for these periods:

PERIOD ENDING MARCH 5, 1999                                             IMPLIED EXCHANGE RATIO
----------------------------------------------------------------------  -----------------------
one-day...............................................................             0.677
60-day................................................................             0.735
three-month...........................................................             0.736
six-month.............................................................             0.771
12-month..............................................................             0.750

OTHER FACTORS.

    In rendering its opinion, Salomon Smith Barney considered other factors for informational purposes, including:

    - the history of trading prices and volume for Holdings common stock and LabONE common stock and the relationship between movements in Holdings common stock and LabONE common stock and movements in the common stock of the S&P 400 Index;

    - the implied premiums payable in minority stock purchase transactions; and

    - selected published analysts' reports on LabONE.

MISCELLANEOUS.

    Under the terms of its engagement, Holdings has agreed to pay Salomon Smith Barney upon completion of the merger an aggregate fee of $900,000. Holdings has also agreed to reimburse Salomon Smith Barney for its travel and other out-of-pocket expenses, and to indemnify Salomon Smith Barney and related persons against liabilities arising out of its engagement, including liabilities under the federal securities laws.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Holdings and LabONE for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Holdings, LabONE and their respective affiliates.

    Holdings selected Salomon Smith Barney based on its experience, expertise and reputation. Salomon Smith Barney is an internationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF FINANCIAL ADVISOR TO THE LABONE SPECIAL COMMITTEE

    The special committee retained U.S. Bancorp Piper Jaffray on April 18, 1997 to provide financial advisory services in connection with a proposed merger of LabONE with Holdings and, if requested by the special committee, to render its opinion to the special committee regarding the fairness, from a financial point of view, of the consideration to be received by the LabONE unaffiliated stockholders.

    U.S. Bancorp Piper Jaffray delivered to the special committee on March 7, 1999 its oral opinion that, as of that date and based upon the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by the LabONE unaffiliated stockholders in the proposed merger with Holdings was fair, from a financial point of view, to those stockholders. The opinion was later confirmed in writing. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this joint proxy statement/prospectus as Appendix C and is incorporated into this joint proxy statement/prospectus by reference.

    While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the special committee, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the special committee as to the specific form or amount of the consideration to be received by the LabONE unaffiliated stockholders in the proposed merger with Holdings. Those matters were determined through negotiations between Holdings and the special committee. That opinion was delivered for use and considered by the special committee, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by the LabONE unaffiliated stockholders in the proposed merger, does not address the value of a share of LabONE common stock or Holdings common stock, does not address LabONE's underlying business decision to participate in the merger and does not constitute a recommendation to any LabONE stockholder as to how a stockholder should vote with respect to the merger or any election such stockholder should make with respect to the consideration offered.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material relating to the financial and operating condition and prospects of LabONE and Holdings and material prepared in connection with the proposed merger. These materials included:

    - a draft of the merger agreement dated March 7, 1999;

    - publicly available financial, operating and business information related to LabONE;

    - publicly available financial and securities data related to LabONE;

    - internal financial information of LabONE on a stand-alone basis prepared for financial planning purposes and furnished by LabONE management;

    - publicly available financial, operating and business information related to Holdings;

    - publicly available financial and securities data related to Holdings; and

    - to the extent publicly available, financial terms of certain acquisition transactions involving acquisitions of remaining interests in publicly traded companies by the entities holding their controlling interests.

    In addition, U.S. Bancorp Piper Jaffray had discussions with members of Holdings' management concerning the financial condition, current operating results and business outlook for Holdings and LabONE both on a stand-alone basis and as combined, Holdings' plans relating to the proposed combined company, as well as the amount and timing of the cost savings and related expenses expected to result from the merger. U.S. Bancorp Piper Jaffray also had discussions with members of LabONE's management regarding the financial condition, current operating results and business outlook for LabONE and the proposed combined company.

    In delivering its opinion to the special committee on March 7, 1999, U.S. Bancorp Piper Jaffray prepared and delivered to the special committee written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials.

SELECTED MARKET INFORMATION

    U.S. Bancorp Piper Jaffray reviewed certain stock trading characteristics of LabONE common stock and Holdings common stock, including stock price and volume comparisons for periods ended March 4, 1999. The closing stock price of LabONE common stock on March 4, 1999 was $11.00 and the closing stock price of Holdings common stock on that date was $16.00.

LABONE STAND-ALONE DISCOUNTED CASH FLOW ANALYSIS

    U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for LabONE on a stand-alone basis. In this analysis it estimated the present value of the projected future cash flows of LabONE using internal financial planning data prepared by LabONE management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for LabONE based on the net present value of its implied annual cash flows and a terminal value for LabONE in 2002 calculated based upon a multiple of earnings before interest, taxes, depreciation and amortization. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of forecasted 2002 earnings before interest, taxes, depreciation and amortization of 5.5x to 7.5x and a range of discount rates of 12.5% to 17.5%. This analysis yielded a per share equity value of LabONE ranging from $8.09 to $12.21 with a midpoint of $10.00 and an aggregate equity value of LabONE ranging from $107.7 million to $162.6 million with a midpoint of $133.2 million.

COMBINED COMPANY DISCOUNTED CASH FLOW ANALYSIS

    U.S. Bancorp Piper Jaffray also performed a discounted cash flow analysis to calculate a range of theoretical values for the combined entity that would result from the proposed merger. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for the combined company using internal financial planning data prepared by LabONE management. These values were based on the net present value of the combined company's projected annual cash flows and a terminal value for the combined company in 2002 based on a multiple of earnings before interest, taxes, depreciation and amortization. For purposes of this analysis, U.S. Bancorp Piper Jaffray applied LabONE's management's assumptions that the administrative overhead costs associated with Holdings would cease to exist and that, accordingly, the future cash flows of the combined company would remain essentially unchanged from LabONE's estimated future cash flows. U.S. Bancorp Piper Jaffray was advised by Holdings management that, to the extent that the LabONE stockholders other than Holdings elect to receive cash consideration in the merger, the combined company would borrow the funds necessary to complete the transaction. U.S. Bancorp Piper Jaffray presented this analysis assuming a merger consideration consisting of 50% equity and 50% cash and also assuming a merger consideration consisting of 100% equity. These two assumptions represent the endpoints of the range of possibilities of the cash and equity components of the consideration under the terms of the merger agreement. U.S. Bancorp Piper Jaffray applied multiples of forecasted 2002 earnings before interest, taxes, depreciation and amortization of 5.5x to 7.5x and a range of discount rates of 12.5% to 17.5%.

                                                                       50% STOCK/
PER SHARE EQUITY VALUE OF COMBINED COMPANY                              50% CASH   100% STOCK
---------------------------------------------------------------------  ----------  -----------
Low..................................................................  $     7.88   $    8.70
Mid..................................................................       10.00       10.69
High.................................................................       12.47       13.01


AGGREGATE EQUITY VALUE OF COMBINED COMPANY
---------------------------------------------------------------------
                                                                       50% STOCK/
                           (IN THOUSANDS)                               50% CASH   100% STOCK
                                                                       ----------  -----------
Low..................................................................  $   94,413   $ 110,826
Mid..................................................................     119,800     136,204
High.................................................................     149,378     165,771

PRO FORMA ANALYSIS

    U.S. Bancorp Piper Jaffray estimated the net income of the combined company after the merger by using LabONE management's estimates of 1999 LabONE net income, less estimated goodwill expenses and transaction financing costs resulting from the combination of LabONE and Holdings and estimated by LabONE management. U.S. Bancorp Piper Jaffray calculated an implied value per share for stock of the combined company by applying a multiple of net income equal to 13.3, the share price to net earnings multiple for LabONE common stock as of March 4, 1999. U.S. Bancorp Piper Jaffray assumed that the share price to earnings multiple for the operating company before the merger would also be applied to the combined company after the merger. U.S. Bancorp Piper Jaffray performed this analysis assuming a merger consideration of 50% equity and 50% cash and also assuming a merger consideration consisting of 100% equity.

                                                                       50% STOCK/
                                                                        50% CASH   100% STOCK
                                                                       ----------  -----------
Implied combined company equity value (in thousands)(1)..............  $  118,526   $ 126,481
Implied combined company value per share(1)..........................  $    10.74   $   10.26

Percentage ownership of combined company by LabONE stockholders other
  than Holdings......................................................        11.8%       21.1%
Total stock consideration (in thousands).............................  $   13,961   $  26,657

------------------------

(1) Implied values are calculated solely for purposes of analysis integral to consideration of fairness from a financial point of view, and are not intended to be, and should not be, relied upon as an estimate of the stock trading value of shares of the combined company after the merger.

    U.S. Bancorp Piper Jaffray compared the implied pro forma market capitalization of the combined company after the merger to the market capitalization of LabONE as of March 4, 1999 and as of the date 30 days prior to March 4, 1999.

                                                                        50% STOCK/
MARKET CAPITALIZATION PREMIUM (DISCOUNT)                                 50% CASH     100% STOCK
---------------------------------------------------------------------  -------------  -----------
Current..............................................................          6.8%         (6.8)%
30 days prior........................................................           0.6%       (12.1 )%

DILUTION ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma effect of the merger on LabONE's estimated earnings per share for the fiscal years ending December 31, 1999 through 2002 assuming a merger consideration consisting of 50% equity and 50% cash and also assuming a merger consideration consisting of 100% equity. In each case the analyses were based on the internal financial planning data used for purposes of the discounted cash flow analyses. In both cases, U.S. Bancorp Piper Jaffray observed that the merger was expected to be dilutive to LabONE stockholders in 1999, with slightly increased dilution in 2000.

COMPARABLE COMPANY ANALYSIS

    U.S. Bancorp Piper Jaffray compared financial information and valuation ratios of LabONE relative to the corresponding data and ratios of five publicly traded companies deemed comparable to LabONE (Bio Reference Laboratories, Laboratory Corporation of America, PharmChem Laboratories, Quest Diagnostics, Inc. and Unilab Corp.). This group was selected from companies that:

    - are assigned the Standard Industrial Classification Code for medical laboratories;

    - focus on providing laboratory services;

    - are publicly traded companies with market capitalizations between $9 million and $1 billion; and

    - have latest twelve month revenue greater than $15 million.

For purposes of its analysis, U.S. Bancorp Piper Jaffray calculated the LabONE company value of $156.1 million (consisting of market capitalization plus debt less cash).

The analysis produced multiples of selected valuation data as follows:

                                                                                                COMPARABLE COMPANIES
                                                                                    --------------------------------------------
                                                                         LABONE       MEAN       MEDIAN       HIGH        LOW
                                                                       -----------  ---------  -----------  ---------  ---------
Company value/latest twelve months revenue...........................        1.5x        0.7x        0.6x        1.0x       0.3x
Company value/latest 12 months EBITDA(1).............................        8.4x        6.6x        6.5x        7.4x       5.7x
Market capitalization/book value.....................................        3.3x        2.0x        2.0x        2.7x       1.2x
Market capitalization/latest twelve months earnings..................       15.9x       19.6x       19.6x       35.0x       8.8x
Market capitalization/net earnings for calendar year 1999(2).........       13.3x       21.6x       21.6x       25.0x      18.1x

------------------------

(1) Earnings before interest, taxes, depreciation and amortization.

(2) Calendar year 1999 net earnings data was not available for Bio Reference Laboratories, PharmChem Laboratories or Unilab Corp.

COMPARABLE MERGER AND ACQUISITION ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed merger and acquisition transactions involving acquisitions of remaining interests in publicly traded subsidiaries by the companies holding the controlling interest. The transactions reviewed were completed between January 1, 1994 and February 28, 1998 and had a transaction value of more than $25 million. U.S. Bancorp Piper Jaffray included merger and acquisition transactions involving companies outside the industry group in which LabONE operates in order to permit comparison with transactions involving characteristics, such as parent-subsidiary relationship and stock consideration. U.S. Bancorp Piper Jaffray deemed these more significant for purposes of this analysis than industry comparability. The purpose of this analysis was to compare the price paid to public stockholders for the acquisition of the remaining interest in those companies to the proposed consideration to be paid to the LabONE stockholders other than Holdings. U.S. Bancorp Piper Jaffray again performed this analysis assuming that a merger consideration consisting of 50% equity and 50% cash and also assuming a merger consideration consisting of 100% equity. The analysis was based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. U.S. Bancorp Piper Jaffray advised that publicly disclosed information regarding such transactions is often incomplete, especially for transactions involving acquisitions of or by privately held companies.

The companies involved in the comparable transactions are shown in the following table:

                     ACQUIROR                                              TARGET
---------------------------------------------------  ---------------------------------------------------
The E.W. Scripps Company                             Scripps Howard Broadcasting Company
Ogden Corporation                                    Ogden Projects, Inc
Mobile Telecommunication Corporation                 Destineer Corporation
Uniholding Corporation                               Unilabs Group Ltd.
Conseco Inc.                                         Bankers Life Holding
National Patent Development Corporation              General Physics Corporation
Sears, Roebuck & Co.                                 Maxserv Inc.
Enron Corporation                                    Enron Global Power & Pipelines LLC
Newmont Mining Corporation                           Newmont Gold Company

This analysis produced multiples of selected valuation as follows:

                                                               LABONE                       COMPARABLE COMPANIES
                                                      ------------------------  --------------------------------------------
                                                        50%/50%       100%        MEAN       MEDIAN       MAX.       MIN.
                                                      -----------  -----------  ---------  -----------  ---------  ---------
Percent owned prior to transaction..................        80.5%        80.5%       73.6%       80.0%       93.8%      52.0%
Transaction value (in millions).....................   $    30.5    $    26.7   $   131.7   $    94.0   $   421.9  $    25.7
Premium (discount) one day prior to announcement....         6.8%        (6.8)%       4.4%        1.4%       33.3%      (9.6)%
Premium (discount) four weeks prior to
  announcement......................................         0.6%       (12.1 )%      11.8%       12.9%      54.2%     (24.5)%

    In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the special committee, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray do not necessarily reflect actual values or future results. Those values and results may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies are not appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to LabONE, Holdings or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which LabONE and Holdings were compared and other factors that could affect the public trading value of the companies.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by LabONE and Holdings and did not assume responsibility for the independent verification of such information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of LabONE and

Holdings that the information provided to it by LabONE and Holdings was prepared on a reasonable basis, that the financial planning data and other business outlook information reflects the best currently available estimates of management, and that management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray also relied upon memoranda and discussions with the special committee and the special committee's legal counsel concerning the elements of fairness of price under applicable law in the context of a merger such as the merger of LabONE and Holdings.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed, without modification or waiver of material terms or conditions by Holdings or LabONE. In addition, U.S. Bancorp Piper Jaffray assumed that, in the course of obtaining the necessary regulatory approvals for the merger transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the transaction.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Holdings or LabONE, and were not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed LabONE as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Holdings common stock have traded or at which the shares of the combined company may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

    U.S. Bancorp Piper Jaffray was not hired or authorized to solicit, and it did not solicit, any other business combination transaction or strategic alternative transaction to the merger.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The special committee selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the healthcare services industry in general. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of LabONE or Holdings for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

    Under the terms of the engagement letter dated April 18, 1997, LabONE paid U.S. Bancorp Piper Jaffray a non-refundable retainer of $25,000 for its financial advisory services rendered in connection with the merger transaction and agreed to pay an additional $125,000 upon rendering its opinion. Whether or not the merger is consummated, LabONE has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the special committee.

ACCOUNTING TREATMENT

    The merger will be accounted for as an acquisition of minority interest using the purchase method of accounting. For the purposes of preparing its consolidated financial statements, Holdings will determine fair values of LabONE's assets and liabilities, and will record as goodwill the excess of consideration paid, plus costs of the merger, over the fair value of the net assets acquired. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made, however, management does not believe the adjustments to LabONE's assets or liabilities will be material. The transaction goodwill created by the merger will be expensed over a 20 year period. The purchase accounting adjustments made in connection with the development of the pro forma financial statements appearing elsewhere in the joint proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma financial statements. For financial reporting purposes, the results of operations relating to the acquisition of the minority interest in LabONE will be included in the combined company's consolidated financial statements following the effective date of the merger. See "Unaudited Pro Forma Condensed Financial Statements" on page 74.

FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following is a summary of material United States federal income tax consequences of the merger to Holdings, LabONE, Holdings stockholders, and LabONE stockholders. However, the discussion is not a complete analysis or listing of all of the tax considerations that might be relevant to any particular Holdings stockholder or LabONE stockholder in making a decision to vote for or against the merger. The discussion does not deal with the tax consequences of the merger to persons who are subject to special rules such as, for example, financial institutions, dealers in securities, persons who hold stock as part of a straddle or conversion transaction, regulated investment companies, insurance companies, tax-exempt organizations, and foreign persons. The discussion also does not address the tax consequences of the merger to any stockholder of Holdings or LabONE who does not hold that stock as a capital asset or who acquires the stock as compensation. Moreover, the application to the merger of any applicable state, local, or foreign tax laws, or any estate or gift tax laws, is not discussed.

    This discussion is based on the Internal Revenue Code of 1986, its legislative history, applicable final, temporary, and proposed Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently existing and in effect. There can be no assurance that the Internal Revenue Service and the courts will not take a contrary view with respect to these tax consequences, and no ruling from the IRS respecting these tax consequences has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect (possibly adversely) the tax consequences of the merger to the constituent corporations and their respective stockholders.

    Holdings has obtained an opinion letter from its counsel, Lathrop & Gage L.C., regarding the tax consequences of the merger under current law. The remainder of this discussion summarizes the views of Lathrop & Gage L.C. as set forth in that opinion letter.

    HOLDINGS STOCKHOLDERS. For federal income tax purposes the merger will have no effect on Holdings stockholders who do not exercise dissenters rights. However, Holdings stockholders who receive cash in lieu of fractional shares in connection with the stock split that precedes the merger will be treated for federal income tax purposes as if they had received the fractional shares and such shares were then redeemed by Holdings. The specific tax consequences of this treatment to each such stockholder will depend on such stockholder's individual circumstances, although the IRS generally has ruled that a stockholder who receives cash that is not separately bargained-for consideration in lieu of a fractional share will recognize gain or loss on the deemed redemption of such fractional share in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such fractional share.

    Similarly, Holdings stockholders who receive cash as a result of their exercise of statutory dissenters' rights will be treated for federal income tax purposes as if their Holdings stock were redeemed by Holdings. This deemed redemption will be treated as a sale or exchange of a dissenting stockholder's Holdings stock, and thus will trigger capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such stock, unless the stockholder is treated pursuant to certain constructive ownership rules of the Internal Revenue Code as being the owner of Holdings stock that is actually owned by another related person. If a dissenting stockholder is deemed to continue to own Holdings stock after the merger by reason of these constructive ownership rules, then the deemed redemption of such stockholder's Holdings stock will be treated either as a sale or exchange of such stock (and thus will trigger capital gain or loss) or as a dividend, in accordance with the deemed redemption rules discussed below that are applicable to LabONE stockholders who receive both combined company stock and cash in exchange for their LabONE stock pursuant to the merger.

    Because the specific tax consequences of the merger and the stock split that precedes the merger to Holdings stockholders who exercise statutory dissenters' rights or receive cash in lieu of fractional shares will depend on their individual circumstances, they are urged to consult with their tax advisors regarding the specific tax consequences to them of these events.

    LABONE STOCKHOLDERS OTHER THAN HOLDINGS. With respect to LabONE stockholders, other than Holdings, the merger will qualify for federal income tax purposes as a tax-free reorganization and both Holdings and LabONE will be parties to such reorganization. Accordingly, the principal federal income tax consequences of the merger to such stockholders are as follows.

    No gain or loss will be recognized by LabONE stockholders who receive only combined company stock in exchange for their LabONE stock pursuant to the merger.

    LabONE stockholders who receive some combined company stock and some cash in exchange for their LabONE stock pursuant to the merger will recognize gain, but not loss, on such exchange. The amount of the gain recognized by such a stockholder will be equal to the lesser of:

    - the total gain realized by such stockholder on the exchange (I.E., the value of the merger consideration received by such stockholder, including both cash and combined company stock, less such stockholder's tax basis in the LabONE stock that is given up in the exchange); or

    - the amount of cash received.

The gain that is realized by a LabONE stockholder may be capital gain or ordinary income, depending on the stockholder's individual circumstances.

    For purposes of determining whether the gain realized by LabONE stockholders who receive some combined company stock and some cash in exchange for their LabONE stock pursuant to the merger is capital gain or ordinary income, such stockholders will be treated as if they exchanged all of their LabONE stock for combined company stock and Holdings immediately redeemed a portion of such combined company stock for cash. This deemed redemption of a LabONE stockholder will be treated as a sale or exchange of the stock that is deemed to have been redeemed, and thus will trigger capital gain or loss, if the deemed redemption is considered to be "not essentially equivalent to a dividend" (within the meaning of the Internal Revenue Code) or if it is considered to be "substantially disproportionate" with respect to the stockholder (within the meaning of the Internal Revenue Code); otherwise the gain will be treated as a dividend. In determining whether the deemed redemption is not essentially equivalent to a dividend or is substantially disproportionate, certain constructive ownership rules of the Internal Revenue Code generally apply to determine whether a stockholder is treated as owning stock that is actually owned by certain other related parties.

    A deemed redemption of Holdings stock treated as held by a LabONE stockholder who receives some combined company stock and some cash in exchange for LabONE stock will be considered to be not essentially equivalent to a dividend if the deemed redemption results in a meaningful reduction in the stockholder's interest in Holdings. In this regard, the IRS has taken the position that the "not essentially equivalent to a dividend" test may be satisfied with respect to a redemption of a portion of a stockholder's stock in a corporation if the stockholder's percentage stock ownership interest in the corporation is minimal, the stockholder exercises no control over corporate affairs, and there is a meaningful reduction in the stockholder's percentage stock ownership.

    A deemed redemption of Holdings stock treated as held by a LabONE stockholder who receives some combined company stock and some cash in exchange for LabONE stock will be considered to be substantially disproportionate with respect to the stockholder if the stockholder actually and constructively owns less than 50 percent of the voting power of the outstanding Holdings stock after the deemed redemption and if the percentage of Holdings stock actually and constructively owned by such stockholder after the deemed redemption is less than 80 percent of the percentage of Holdings stock actually and constructively owned by such stockholder immediately before the deemed redemption.

    As indicated in the foregoing discussion, the character of the gain, if any, recognized by LabONE stockholders who receive some combined company stock and some cash in exchange for their LabONE stock pursuant to the merger depends on the stockholders' individual circumstances. Therefore, such stockholders are urged to consult with their tax advisors regarding the character of the gain, if any, that is recognized by them as a result of such event.

    LabONE stockholders who receive only cash in exchange for their LabONE stock pursuant to the merger will likely be treated as if they had received combined company stock in the merger and such stock was redeemed by Holdings immediately after the merger, although the law in this regard is unclear and such stockholders may be treated as if they had sold their LabONE stock to Holdings. A deemed redemption may be treated as a sale or exchange of Holdings stock (with the recognition of capital gain or loss) or it may be treated as a dividend, depending on the stockholder's individual circumstances. A deemed sale would cause the recognition of capital gain or loss.

    A deemed redemption of Holdings stock held by a LabONE stockholder who receives only cash in exchange for LabONE stock will be treated as a sale or exchange of such stock, and thus will trigger capital gain or loss in an amount equal to the difference between the amount of cash received and such stockholder's tax basis in such stock, unless the stockholder is treated pursuant to constructive ownership rules of the Internal Revenue Code as being the owner of Holdings stock that is actually owned by another related person. If such a LabONE stockholder is deemed to continue to own Holdings stock after the merger by reason of these constructive ownership rules, then the deemed redemption either will be treated as a sale or exchange of such stock (and thus will trigger capital gain or loss) under the "not essentially equivalent to a dividend" and "disproportionate redemption" rules discussed above or it will be treated as a dividend.

    Because of the uncertainty in the law, and because of the LabONE stockholders' varying circumstances, LabONE stockholders who receive only cash in exchange for their LabONE stock pursuant to the merger are urged to consult with their tax advisors regarding the tax consequences to them of such event.

    The tax basis of the shares of combined company stock received by a LabONE stockholder pursuant to the merger will equal the tax basis of such stockholder's shares of LabONE stock exchanged in the merger, increased by the amount of any gain recognized by such stockholder and decreased by the amount of any cash received by such stockholder. The holding period for shares of combined company stock received by a LabONE stockholder pursuant to the merger will include the holding period for the shares of LabONE stock exchanged in the merger.

    HOLDINGS. With respect to Holdings the merger will qualify as a tax-free liquidation of LabONE. The principal federal income tax consequences of such qualification are as follows.

    No gain or loss will be recognized by Holdings upon the receipt by it of all of LabONE's property and the cancellation of its LabONE stock pursuant to the merger or as a result of the stock split that precedes the merger. However, and notwithstanding the preceding sentence, Holdings will at the time of the merger recognize any gain or loss that is realized by it upon its receipt of property from LabONE in satisfaction of any debt that is then owed to it by LabONE. Also, and again notwithstanding the first sentence of this paragraph, Holdings may at the time of the merger recognize income from the discharge of indebtedness if any indebtedness is then owed by it to LabONE.

    Holdings' initial tax basis in each of the properties received by it from LabONE pursuant to the merger will be the same as LabONE's tax basis therein immediately before the merger. Holdings' holding period for the property received by it from LabONE pursuant to the merger will include the period for which the property was held by LabONE.

    LABONE. With respect to LabONE the merger will qualify as a tax-free liquidation of LabONE. Accordingly, no gain or loss will be recognized by LabONE for federal income tax purposes upon the distribution by it of all of its property to Holdings pursuant to the merger.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDINGS STOCKHOLDER WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS, AND EACH LABONE STOCKHOLDER, IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES LAWS AND ANY PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the LabONE board of directors and the Holdings board of directors with respect to the merger, stockholders should be aware that certain members of the board of directors of LabONE, certain executive officers of LabONE, certain members of the board of directors of Holdings and certain executive officers of Holdings have the following interests in the merger separate from and in addition to their interests as LabONE stockholders and Holdings stockholders, respectively.

    COMPOSITION OF THE COMBINED COMPANY BOARD. In connection with the merger, nine of the current directors of LabONE, will be elected as directors of the combined company at the time of the merger. All of the current directors of Holdings will concurrently resign their positions as directors and will cease to have any continuing office with the combined company.

    DIRECTOR COMPENSATION AFTER THE MERGER. Directors who are not employees of the combined company will receive the same compensation as non-employee directors received from LabONE prior to the merger, subject to change from time to time by the board of directors of the combined company. Directors who are not employees of the combined company will receive an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock of the combined company having a value equal to $10,000, plus $500 for each board and committee meeting attended and reimbursement for reasonable expenses in attending meetings.

    Richard S. Schweiker, who will serve as a director of the combined company, has agreed to attend national meetings of insurance underwriters on behalf of the combined company and to make selected contacts in furtherance of its business. For these services the combined company will pay Mr. Schweiker additional fees of $30,000 annually.

    ADJUSTMENTS TO HOLDINGS STOCK OPTIONS. Each of the four Holdings directors who will cease to hold office at the effective time of the merger hold options to purchase 15,000 shares of the Holdings common stock at a price of $26.50 per share. The options were granted on September 17, 1997, for terms expiring on the earlier of:

    - September 17, 2007,

    - 90 days after the directors term as director terminates other than by death, or

    - one year after death if the death occurs during or within 90 days after the term of the director terminates.

The options become exercisable in three equal annual installments commencing on each of the first three anniversaries of the date of grant. They also become exercisable in full upon certain change-in-control events or in the event of a merger which contemplates that the director's term will cease following the merger, as is the case in the proposed merger. During August 1998, and based on the recommendation of the compensation committee of the Holdings board, the board of directors of Holdings amended the options so that they would not automatically expire 90 days following a termination of director status due to a merger. Adoption of the merger agreement will effect a ratification of that board action. In addition, the merger agreement provides that at the effective time the options will be adjusted so that each option to purchase 15,000 shares for $26.50 per share will become an option to purchase 22,500 shares at a per share price of $17.66 per share. See "Management of Holdings--Report of the Compensation Committee on Executive Compensation" on page 122.

    PAYMENTS UPON TERMINATION OF EMPLOYMENT AGREEMENTS. The merger agreement also provides that the employment of all officers of Holdings will terminate at the effective time of the merger. This will effect a termination of the employment agreements without cause of each of those officers so as to trigger a requirement of Holdings to pay Mr. Jacobs and Mr. Fitzwater their base salaries for a period of two years, and Ms. McCoy her base salary for a period of one year, following the date of termination. The annual base salary of each of Messrs. Jacobs and Fitzwater is $100,000 and the base salary of Ms. McCoy is $70,000.

    INDEMNIFICATION. The merger agreement obligates the combined company to provide indemnification and to advance expenses to persons who were officers and directors of LabONE or Holdings prior to the effective time. These obligations will survive the merger and will remain in force for six years after the effective time. Further, the merger agreement obligates the combined company to provide directors and officers liability insurance for a period of six years to persons who were directors or officers on March 7, 1999 and who cease to be so prior to or at the effective time. The obligation of the combined company to indemnify directors and officers includes the obligation to indemnify for liabilities arising out of the merger or the merger agreement.

    LabONE also has corporate reimbursement and directors and officers liability insurance. This insurance indemnifies directors and officers against claims made against them during the policy period for wrongful acts in their capacities as directors and officers of LabONE. This insurance has been recently modified to eliminate a previous exclusion of coverage for claims against such persons brought by or on behalf of Holdings or its stockholders by reason of any proposed or completed merger of LabONE and Holdings.

DISSENTERS' RIGHTS

    Under The Delaware General Corporation Law, LabONE stockholders have no dissenters' rights with respect to the Merger.

    Under Section 351.455 of The Missouri General and Business Corporation Law, Holdings stockholders who do not vote in favor of adoption of the merger agreement and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of Holdings common stock, as of the day prior to the day of the Holding's meeting, in the event of the consummation of the merger. However, Holdings may elect to terminate the merger agreement if holders of more than 5% of Holdings outstanding shares exercise dissenters' rights. No holder of Holdings common stock dissenting from the merger will be entitled to shares of combined company common stock or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses such holder's right to dissent from the merger agreement.

    The following is a summary of the procedures which must be followed by any stockholder who wishes to dissent and demand payment for his or her shares in the event of consummation of the merger. The text of Section 351.455, contains the applicable procedures. It is set forth in Appendix D to this joint proxy statement/prospectus. Holders of Holdings common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See "Federal Income Tax Consequences" on page 46.

    A Holdings stockholder may assert dissenters' rights only by complying with all of the following requirements:

     a. The stockholder must deliver to Holdings prior to or at the annual meeting a written objection to the merger agreement. Such objection should be delivered or mailed in time to arrive before the annual meeting to Lab Holdings, Inc., 5000 West 95th Street, Suite 260, Shawnee Mission, Kansas 66207, Attention: Corporate Secretary. Such a written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to Holdings before the vote is taken. Unless a stockholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

     b. The stockholder must not vote in favor of adoption of the merger agreement.

     c. The stockholder must deliver to the combined company within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of Holdings common stock as of the day prior to the date on which the vote for adoption of the merger agreement was taken. That demand must include a statement of the number of shares of Holdings common stock owned. The demand must be mailed or delivered to the combined company at 10101 Renner Boulevard, Lenexa, Kansas 66219, Attn: W.T. Grant II, Chairman and President. Any stockholder who fails to make a written demand for payment within the twenty-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Neither a vote against the merger agreement nor the written objection referred to in (a) satisfies the written demand requirement referred to in this clause (c).

    A beneficial owner of shares of Holdings common stock who is not the record owner may not assert dissenters' rights. If the shares of Holdings common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of Holdings common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

    If within thirty days of the effective time the value of a dissenting stockholder's shares of Holdings common stock is agreed upon between the stockholder and the combined company, the combined company will make payment to the stockholder within ninety days of the effective time, upon the stockholder's surrender of his or her certificates. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in such shares or in the combined company.

    If the dissenting stockholder and the combined company do not agree on the fair value of the shares within thirty days after the effective time, the dissenting stockholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Cole County, Missouri asking for a finding and a determination of the fair value of the shares. The dissenting stockholder is entitled to judgment against the combined company for the amount of such fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the combined company of the Holdings certificates representing said shares. Upon payment of the judgment, the dissenting stockholder shall cease to have any interest in such shares or in the combined company. Unless the dissenting stockholder will file such petition within the time herein limited, such stockholder and all persons claiming under such stockholder will be conclusively presumed to have adopted and ratified the merger agreement, and will be bound by the terms thereof.

    The right of a dissenting stockholder to be paid the fair value for his or her shares will cease if the stockholder fails to comply with the procedures of
Section 351.455 or if the merger agreement is terminated for any reason.

    The preceding is qualified in its entirety by the text of the appraisal provisions of Section 351.455. A copy of that statute is attached hereto as Appendix D and is incorporated herein by reference.

    It is a condition to the merger that the holders of not more than 5% of Holdings' outstanding common stock exercise dissenters' rights.

AMENDMENTS TO HOLDINGS' ARTICLES OF INCORPORATION AND BYLAWS

    Holdings is the combined company in the merger. The merger agreement provides that Holdings' articles of incorporation and bylaws will be amended in certain respects as of the effective time of the merger. These changes are reflected in the articles of incorporation and bylaws of the combined company attached as Exhibits B and C to the merger agreement. The principal changes are described below.

    ARTICLES OF INCORPORATION

    - The name of the corporation will be changed to LabONE, Inc.

    - The authorized common stock will be increased from 24,000,000 to 40,000,000 shares to match the number of currently authorized common stock of LabONE.

    - The par value of the common stock and preferred stock of the corporation will be reduced from $1.00 par value per share to $.01 par value per share.

    - A "fair price" provision which waives the requirement of 80% stockholder approval on certain business combinations involving certain related persons if the business combination is approved by a two-thirds vote of continuing directors at a meeting at which (before giving effect to the articles amendment described on page 128) a quorum of at least nine continuing directors are present, is changed to require a two-thirds vote of all continuing directors in order to waive the 80% stockholder approval requirement. The fair price provision is also changed to expand the universe of bylaw provisions which must be retained in a merger with a subsidiary in order for the merger not to be considered a business combination.

    - A provision requiring the affirmative vote of at least 80% of the outstanding shares entitled to vote in order to amend, modify or repeal certain provisions of the articles of incorporation or bylaws, unless the board of directors unanimously recommends any such amendment, is changed:

       - to expand the sections of the bylaws which may not be amended without 80% stockholder approval,

       - to require 80% stockholder approval to adopt provisions inconsistent therewith, and

       - to eliminate such 80% stockholder approval requirement if any such amendment is favorably recommended by only a majority of the entire board of directors.

    The additional provisions of the bylaws to be covered by the 80% stockholder approval requirements for amendment include:

       - a provision specifying the officers who may preside over stockholders' meetings and giving the presiding officer authority to adjourn stockholders' meetings from time to time;

       - a provision limiting the business to be conducted at stockholders' meetings to matters stated in the notice of such meetings or otherwise properly brought before the meetings;

       - a provision stating that the property and business of the corporation shall be controlled and managed by the board of directors;

       - provisions providing for the indemnification and limitation of liability of directors, officers and employees of the corporation, or persons who are serving at the request of the corporation as directors, officers or employees of other enterprises; and

       - provisions establishing advance notice procedures for stockholders wishing to nominate candidates for election as directors or to bring other proposals before annual stockholders' meetings.

    BYLAWS

    - A new provision will be added to require advance notice of all stockholders' nominations for election as directors and to bring other proposals not sponsored by the board of directors before annual stockholders' meetings. Stockholders will be required to deliver prior written notice of any director nomination or other proposal to the Secretary of the corporation no later than ninety days before the meeting date or ten days after the meeting date is publicly announced, whichever is later. Such notice must be accompanied by specific information of the sort needed by the corporation for inclusion in any proxy materials prepared in accordance with the Securities Exchange Act of 1934. If the stockholder's nomination or proposal is deemed incomplete by the board of directors or a designated committee thereof, the stockholder will be notified and given five days, or such shorter time as may reasonably be deemed appropriate by the board or committee, to cure the deficiency. If the board or designated committee does not act on the stockholder nomination or proposal before the meeting, then the presiding officer of the meeting will make the determination whether the request is in proper form for consideration at the meeting.

    - The right of the holders of four-fifths of the outstanding shares of the corporation entitled to vote to call a special stockholders' meeting will be eliminated.

    - The right of a single director to call a special meeting of the board will be eliminated; such a meeting may be called by specified officers or a majority of the entire board.

    - A provision that no person shall be eligible for election as an outside director of the corporation after he has attained the age of seventy-five will be eliminated.

    - A provision allowing one or more directors to call a special meeting of the board of directors will be changed to permit a majority of the entire board to call a special board of directors' meeting.

    - A provision is added specifying the officers who may preside over stockholders' meetings and giving the presiding officer authority to adjourn stockholders' meetings from time to time.

    - A provision is added limiting the business to be conducted at stockholders' meetings to matters stated in the notice of such meetings or otherwise properly brought before the meetings.

    - A provision is added empowering the board of directors to determine which class of directors will have a number of directors different from the other classes if the number of directors is not evenly divisible by three.

CERTAIN POSSIBLE ANTI-TAKEOVER EFFECTS OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS OF THE COMBINED COMPANY

    The merger is not being proposed in order to prevent any known attempt to acquire control of Holdings by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to obtain representation on the Holdings or LabONE boards of directors. It is not the policy of LabONE or Holdings to discourage legitimate offers to enhance stockholder value. However, certain of the amendments to the articles of incorporation and bylaws of the combined company may have an anti-takeover effect as described below. The proposed amendments to the articles of incorporation and bylaws of the combined company are not part of a plan to adopt a series of such amendments.

    INCREASE IN AUTHORIZED SHARES. As described above, the authorized shares of common stock of the combined company will be increased in the merger from 24,000,000 shares to 40,000,000 shares. LabONE and Holdings agreed to increase the authorized shares of common stock to 40,000,000 shares so that the number of authorized shares of common stock of the combined company after the merger would equal the number of authorized shares of common stock of LabONE prior to the merger, although the ratio of authorized shares to outstanding shares is expected to decline as a result of the merger and related transactions. This increase in the number of authorized shares is not intended as an anti-takeover device, and there are currently no plans, understandings, agreements or arrangements concerning the issuance of additional shares of capital stock of the combined company, other than shares to be issued in connection with the merger and the stock split, pursuant to employee benefit plans and upon the exercise of warrants issued by LabONE that are being assumed by the combined company in the merger. However, the increase in the number of authorized shares could enable the board of directors of the combined company to render more difficult or discourage a hostile transaction to take control of the combined company. In the course of exercising their fiduciary responsibilities to stockholders, the board of directors could issue additional shares without stockholder approval in order to increase the voting power of parties friendly to the board of directors or to dilute the voting and other rights of the proposed acquiror. The 3,000,000 authorized but unissued shares of combined company preferred stock may be also issued by the board of directors for the same purposes.

    ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS. The combined company's bylaws will contain a new provision establishing an advance notice procedure for stockholders wishing to nominate candidates for election as directors or bring other business before an annual meeting of stockholders. By requiring advance notice of nominations and stockholder proposals, the new bylaw provision will provide a more orderly procedure for conducting annual meetings of stockholders and will provide the board of directors with the opportunity to inform stockholders prior to such meetings, to the extent deemed necessary or desirable by the board of directors, of the qualifications of such nominees and of any business to be conducted at such meetings. Although the advance notice provisions do not give the board of directors of the combined company any power to approve or disapprove stockholder nominations or proposals, they may have the effect of precluding or delaying a contest for the election of directors or the consideration of stockholder proposals if the designated procedures are not followed. Such provisions may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the combined company or its stockholders.

    SPECIAL STOCKHOLDERS' MEETINGS. The combined company's bylaws will be amended to eliminate the right of the holders of four-fifths ( 4/5) of outstanding shares to call a special meeting of stockholders. Special meetings may be called only by a majority of the entire board of directors. The purpose of this amendment is to avoid the time, expense and disruption resulting from holding special meetings of stockholders in addition to annual meetings, unless the special meetings are approved by the board of directors. However, this amendment may have the effect of delaying a change in control of the combined company or delaying the presentation to the stockholders of a stockholder proposal favored by the holders of four-fifths ( 4/5) of the outstanding shares.

    EXISTING PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS. Certain existing provisions found in Holdings' articles of incorporation and bylaws that also will be included in the combined company's articles of incorporation and bylaws might have the effect of discouraging a potential acquiror from attempting a takeover of the combined company on terms which some stockholders might favor, and might reduce the opportunity for the combined company's stockholders to sell shares at a premium over then-prevailing market prices. These include provisions relating to a classified board of directors, removing and appointing directors, "blank-check preferred stock", business combinations and charter and bylaw amendments. See "Description Of Combined Company Capital Stock--Certain Provisions of Combined Company Articles of Incorporation and Bylaws That May Have an Anti-takeover Effect" on page 110.

RESALES OF COMMON STOCK

    The shares of Holdings common stock to be issued to the stockholders of LabONE in the merger are being registered under the Securities Act of 1933 pursuant to the registration statement of which this joint proxy statement/prospectus is a part. However, because some stockholders of LabONE are or may be affiliates of LabONE, such persons will not be able to resell the common stock of the combined company received in the merger with respect to their LabONE shares unless the common stock of the combined company is registered for resale under the Securities Act, is sold in compliance with an exemption from the registration requirements of the Securities Act or is sold in compliance with Rule 145 under the Securities Act.

    Under Rule 145 the sale of common stock acquired by LabONE affiliates with respect to their LabONE shares in the merger will be subject to certain restrictions. Such persons may sell common stock of the combined company under Rule 145 if:

    - the combined company has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months,

    - the common stock is sold in a "broker's transaction," or in transactions directly with a market maker, and

    - such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of:

           a. 1% of the outstanding shares of the common stock of the combined company, or

           b. the average weekly trading volume of that common stock on The NASDAQ Stock Market during the four-week period preceding the sale.

    One year following the merger and if such person is not an affiliate of the combined company, the person may sell the common stock of the combined company under Rule 145 without complying with the requirements described above if the combined company has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months. Two years following the merger, if such person is not an affiliate of the combined company and has not been an affiliate for at least three months, the person may sell the common stock of the combined company without complying with any of the requirements described above.

    Persons who may be deemed to be affiliates of LabONE generally include individuals or entities which control, are controlled by, or are under common control with, LabONE and may include certain officers, directors and principal stockholders of LabONE and Holdings. The merger agreement requires LabONE to use its commercially reasonable efforts to cause each of its affiliates to execute a written agreement acknowledging that the person is covered by the provisions of Rule 145(d).

                              THE MERGER AGREEMENT

GENERAL

    The merger agreement provides for the merger of LabONE into Holdings, with Holdings continuing as the surviving corporation. This section of the document describes material provisions of the merger agreement that is appended to this document as Appendix A. Because the description of the merger agreement is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement before you decide how to vote.

PRE-MERGER STOCK SPLIT

    The merger agreement provides that, prior to the effective time of the merger, the board of directors of Holdings will declare a stock split payable as a dividend so that, immediately prior to the effective time, each issued and outstanding share of Holdings common stock shall be automatically converted into
1.50 shares of Holdings common stock. The dividend will be conditioned upon satisfaction of all conditions to the merger and will be payable after the merger in common stock of the combined company.

CLOSING OF THE MERGER; EFFECTIVE TIME OF THE MERGER

    CLOSING OF THE MERGER. Unless the parties agree otherwise, the closing of the merger will take place on the business day on which there is satisfaction (or waiver) of the latest to occur of all of the closing conditions. This is expected to occur shortly after the approval of the stockholders of both companies at the annual meetings.

    EFFECTIVE TIME OF THE MERGER. At the closing of the merger, Holdings will file articles of merger with the Missouri Secretary of State and a certificate of merger with the Secretary of State of Delaware. The effective time of the merger will be when the Missouri Secretary of State issues a certificate of merger attaching to it the articles of merger.

EFFECT OF MERGER

    SURVIVING CORPORATION. Holdings will be the surviving corporation in the merger. However, pursuant to the merger agreement, its name will be changed to LabONE, Inc.

    ARTICLES AND BYLAWS. The articles of incorporation and bylaws of Holdings as in effect immediately prior to the effective time will be amended to read as set forth in Exhibits B and C, respectively, to the merger agreement. See "The Proposed Merger--Amendments to Holdings' Articles of Incorporation and Bylaws" on page 52 and "Description of Combined Company Capital Stock" on page 109.

    DIRECTORS AND OFFICERS. At the effective time, the directors and officers of Holdings will resign, management of the combined company will consist of the present LabONE management and the board of directors of the combined company will consist of twelve persons, nine of whom are presently members of the LabONE board. See "Management of LabONE" on page 94 and "Management of Combined Company After the Merger" on page 103.

CONVERSION OF LABONE COMMON STOCK INTO SHARES OF THE COMBINED COMPANY OR CASH

    MERGER CONSIDERATION FOR LABONE COMMON STOCK. If you are a record holder of LabONE common stock immediately prior to the effective time, you may elect to receive:

       a.  a cash price per share equal to $12.75; or

       b.  one (1) share of combined company common stock; or

       c. the cash price per share for a stated number of your shares and combined company common stock for a stated number of your shares;

however, as discussed below, the number of your shares that will be converted into cash is dependent on the maximum amount payable in cash with respect to all shares of LabONE common stock. That maximum amount may not exceed $16,600,000 in the aggregate.

    A form of election that a record holder of LabONE common stock may use to make a cash election or a partial cash election is being furnished with this joint proxy statement/prospectus to record holders. If you are a LabONE stockholder whose shares are held in "street name" by your broker or other nominee, you should receive election forms from that person. If you or your record holder fails to properly make a cash election or partial cash election by submitting to American Stock Transfer and Trust Company a properly completed and signed form of election before 10:00 a.m. New York City time on the day of the meeting of the stockholders of LabONE, you will be deemed to have made a stock election and will receive stock of the combined company in exchange for your shares of LabONE in the merger. American Stock Transfer and Trust Company is acting as disbursing agent.

    If you make a stock election or a partial stock election, your shares of LabONE common stock with respect to which your election is made (collectively, the "stock election shares") will be converted into the right to receive combined company common stock. As noted above, if you fail to make a cash election or partial cash election, you will be deemed to have made a stock election. Therefore, you do not need to do anything to make a stock election.

    From and after the effective time, certificates evidencing shares of LabONE common stock (other than shares held by Holdings, which will be cancelled and cash election shares) will be deemed to represent the number of shares of combined company common stock into which they were converted. Accordingly, holders who wish to make a stock election will not be required to surrender their shares to the disbursing agent. However, such holders may obtain new certificates at a later date by delivering the old certificates to the combined company's transfer agent, American Stock Transfer & Trust Company, together with appropriate transmittal documents that may be obtained from such agent upon request.

    As mentioned above, if you elect to receive cash for some or all of your LabONE shares, the number of your shares that will be converted into cash is dependent on whether all of the cash elections exceed the $16.6 million cash limit. If the cash limit is not exceeded, all of your LabONE shares covered by a proper cash election will be converted into cash. However, if the cash limit is exceeded, then your cash election shares will be converted into the right to receive a combination of combined company common stock and cash. In that case each cash election share will be converted into the right to receive:

       a. an amount in cash, without interest, equal to $12.75 times a fraction, the numerator of which is $16,600,000 and the denominator of which will be the aggregate amount of all valid cash elections with respect to all cash election shares; and

       b. a fractional share of combined company common stock equal to one minus the fraction defined in clause a. above. If the total number of shares issuable to you results in a fractional share, then the number of shares that you will receive will be rounded up to the nearest whole number of shares and the amount of cash payable under clause a. will be reduced by the value of such fractional share.

    FOR EXAMPLE--if all cash elections amount to $20,000,000 and you elected all cash for 100 of your shares, you would receive cash for 83 LabONE shares and combined company stock for 17 of your LabONE shares as follows:

            $16,600,000/$20,000,000 = .83 = cash fraction

            .83 x 100 shares = 83 shares x $12.75= $1,058.25 in cash and

            .17 x 100 shares = 17 shares of combined company common stock

    ELECTION PROCEDURES. Holdings has appointed its transfer agent, American Stock Transfer & Trust Company, to act as disbursing agent for the payment of merger consideration to holders of LabONE common stock. At the effective time, the combined company will deposit with the disbursing agent in trust for the benefit of LabONE stockholders cash in an amount sufficient to make cash payments to those who have made cash elections or partial cash elections together with shares of combined company common stock for those who have made partial stock elections.

    Pursuant to the merger agreement, each person who was a LabONE stockholder on the record date for the LabONE annual meeting is receiving with this joint proxy statement/prospectus a letter of transmittal that includes a form of election for use in making a cash election or a partial cash election. Holdings and LabONE have agreed to use their reasonable efforts to make the form of election and related letter of transmittal and the joint proxy statement/prospectus available to all persons who become record holders of LabONE common stock during the period between such record date and the election date referred to below. The form of election specifies that delivery shall be effected, and risk of loss and title to the LabONE certificates shall pass, only upon proper delivery of the LabONE certificates to the disbursing agent and contains instructions for use in effecting the surrender of LabONE certificates in exchange for payment of cash to stockholders who wish to make a cash election or a partial cash election

    If you are a LabONE stockholder whose shares are held in "street name" by your broker or other nominee, only that holder can make a cash election for you or revoke a cash election once made. In that case you should follow the directions provided by them regarding how to instruct them to make or revoke a cash election. If you do not receive instructions you should immediately contact the record holder and seek instructions.

    Under the merger agreement, any cash election or partial cash election will be properly made only if the disbursing agent receives at its designated office, before 10:00 a.m. New York City time on August 9, 1999, a form of election and related letter of transmittal, properly completed and signed, and accompanied by certificates for the shares of LabONE common stock to which such form of election relates, properly endorsed or otherwise in proper form for transfer (or accompanied by an appropriate guarantee of delivery of such certificates as set forth in such letter of transmittal from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the disbursing agent within three trading days after the date of execution of such guarantee of delivery). Failure to deliver certificates covered by a guarantee of delivery within three trading days after the date of execution of such guarantee of delivery will invalidate any otherwise properly made cash election or partial cash election.

    Any LabONE stockholder of record who submits a form of election to the disbursing agent may revoke it by delivering written notice to the disbursing agent prior to 10:00 a.m., New York City time, on August 9, 1999. If you are a LabONE stockholder whose shares are held in "street name" by your broker or other nominee, you should provide instructions to your record holder well in advance of the August 9, 1999, deadline so that the record holder will have sufficient time to act effectively on your instructions. All forms of election shall automatically be revoked if the disbursing agent is notified in writing by Holdings and LabONE that the merger has been abandoned. If a form of election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of LabONE common stock to which such form of election relates will be promptly returned to the stockholder submitting the same to the disbursing agent.

    Promptly after the effective time, the combined company will cause the disbursing agent to make payment to those who have timely and properly submitted their LabONE certificates with a duly executed letter of transmittal and such other documents as may be reasonably required by the disbursing agent. No interest will be paid or will accrue on amounts payable upon the surrender of the LabONE certificates. If payment is to be made to a person other than the person in whose name the LabONE certificate surrendered is registered, it shall be a condition of payment that the LabONE certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the LabONE certificate surrendered or establish to the satisfaction of the combined company that such tax has been paid or is not applicable.

    The combined company will have the discretion to determine whether forms of election have been properly completed, signed and submitted. That discretion may be delegated in whole or in part to the disbursing agent. The decision of the combined company or the disbursing agent on such matters will be conclusive and binding. Neither the combined company nor the disbursing agent are under any obligation to notify any person of any defect in a letter of transmittal submitted to the disbursing agent. If the combined company or disbursing agent determines that any purported cash election, partial cash election, or partial stock election is not properly made, such purported election will be deemed to be of no force and effect and any stockholder making such purported cash election, partial cash election, or partial stock election will for purposes hereof be deemed to have made a non-election and will receive combined company common stock for his or her shares of LabONE common stock.

    The merger agreement provides that the disbursing agent shall make all computations as to any proration required with respect to cash elections and partial cash elections and that any such computation will be conclusive and binding on the holders of shares of LabONE common stock. The disbursing agent may, with the mutual agreement of Holdings and LabONE, make such rules as are consistent with the merger agreement for the implementation of the elections provided for therein as shall be necessary or desirable fully to effect such elections.

EFFECT OF MERGER ON HOLDINGS COMMON STOCK

    Each share of Holdings $1.00 par common stock issued and outstanding immediately prior to the effective time and each treasury share, assuming the prior effectiveness of the stock split, will remain outstanding after the effective time as a share of $0.01 par value common stock of the combined company; provided, that shares as to which dissenters' rights have been properly exercised under Missouri law will be treated as discussed under "Dissenters' Rights" on page 50.

    Although the merger will effect a change in the name of Holdings to "LabONE, Inc.", certificates evidencing shares of Holdings common stock prior to the effective time will continue to evidence the same number of shares of combined company common stock after the effective time. However, holders of such certificates may obtain new certificates that bear the name "LabONE, Inc. " and that reflect Missouri as the state of incorporation and a par value of $0.01 per share by delivering the old certificates to the combined company's transfer agent, American Stock Transfer & Trust Company, together with appropriate transmittal documents that may be obtained from such agent upon request.

EFFECT OF MERGER ON OPTIONS AND WARRANTS

    LABONE OPTIONS AND WARRANTS. As the surviving corporation, Holdings will assume each outstanding option or warrant to purchase LabONE common stock that is outstanding at the effective time, whether or not then exercisable. As a consequence of the assumption and due to adjustment provisions contained in the option and warrant agreements, the options and warrants will become options and warrants to purchase the same number of shares of common stock of the combined company, at the same price and on the same terms as are provided in the existing option agreements for the purchase of LabONE common stock. LabONE and its compensation committee have also taken such steps as are necessary to insure that no option or warrant will vest or become exercisable as a result of the merger, the absence of which is a condition to the obligations of Holdings to close the merger.

    HOLDINGS STOCK OPTIONS. At the effective time stock options issued under the Holdings 1997 Directors' Stock Option Plan will be adjusted to reflect the
1.5 for 1 stock split. Approval of the merger agreement will also effect a ratification of action taken by the Holdings board on August 27, 1998, that amended the plan and outstanding options so that they could be exercised by the optionee at any time until the end of the term of the option following the termination of director status due to a merger such as the merger contemplated by the merger agreement. See "Interests of Certain Persons in the Merger" on page 49.

DISSENTERS' RIGHTS

    Holders of Holdings common stock are entitled to dissenters' rights under
Section 351.455 of the Missouri General and Business Corporation Law, if they comply with the conditions of the statute. See "The Proposed Merger--Dissenters' Rights" on page 50.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER

    The respective obligations of each party to effect the merger are conditioned on the satisfaction prior to the closing of the merger of the following conditions:

    LABONE STOCKHOLDER APPROVAL. The merger agreement and the merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of LabONE common stock entitled to vote thereon and by the holders of a majority of the outstanding shares of LabONE common stock present and voting in favor of or against the merger agreement and the merger, other than Holdings, officers and directors of Holdings and beneficial owners of 10% or more of the outstanding shares of Holdings common stock.

    HOLDINGS STOCKHOLDER APPROVAL. The merger agreement and the merger shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Holdings common stock entitled to vote thereon. The amendment to the Holdings articles of incorporation referred to under "Proposal to Amend Articles of Incorporation" on page 128, shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Holdings common stock entitled to vote thereon.

    LISTING OF COMBINED COMPANY COMMON STOCK. The shares of the combined company common stock issuable to LabONE stockholders pursuant to the merger and such other shares of combined company common stock required to be reserved for issuance in connection with the merger and related transactions, if any, shall have been authorized for trading on the National Market System of The NASDAQ Stock Market upon official notice of issuance.

    GOVERNMENTAL APPROVALS. All filings, consents, approvals, permits and authorizations required to be obtained prior to the effective time from any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by LabONE and Holdings must have been made or obtained and the registration statement must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order. Other than matters relating to the continued effectiveness of the registration statement with the Securities and Exchange Commission and filings of merger certificates and articles of merger with state authorities, the parties are not aware of any other governmental consents, approvals or authorizations that are required in connection with the merger.

    OTHER APPROVALS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or imposing conditions the compliance with which would reasonably be expected to have a material adverse effect may be in effect at the effective time. In addition, Holdings and LabONE must have obtained all necessary consents required under the merger agreement.

    DISSENTERS. The total number of shares held by holders of Holdings common stock who have exercised dissenters' rights under Section 351.455 of the Missouri General and Business Corporation Law must not exceed 5% of the Holdings common stock outstanding.

    TAX OPINION. LabONE and Holdings shall have received an opinion, reasonably satisfactory to both LabONE and Holdings, of Lathrop & Gage L.C., counsel to Holdings, generally as described under "Federal Income Tax Consequences" on page 46.

    STOCK SPLIT.  The stock split shall have become effective.

    FINANCING. Holdings will have obtained the financing necessary to consummate the merger and other transactions contemplated by the merger agreement.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF HOLDINGS

    The obligations of Holdings to effect the merger are conditioned on the satisfaction of certain other conditions, including:

    ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of LabONE set forth in the merger agreement shall be accurate both as of the date of the merger agreement and as of the time of closing on the closing date of the merger (or if the representation or warranty speaks as of another date, it shall be accurate as of that date), except for any inaccuracy that would not have a material adverse effect.

    PERFORMANCE OF AGREEMENTS. LabONE shall have performed in all material respects all obligations required to be performed by it at or prior to the time of closing on the closing date of the merger.

    OPINION OF HOLDINGS' FINANCIAL ADVISOR. The opinion of Salomon Smith Barney as to the fairness from a financial point of view of the merger consideration to Holdings shall not have been withdrawn or materially modified in an adverse manner prior to the date of mailing of the joint proxy statement/prospectus or any related supplement. See "The Proposed Merger--Opinion of Holdings' Financial Advisor" on page 34.

    LETTERS FROM LABONE AFFILIATES. LabONE shall cause to be prepared and delivered to Holdings a list identifying all persons who, at the time of the LabONE annual meeting, may be deemed to be LabONE affiliates as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. As a condition to its obligations, Holdings shall have received signed copies of agreements from all parties deemed to be LabONE affiliates pursuant to which each such party acknowledges that it is subject to the provisions of Rule 145(d).

    NO VESTING OF LABONE STOCK OPTIONS. LabONE stock options shall not vest as a result of the merger and will maintain the same vesting period as if the merger had not occurred.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF LABONE

    The obligations of LabONE to effect the merger are conditioned on the satisfaction of certain other conditions, including:

    ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Holdings set forth in the merger agreement shall be accurate both as of the date of the merger agreement and as of the time of closing on the closing date of the merger (or if the representation or warranty speaks as of another date, it shall be accurate as of that date), except for any inaccuracy that would not have a material adverse effect.

    PERFORMANCE OF AGREEMENTS. Holdings shall have performed in all material respects all obligations required to be performed by it at or prior to the time of closing on the closing date of the merger.

    OPINION OF LABONE'S FINANCIAL ADVISOR. LabONE has received an opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that, as of the date of execution of the merger agreement, the consideration to be received in the merger by the LabONE unaffiliated stockholders is fair from a financial point of view to the LabONE unaffiliated stockholders. As a condition to LabONE's obligations, such opinion shall not have been withdrawn or materially modified in an adverse manner prior to the date of mailing of the joint proxy statement/prospectus or any supplement thereto. See "The Proposed Merger--Opinion of Financial Advisor to the LabONE special committee" on page 40.

    BOARD OF DIRECTORS AND OFFICERS AT THE EFFECTIVE TIME. LabONE shall have received irrevocable letters of resignation effective as of the effective time of the merger from all of the current directors of Holdings and all current officers of Holdings.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties by each of Holdings and LabONE. Key representations and warranties include the following:

       - the organization and similar corporate matters of it and its subsidiaries, if any,

       - its capital structure,

       - the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, and the absence of conflicts, violations of or defaults under its governing documents or any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it, any of its respective subsidiaries or any of their respective properties or assets as a result of the merger agreement,

       - the absence of undisclosed material liabilities,

       - the absence of defaults in any material agreements,

       - compliance with certain laws,

       - compliance with environmental laws, and

       - title to real and personal property.

    The merger agreement also contains representations and warranties of LabONE and Holdings regarding the documents and reports that they have filed with the Securities and Exchange Commission.

CERTAIN COVENANTS; CONDUCT OF BUSINESS

    During the period from the date of the merger agreement and continuing until the effective time, each of Holdings and LabONE has agreed as to itself and its subsidiaries that it will:

       - carry on its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted,

       - not declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends consistent with past practices,

       - not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the stock split, in the case of Holdings),

       - not repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, subject to limited exceptions,

       - not deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any indebtedness having the right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities,

       - not amend or propose to amend its charter documents except as contemplated by the merger agreement,

       - not acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof,

       - not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or a capital lease), encumber or otherwise dispose of, any of its material assets,

       - not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution,

       - not grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice,

       - not pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Holdings or LabONE benefit programs or plans to any director, officer or employee, whether past or present,

       - not enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or key employee,

       - not become obligated under any new benefit program or plan, which was not in existence or approved by the Holdings or LabONE board of directors prior to or on the date of the merger agreement, or amend any such plan or arrangement in existence on the date of the merger agreement if such amendment would have the effect of materially enhancing any benefits thereunder,

       - except in the ordinary course of business, not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee any debt securities of others,

       - not commit to aggregate capital expenditures in excess of $100,000 outside such party's capital budget,

       - not, directly or indirectly, solicit or initiate any prospective buyer or make any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (as defined below) except for certain unsolicited proposals which the directors of either party may be required to respond to pursuant to their fiduciary duties, and

       - not take any action that could reasonably be expected to prevent a merger or other acquisition by the combined company from being accounted for as a pooling of interests.

    An "acquisition proposal" means any proposal or offer, other than one by Holdings, LabONE or their affiliates, as the case may be, for a tender or exchange offer, a merger, consolidation or other business combination involving Holdings, LabONE or any of their subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, Holdings, LabONE or any of their subsidiaries, as the case may be.

    Holdings also agrees to take action reasonably necessary to cause the stock split to be effective prior to the effective time of the merger.

AMENDMENT OF ARTICLES OF INCORPORATION

    Pursuant to the merger agreement and in connection with the merger, the articles of incorporation of Holdings will be amended by the certificate of merger. See "Amendments to Holdings' Articles of Incorporation and Bylaws" on page 52.

ADDITIONAL AGREEMENTS

    Pursuant to the merger agreement, Holdings and LabONE have agreed among other matters, that:

       - Holdings will take all corporate action necessary to permit it to issue shares of Holdings common stock pursuant to the merger and will use all reasonable efforts to have approved for listing on the NASDAQ National Market System, subject to official notice of issuance, the shares of Holdings common stock to be issued in the merger and upon exercise of the LabONE stock options and warrants;

       - the combined company will assume the LabONE stock options and warrants (except under certain limited circumstances);

       - the combined company will, subject to certain limitations, maintain directors' and officers' liability insurance for officers and directors of LabONE and its subsidiaries (see "Indemnification" on page 66); and

       - neither will take or omit to take any action that would affect the qualification of the merger as a reorganization described in Section 332 and 368(a) of the Internal Revenue Code.

EXPENSES

    Each party to the merger agreement will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated thereby, provided that immediately prior to the effective time Holdings will reimburse LabONE for its merger expenses.

    If the merger agreement is terminated

    a. by Holdings because either

       - LabONE fails to comply in any material respect with any of its covenants, agreements or conditions, or

       - any representation or warranty of LabONE is not true and correct in all material respects, or

    b. by LabONE, because of an Acquisition proposal, and if Holdings is not in material breach of the merger agreement at the time of such termination, then LabONE will pay the reasonable out-of-pocket expenses incurred by Holdings in connection with the merger agreement.

    Likewise, if the merger agreement is terminated

    a. by LabONE because either

       - Holdings fails to comply in any material respect with any of its covenants, agreements or conditions, or

       - any representation or warranty of Holdings is not true and correct in all material respects, or

    b. by Holdings because of an acquisition proposal, and if LabONE is not in material breach of the merger agreement at the time of such termination, then Holdings will pay the reasonable out-of-pocket expenses incurred by LabONE in connection with the merger agreement.

INDEMNIFICATION

    The merger agreement obligates the combined company to provide indemnification and to advance expenses to persons who were officers and directors of LabONE or Holdings prior to the effective time. These obligations are in addition to the indemnification obligations contained in the bylaws and separate indemnification agreements and will survive the merger and will remain in force for six years after the effective time. Further, the merger agreement obligates the combined company to provide directors and officers liability insurance for a period of six years to persons who were directors or officers on March 7, 1999 and who cease to be so prior to or at the effective time. The obligation of the combined company to indemnify directors and officers includes the obligation to indemnify for liabilities arising out of the merger or the merger agreement,

    More specifically, the merger agreement provides that the combined company will:

        a. indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time, an officer or director of Holdings or LabONE or any of their subsidiaries or an employee of Holdings or LabONE or any of their subsidiaries who acts as a fiduciary under any of the Holdings benefit programs or plans or the LabONE benefit programs or plans, against all:

             - losses, claims, damages, costs, expenses (including attorneys'
               fees), liabilities, judgments, penalties or fines (including excise taxes assessed with respect to employee benefit plans),

             - amounts that are paid in settlement with the approval of the indemnifying party, and

             - all related interest, assessments and other charges,

    of or in connection with any threatened or actual claim, action, suit, proceeding or investigation that is based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer, or such employee of Holdings or LabONE or any of their subsidiaries or as a fiduciary under any benefit program or plans, whether pertaining to any matter existing or occurring at or prior to the effective time and whether asserted or claimed prior to, or at or after, the effective time, unless in any such case the conduct of the indemnified person is finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct;

        b. advance expenses on an unsecured basis upon receipt of an undertaking from an indemnified party to repay the advance if it is finally adjudged in the judicial proceeding in which liability is imposed that the indemnified party is not entitled to indemnification; and

        c. indemnify an indemnified person against expenses reasonably incurred by such person in enforcing his or her rights to indemnification and advances under the merger agreement or any other agreement or bylaw of Holdings or LabONE or rights to recovery under any insurance policy.

Under the merger agreement, the combined company will bear the burden of proof in any proceeding in which it is contesting an indemnified party's right to indemnification or advances.

AMENDMENT, WAIVER AND TERMINATION

    Upon the terms and conditions set forth in the merger agreement, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after approval of the matters presented in connection with the merger by the stockholders of LabONE or Holdings:

        a. by mutual written consent of LabONE and Holdings, or by mutual action of their respective boards of directors, which in the case of LabONE requires that the LabONE board act consistently with the recommendations of the special committee;

        b.  by either LabONE or Holdings if:

             - the merger shall not have been consummated by October 31, 1999;

             - any court of competent jurisdiction, or other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

             - the stockholders of Holdings shall not have approved the merger agreement or the amendment to Article X of Holdings' articles of incorporation described under "Proposal to Amend Articles of Incorporation" on page 128;

             - the stockholders of LabONE or the LabONE unaffiliated
               stockholders of LabONE shall not have approved the merger agreement and the merger;

             - in the exercise of its good faith judgment as to its fiduciary duties to its stockholders, as advised by outside counsel, the Holdings board determines that such termination is required by reason of an acquisition proposal having been made; or

             - in the exercise of its good faith judgment as to its fiduciary duties to its stockholders, as advised by outside counsel, the LabONE board determines that such termination is required by reason of an acquisition proposal having been made;

        c.  by Holdings if:

             - LabONE shall have failed to comply in any material respect with any of its covenants, agreements or conditions contained in the merger agreement to be complied with or performed by LabONE at or prior to such date of termination (after notice and an opportunity to cure);

             - subject to limited exceptions, any representation or warranty of
               LabONE contained in the merger agreement shall not be true in all material respects when made (after notice and an opportunity to cure) or on and as of the effective time as if made on and as of the effective time (except to the extent it relates to a particular date);

             - Holdings' financial advisor withdraws or materially modifies its fairness opinion in an adverse manner; or

             - the LabONE board of directors ( in accordance with a
               recommendation by the special committee) withdraws, modifies or changes its recommendation of the merger agreement and the merger in a manner adverse to Holdings or resolves to do any of the foregoing; or

        d.  by LabONE if:

             - Holdings shall have failed to comply in any material respect with any of its covenants, agreements or conditions contained in the merger agreement to be complied with or performed by it at or prior to such date of termination (after notice and an opportunity to cure);

             - subject to limited exceptions, any representation or warranty of
               Holdings contained in the merger agreement shall not be true in all material respects when made (after notice and an opportunity to cure) or on and as of the effective time as if made on and as of the effective time (except to the extent it relates to a particular date);

             - LabONE's financial advisor withdraws or materially modifies its fairness opinion in an adverse manner; or

             - the Holdings board of directors withdraws, modifies or changes its recommendation of the merger agreement and the merger in a manner adverse to LabONE or resolves to do any of the foregoing.

                          THE MEETINGS OF STOCKHOLDERS

HOLDINGS ANNUAL MEETING

    The Holdings annual meeting will be held on Friday, August 6, 1999 at 2:00 p.m. local time, at the offices of LabONE, 10101 Renner Boulevard, Lenexa, Kansas 66219.

    At the Holdings annual meeting, the stockholders of Holdings will be asked to consider and vote upon:

    1. A proposal to adopt the Agreement and Plan of Merger, as amended, by and between Lab Holdings, Inc. and LabONE, Inc., dated as of March 7, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

       - shares of Lab Holdings, Inc. common stock will be split 1.5 for one immediately prior to the merger,

       - LabONE will merge with and into Holdings, with Holdings being the surviving corporation,

       - each outstanding share of LabONE common stock, other than shares owned by Holdings, will be converted into either:

           a. one share of combined company common stock, or

           b. cash equal to $12.75, subject to an aggregate $16.6 million cash limit, or

           c. a combination of cash and shares,

       - Holdings' name will be changed to "LabONE, Inc.,"

       - the officers of Holdings will be replaced by the current officers of LabONE,

       - Holdings directors will be replaced by nine of the current LabONE directors and three additional non-management directors, and

       - the articles of incorporation and bylaws of Holdings will be amended to read as set forth in Appendix B and Appendix C to the merger agreement and to effect a reduction in stated capital by reducing the par value of shares from $1.00 per share to $0.01 per share.

    2. A proposal to amend Paragraph B.4 of Article X of the articles of incorporation to change the definition of the term "Continuing Director Quorum" from nine continuing directors to two-thirds of the continuing directors.

    3. A proposal to elect two class B directors, to serve until the earlier of the 2002 annual meeting of stockholders or the effective time of the merger.

    4. A proposal to confirm the selection of KPMG LLP as independent public accountants for Holdings for 1999.

    5. Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

    These proposals and related matters are described more fully in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A. A copy of the articles of incorporation and bylaws of Holdings, as proposed to be amended by the merger agreement, are attached to the joint proxy statement/prospectus as Appendix B and C, respectively.

    The board of directors of Holdings has unanimously approved the proposed amendment to the articles of incorporation described in Proposal 1 and recommends a vote FOR adoption and approval of that amendment and the merger agreement. The board of directors of Holdings also recommends that you vote FOR the election of each nominee to the board of directors and FOR the approval and ratification of Holdings' independent public accountants for 1999.

LABONE ANNUAL MEETING

    The LabONE annual meeting will be held on Monday, August 9, 1999, at 3:00 p.m. local time at the offices of LabONE, 10101 Renner Boulevard, Lenexa, Kansas 66219.

    At the LabONE annual meeting stockholders of LabONE will be asked to consider and vote upon:

    1. A proposal to adopt the Agreement and Plan of Merger, as amended, by and between Lab Holdings, Inc. and LabONE, Inc., dated as of March 7, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

       - shares of Lab Holdings, Inc. common stock will be split 1.5 for one immediately prior to the merger,

       - LabONE will merge with and into Holdings, with Holdings being the surviving corporation,

       - each outstanding share of LabONE common stock, other than shares owned by Holdings, will be converted into either:

           a. one share of combined company common stock, or

           b. cash equal to $12.75, subject to an aggregate $16.6 million cash limit, or

           c. a combination of cash and shares,

       - Holdings' name will be changed to "LabONE, Inc.",

       - the officers of Holdings will be replaced by the current officers of LabONE,

       - Holdings directors will be replaced by nine of the current LabONE directors and three additional non-management directors, and

       - the articles of incorporation and bylaws of Holdings will be amended to read as set forth in Appendix B and Appendix C to the merger agreement and to effect a reduction in stated capital by reducing the par value of shares from $1.00 per share to $0.01 per share.

    2. A proposal to elect twelve directors of LabONE as set forth in this joint proxy statement/ prospectus, to serve until the effective time of the merger, or if the merger is not consummated, until the 2000 annual meeting of stockholders.

    3. A proposal to confirm the selection of KPMG LLP as independent public accountants for LabONE and its subsidiaries for the 1999 fiscal year.

    4.  Such other business as may properly come before the meeting.

    These proposals and related matters are described more fully in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A. A copy of the articles of incorporation and bylaws of Holdings, as proposed to be amended by the merger agreement, are attached to the joint proxy statement/prospectus as Appendix B and C, respectively.

    The board of directors of LabONE, upon the recommendation of the special committee, has approved the merger agreement, declared its advisability and recommends a vote FOR adoption of the merger agreement. The board of directors of LabONE also recommends that you vote FOR the election of each nominee to the board of directors and FOR the approval and ratification of LabONE's independent public accountants for the 1999 fiscal year.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the shares of Holdings common stock is necessary to constitute a quorum at the Holdings annual meeting. Similarly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of LabONE common stock is necessary to constitute a quorum at the LabONE annual meeting.

VOTE REQUIRED

    HOLDINGS MEETING OF STOCKHOLDERS. The affirmative vote of the holders of two-thirds of the outstanding Holdings common stock is required to adopt the merger agreement and the transactions contemplated thereby. Approval of the merger agreement constitutes approval of the transactions contemplated by the merger agreement.

    The affirmative vote of the holders of a majority of the outstanding Holdings common stock is required to adopt the amendment to Article X of the articles of incorporation.

    In the election of directors, shares may be voted cumulatively and directors are elected by a plurality vote. Accordingly, a stockholder is entitled to two votes for each share owned, one for each director to be elected. A stockholder's votes may be cast equally among all nominees or may be voted all for one nominee.

    The affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Holdings annual meeting is necessary to approve and confirm the appointment of Holdings' independent public accountants for the 1999 fiscal year.

    LABONE MEETING OF STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding LabONE common stock is required to adopt the merger agreement and the transactions contemplated thereby. Adoption of the merger agreement constitutes approval of the transactions contemplated by the merger agreement. The merger is also conditioned on approval by the holders of a majority of the outstanding shares of LabONE common stock present and voting in favor of or against the merger agreement and the merger, other than Holdings, officers and directors of Holdings and beneficial owners of 10% or more of the outstanding shares of Holdings common stock.

    Each of the twelve directors to serve as members of the board of directors will be elected by a plurality of the votes cast by the holders of LabONE common stock. There will be no cumulative voting for directors.

    The affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the LabONE annual meeting and entitled to vote thereon is necessary to approve and confirm the appointment of LabONE's independent public accountants for the 1999 fiscal year.

RECORD DATE; STOCK ENTITLED TO VOTE

    The Holdings board of directors has established June 24, 1999 as the date to determine those record holders of Holdings common stock entitled to notice of and to vote at the Holdings annual meeting. On that date, there were 6,489,103 shares of Holdings common stock outstanding and approximately 1,678 holders of record of such shares. Holders of Holdings common stock are entitled to one vote for each share held, except in the election of directors, as to which cumulative voting applies.

    The LabONE board of directors has established the close of business on June 24, 1999 as the date to determine those record holders of LabONE common stock entitled to notice of and to vote at the LabONE annual meeting. On that date, there were 13,317,211 shares of LabONE common stock outstanding and 2,096 holders of record of such shares. Holders of LabONE common stock are entitled to one vote for each share held.

VOTING OF PROXIES

    Shares represented by all properly executed proxies received in time for each of the respective Meetings will be voted at such meeting in the manner specified by the holders thereof. Proxies of Holdings stockholders that do not contain voting instructions will be voted FOR adoption and approval of the articles amendment, FOR adoption and approval of the merger agreement, FOR the election as a director of each nominee listed herein, and FOR adoption and ratification of the appointment of Holdings' independent public accountants for 1999. Proxies of LabONE stockholders that do not contain voting instructions will be voted FOR adoption and approval of the merger agreement, FOR the election as a director of each nominee listed herein, and FOR adoption and ratification of the appointment of LabONE's independent public accountants for the 1999 fiscal year. The proxies confer discretionary authority on the persons named therein with respect to procedural matters and matters that properly come before a meeting as to which the corporation holding the meeting did not receive notice a reasonable time before the date this joint proxy statement/prospectus was mailed. It is not expected that any proposal other than those referred to herein will be brought before either of the meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, except that proxies containing instructions to vote AGAINST adoption of the merger agreement will not be voted in favor of a motion to adjourn either meeting to another time and/or place.

    If a holder of Holdings common stock or LabONE common stock does not return a signed proxy card, his or her shares will not be voted and this will have the effect of a vote against the merger agreement at the respective meetings and a vote against the proposed amendment to Article X of the Holdings articles of incorporation, provided that shares of LabONE common stock that are not voted will not affect whether the merger agreement is approved by a majority of the LabONE unaffiliated stockholders voting on the merger agreement. Abstentions and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at either meeting but not voted on a particular matter) will have the effect of a vote against the merger agreement at the respective meetings and a vote against the articles amendment at the Holdings annual meeting. Broker non-votes will not be counted in determining whether the merger agreement has been approved by a majority of the LabONE unaffiliated stockholders voting on the merger agreement. For purposes of ratifying the appointment of Holdings' and LabONE's independent public accountants for 1999, an abstention shall be deemed a vote against such appointment and a broker non-vote will not be counted either for or against ratification and will thus have no effect.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A SEPARATE ENVELOPE AND A LETTER OF TRANSMITTAL IS ENCLOSED FOR LABONE STOCKHOLDERS OF RECORD WHO WISH TO RECEIVE CASH FOR THEIR SHARES OF LABONE COMMON STOCK.

REVOCATION OF PROXIES

    Any record holder of Holdings common stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Holdings annual meeting by (a) filing a written revocation with the Secretary of Holdings bearing a later date than the proxy prior to the voting of such proxy, (b) giving a duly executed proxy bearing a later date or (c) attending the Holdings annual meeting and voting in person. Attendance by a stockholder at the Holdings annual meeting will not by itself revoke his or her proxy. Holdings stockholders of record should address any revocation of such proxy to: Lab Holdings, Inc., 5000 West 95th Street, Suite 260, Shawnee Mission, Kansas 66207, Attention:
Steven K. Fitzwater.

    Any record holder of LabONE common stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the LabONE annual meeting by (a) filing a written revocation bearing a later date than the proxy with the Secretary of LabONE prior to the voting of such proxy, (b) giving a duly executed proxy bearing a later date or (c) attending the LabONE annual meeting and voting in person. Attendance by a stockholder at the LabONE annual meeting will not by itself revoke his or her proxy. LabONE stockholders of record should address any revocation of such proxy to: LabONE, Inc., 10101 Renner Boulevard, Lenexa, Kansas 66219 Attention: Gregg R. Sadler.

REVOCATION OF CASH ELECTIONS

    Any record holder of LabONE common stock who has elected to receive cash for any of the holders' LabONE shares by delivering a properly executed and documented form of election, may only revoke that election by a written notice received by the disbursing agent prior to 10:00 a.m., New York City time, on August 9, 1999. The disbursing agent's address for this purpose is: American Stock Transfer and Trust Company at 40 Wall Street, 46th Floor, New York, N.Y. 10005. If you are a LabONE stockholder whose shares are held in "street name" by your broker or other nominee, you should provide any revocation instructions to your record holder well in advance of the August 9, 1999, deadline so that the record holder will have sufficient time to act effectively on your instructions.

    An election will also be automatically revoked if the disbursing agent is notified in writing by Holdings and LabONE that the Merger has been abandoned. If an election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of LabONE common stock covered by the election will be promptly returned to the record holder.

SOLICITATION OF PROXIES

    Solicitation of proxies for use at the Holdings annual meeting and the LabONE annual meeting may be made in person or by mail, telephone, telecopy or telegram. Each of Holdings and LabONE will bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and regular employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone, telecopy or telegram or in person. Holdings and LabONE have requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Holdings common stock and LabONE common stock held of record by such entities, and Holdings and LabONE will, upon the request of such record holders, reimburse reasonable forwarding expenses. In addition, Holdings and LabONE may engage third parties to assist in the solicitation of proxies, and in that event would incur additional costs.

    In addition, Holdings and LabONE have each retained Georgeson & Company Inc., to assist them in the solicitation of proxies from stockholders in connection with their respective meetings of stockholders. Georgeson & Company Inc. will receive a fee of $3,750 from each of Holdings and LabONE as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. Each of Holdings and LabONE has agreed to indemnify Georgeson Company, Inc against certain liabilities arising out of or in connection with these engagements.

SECURITY OWNERSHIP OF CERTAIN PERSONS

    As of the record date for the Holdings annual meeting, the directors and executive officers of Holdings as a group beneficially owned (excluding shares purchasable upon exercise of stock options) 2.2% of the outstanding shares of Holdings common stock. In addition, as of such date, officers and directors of LabONE who are not officers or directors of Holdings beneficially owned 16.84% of the outstanding shares of Holdings common stock.

    As of the LabONE record date, the directors and executive officers of LabONE as a group beneficially owned (excluding shares purchasable upon exercise of stock options) 0.77% of the outstanding shares of LabONE common stock. As of the LabONE record date, Holdings beneficially owned 80.44% of the outstanding shares of LabONE common stock. In addition, as of the LabONE record date, officers and directors of Holdings who are not officers and directors of LabONE beneficially owned less than one percent of the outstanding shares of LabONE common stock.

    All of such officers and directors of both Holdings and LabONE, and Holdings have indicated that they intend to vote in favor of the proposal to adopt the merger agreement.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma financial statements present unaudited pro forma balance sheet data at March 31, 1999, giving effect to the merger as if the merger had been consummated on that date, and unaudited pro forma operating data for the three months ended March 31, 1999 and for the year ended December 31, 1998, giving effect to the acquisition of minority interest as if the merger had been consummated on January 1, 1998.

    The consolidated financial statements of Holdings include the accounts of Holdings and its majority-owned subsidiary, LabONE. Therefore, the "Holdings Consolidated Historical" column in the following unaudited pro forma financial statements includes LabONE's financial position at March 31, 1999 and the results of its operations for the three months ended March 31, 1999 and for the year ended December 31, 1998.

    The merger will be accounted for as an acquisition of minority interest using the purchase method of accounting. For the purpose of preparing its consolidated financial statements, the combined company will determine fair values of LabONE's net assets and with the excess of consideration paid, plus costs of the merger, over the fair value of the net assets acquired, recorded as goodwill. The goodwill created by the merger will be amortized over a 20 year period. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made; however, management does not believe the adjustments to LabONE's assets and liabilities will be material. Accordingly, the purchase accounting adjustments made in connection with the development of the following summary pro forma combined financial statements are preliminary and have been made solely for the purposes of developing such pro forma combined financial statements.

    The following unaudited pro forma financial statements are provided for informational purposes only and should be read in conjunction with the separate audited consolidated financial statement and related notes of Holdings (which are incorporated herein by reference) and LabONE's (which are included elsewhere in this joint proxy statement/prospectus). The historical consolidated information for Holdings has been adjusted to reflect the 1.5 to one stock split and the change in par value from $1.00 to $.01 per share. The following unaudited pro forma financial statements are based on certain assumptions and are not indicative of the results which actually would have occurred if the merger had been consummated on the dates indicated or which may be obtained in the future.

                      LAB HOLDINGS, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

                                 MARCH 31, 1999

                                                   HOLDINGS
                                                 CONSOLIDATED     ASSUMES ALL STOCK         ASSUMES STOCK AND
                                                  HISTORICAL          ELECTIONS           MAXIMUM CASH ELECTIONS
                                                     (AS       ------------------------  ------------------------
                                                  RESTATED)    ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   PRO FORMA
                                                 ------------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents....................   $   11,745       (1,750)(a)      9,995     (4,750)(a)      6,995
  Accounts receivable..........................       19,692                    19,692                    19,692
  Current income taxes.........................          374                       374                       374
  Other current assets.........................        5,743                     5,743                     5,743
  Deferred income taxes........................        3,284                     3,284                     3,284
                                                 ------------  -----------  -----------  -----------  -----------
    Total current assets.......................       40,838       (1,750)      39,088       (4,750)      36,088
Property, plant and equipment, net.............       41,712                    41,712                    41,712
Other assets:
  Intangible assets............................       13,090       22,444(a)     35,534      25,095(a)     38,185
  Deferred income taxes........................          342                       342                       342
  Other........................................        1,149                     1,149                     1,149
                                                 ------------  -----------  -----------  -----------  -----------
    Total assets...............................   $   97,131       20,694      117,825       20,345      117,476
                                                 ------------  -----------  -----------  -----------  -----------
                                                 ------------  -----------  -----------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................   $    5,962                     5,962                     5,962
  Retainage and construction payable...........        3,473                     3,473                     3,473
  Current portion of long-term debt............        1,863                     1,863                     1,863
  Other current liabilities....................        3,994          250(g)      4,244         250(g)      4,244
                                                 ------------  -----------  -----------  -----------  -----------
    Total current liabilities..................       15,292          250       15,542          250       15,542
Long-term debt.................................       18,094                    18,094       13,600(a)     31,694
Other liabilities..............................                       250(g)        250         250(g)        250
                                                 ------------  -----------  -----------  -----------  -----------
  Total liabilities............................       33,386          500       33,886       14,100       47,486
                                                 ------------  -----------  -----------  -----------  -----------
Minority interests.............................       10,141      (10,141)(a)         --    (10,141)(a)         --
                                                 ------------  -----------  -----------  -----------  -----------
Stockholders' equity(h):
  Preferred stock..............................           --                        --                        --
  Common stock.................................          112           26(b)        138          13(b)        125
  Additional paid in capital...................       10,309       30,998(a)     41,281      17,049(a)     27,345
                                                                      (26)(b)                   (13)(b)
  Accumulated other comprehensive income.......         (671)        (163)(a)       (834)       (163)(a)       (834)
  Retained earnings............................       73,998         (500)(g)     73,498       (500)(g)     73,498
                                                 ------------  -----------  -----------  -----------  -----------
                                                      83,748       30,335      114,083       16,386      100,134
  Less treasury stock..........................      (30,144)                  (30,144)                  (30,144)
                                                 ------------  -----------  -----------  -----------  -----------
    Total stockholders' equity.................       53,604       30,335       83,939       16,386       69,990
                                                 ------------  -----------  -----------  -----------  -----------
    Total liabilities and stockholders'
      equity...................................   $   97,131       20,694      117,825       20,345      117,476
                                                 ------------  -----------  -----------  -----------  -----------
                                                 ------------  -----------  -----------  -----------  -----------

                      LAB HOLDINGS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                HOLDINGS
                                              CONSOLIDATED      ASSUMES ALL STOCK          ASSUMES STOCK AND
                                               HISTORICAL           ELECTIONS           MAXIMUM CASH ELECTIONS
                                                  (AS       -------------------------  -------------------------
                                               RESTATED)    ADJUSTMENTS   PRO FORMA    ADJUSTMENTS   PRO FORMA
                                              ------------  -----------  ------------  -----------  ------------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Sales.......................................   $   27,328                      27,328                     27,328
Cost of sales...............................       15,651                      15,651                     15,651
                                              ------------               ------------               ------------
  Gross profit..............................       11,677                      11,677                     11,677
Selling, general and administrative.........        9,188         (250)(c)        9,219       (250)(c)        9,252
                                                                   281(d)                     314(d)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) from operations...........        2,489          (31)         2,458         (64)         2,425
Investment income--net......................          147                         147                        147
Interest expense............................         (290)                       (290)       (204)(f)         (494)
Other income (expense)......................           (6)                         (6)                        (6)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) before income taxes.......        2,340          (31)         2,309        (268)         2,072
Income taxes................................          979           85(c)        1,064         85(c)          995
                                                                                              (69)(f)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) before minority
    interests...............................        1,361         (116)         1,245        (284)         1,077
Minority interests..........................          362         (362)(e)           --       (380)(e)           --
                                              ------------  -----------  ------------  -----------  ------------
  Net earnings..............................   $      999          246          1,245          78          1,077
                                              ------------  -----------  ------------  -----------  ------------
                                              ------------  -----------  ------------  -----------  ------------
Basic earnings per share....................   $     0.10                        0.10                       0.10
Diluted earnings per share..................         0.10                        0.10                       0.10
Weighted average common shares
  outstanding...............................    9,733,655    2,599,250     12,332,905   1,299,625     11,033,280
Weighted average common shares and common
  share equivalents outstanding.............    9,733,655    2,734,424     12,468,079   1,434,799     11,168,454

                      LAB HOLDINGS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                HOLDINGS
                                              CONSOLIDATED      ASSUMES ALL STOCK          ASSUMES STOCK AND
                                               HISTORICAL           ELECTIONS           MAXIMUM CASH ELECTIONS
                                                  (AS       -------------------------  -------------------------
                                               RESTATED)    ADJUSTMENTS   PRO FORMA    ADJUSTMENTS   PRO FORMA
                                              ------------  -----------  ------------  -----------  ------------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Sales.......................................   $  102,227                     102,227                    102,227
Cost of sales...............................       56,720                      56,720                     56,720
                                              ------------               ------------               ------------
  Gross profit..............................       45,507                      45,507                     45,507
Selling, general and administrative.........       34,101       (1,000)(c)       34,218     (1,000)(c)       34,351
                                                                 1,117(d)                   1,250(d)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) from operations...........       11,406         (117)        11,289        (250)        11,156
Investment income--net......................          861                         861                        861
Interest expense............................          (70)                        (70)       (816)(f)         (886)
Other income (expense)......................          (42)                        (42)                       (42)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) before income taxes.......       12,155         (117)        12,038      (1,066)        11,089
Income taxes................................        5,620          340(c)        5,960        340(c)        5,683
                                                                                             (277)(f)
                                              ------------  -----------  ------------  -----------  ------------
  Earnings (loss) before minority
    interests...............................        6,535         (457)         6,078      (1,129)         5,406
Minority interests..........................        1,658       (1,658)(e)           --     (1,658)(e)           --
                                              ------------  -----------  ------------  -----------  ------------
  Net earnings..............................   $    4,877        1,201          6,078         529          5,406
                                              ------------  -----------  ------------  -----------  ------------
                                              ------------  -----------  ------------  -----------  ------------
Basic earnings per share....................   $     0.50                        0.49                       0.49
Diluted earnings per share..................         0.49                        0.49                       0.48
Weighted average common shares
  outstanding...............................    9,733,655    2,599,250     12,332,905   1,299,625     11,033,280
Weighted average common shares and common
  share equivalents outstanding.............    9,733,655    2,734,424     12,468,079   1,434,799     11,168,454

                      LAB HOLDINGS, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    (a) Reflects the merger transaction. The excess of acquisition cost over the estimated fair value of net assets acquired is computed as follows:

                                                                           ALL STOCK      STOCK AND MAXIMUM CASH
                                                                           ELECTIONS             ELECTIONS
                                                                       -----------------  -----------------------
                                                                                     (IN THOUSANDS)
Purchase price:
  Common stock.......................................................      $  27,838                13,919
  Cash...............................................................             --                16,570
  Transaction costs..................................................          1,750                 1,750
  Fair value of stock options and warrants...........................          3,000                 3,000
                                                                             -------                ------
                                                                              32,588                35,239
Estimated fair value of net assets acquired..........................         10,144                10,144
                                                                             -------                ------
Excess of acquisition cost over the estimated fair value of net
  assets acquired (goodwill).........................................      $  22,444                25,095
                                                                             -------                ------
                                                                             -------                ------

    The common stock portion of the purchase price was computed to be $10.71 using the average closing price for Holdings common stock for the fifteen days prior to and the fifteen days after the announcement of the proposed merger. The common stock purchase price was calculated by multiplying $10.71 times the number of shares to be purchased: 2,599,250 shares for all stock elections and 1,299,625 shares for stock and maximum cash elections.

    The stock and maximum cash elections scenario assumes cash on hand of $3 million plus a note payable of $13.6 million are used to pay the maximum of $16.6 million for one-half of the minority stockholders' shares.

    For purposes of the purchase price allocations there are no significant differences between the book value and the fair value of net assets acquired due, in part, to the recently completed construction of the new LabONE facility and related acquisition of equipment.

    The fair value of the stock options is estimated based on a Black Scholes model. No value has been assigned to the warrants for purchase price allocation purposes because such warrants are performance based.

    The adjustments to additional paid in capital are computed as follows:

                                                       ALL STOCK      STOCK AND MAXIMUM CASH
                                                       ELECTIONS             ELECTIONS
                                                   -----------------  -----------------------
                                                                 (IN THOUSANDS)
Goodwill.........................................      $  22,444                25,095
Minority interests...............................         10,141                10,141
Accumulated other comprehensive income...........            163                   163
Note payable.....................................             --               (13,600)
Cash.............................................         (1,750)               (4,750)
                                                         -------               -------
                                                       $  30,998                17,049
                                                         -------               -------
                                                         -------               -------

    The adjustment to accumulated other comprehensive income represents the elimination of the minority interest share of this component of stockholders' equity.

                      LAB HOLDINGS, INC. AND SUBSIDIARIES

    (b) Reflects the issuance of shares of the combined company to LabONE minority stockholders. (All stock elections - 2,599,250 shares; stock and maximum cash elections - 1,299,625 shares)

    (c) Reflects the elimination of Holdings redundant overhead expense and corresponding tax benefit.

    The components of the annual redundant overhead expenses are as follows:

Insurance premiums..............................................................  $    200,000
Salaries and benefits...........................................................       406,000
Legal and accounting fees.......................................................       125,000
Directors' fees and expenses....................................................        59,000
Reporting to stockholders.......................................................        95,000
Rent and miscellaneous..........................................................       115,000
                                                                                  ------------
  Total.........................................................................  $  1,000,000
                                                                                  ------------
                                                                                  ------------

    (d) Reflects amortization of the goodwill created by the merger on a straight-line basis over 20 years.

    (e) Reflects the elimination of the minority interests share of earnings.

    (f) Reflects interest expense resulting from the issuance of debt to finance the cash portion of the purchase price and corresponding tax benefit. Interest on the new debt is assumed to be 6%.

    (g) As a result of the merger, Holdings' officers will resign and, as provided in their employment agreements, Holdings will incur expense of approximately $500,000 in severance benefits. This adjustment is not reflected in the pro forma statement of earnings because it will not have a continuing impact. See "Certain Relationships and Related Transactions" at page 127.

    (h) In connection with the merger, the number of authorized shares of Holdings will increase from 24,000,000 shares of common stock to 40,000,000 shares. The par value of all authorized stock will also be changed from $1.00 per share to $0.01 per share.

                          INFORMATION REGARDING LABONE

BUSINESS

    GENERAL LabONE, a Delaware corporation, provides laboratory and investigative services for the insurance industry, clinical testing services for the healthcare industry and substance abuse testing services for employers. LabONE, Inc., together with its wholly-owned subsidiaries Lab ONE Canada Inc. and Systematic Business Services, Inc., hereinafter collectively referred to as LabONE, is the largest provider of insurance laboratory testing services in the United States and Canada. (See Note 9 of Notes to Consolidated Financial Statements for financial information regarding foreign operations.)

    LabONE provides risk-appraisal laboratory services to the insurance industry. The tests performed by LabONEare specifically designed to assist an insurance company in objectively evaluating the mortality and morbidity risks posed by policy applicants. The majority of the testing is performed on specimens of individual life insurance policy applicants. LabONE also provides testing services on specimens of individuals applying for individual and group medical and disability policies.

    Effective October 30, 1998, LabONE acquired Systematic Business Services, Inc., a Missouri corporation. Systematic Business Services provides telephone inspections, motor vehicle reports, attending physician statements, and claims investigation services to life and health insurers nationwide.

    LabONE's clinical testing services are provided to the healthcare industry as an aid in the diagnosis and treatment of patients. LabONE operates only one highly automated and centralized laboratory, which LabONE believes has significant economic advantages over other conventional laboratory competitors. LabONE markets its clinical testing services to the payers of healthcare-insurance companies and self-insured groups. LabONE does this through exclusive arrangements with managed care organizations and through LabCard-Registered Trademark-, a Laboratory Benefits Management program.

    LabONE is certified by the Substance Abuse and Mental Health Services Administration to perform substance abuse testing services for federally regulated employers and is currently marketing these services throughout the country to both regulated and nonregulated employers. LabONE's rapid turnaround times and multiple testing options help clients reduce downtime for affected employees and meet mandated drug screening guidelines.

INSURANCE SERVICES

    Insurance companies require an objective means of evaluating the insurance risk posed by policy applicants in order to establish the appropriate level of premium payments, or to determine whether to issue a policy. Because decisions of this type are based on statistical probabilities of mortality and morbidity, insurance companies generally require quantitative data reflecting the applicant's general health. Standardized laboratory testing, tailored to the needs of the insurance industry and reported in a uniform format, provides insurance companies with an efficient means of evaluating the mortality and morbidity risks posed by policy applicants. The use of standardized blood, urine and oral fluid testing has proven a cost-effective alternative to individualized physician examinations, which utilize varying testing procedures and reports.

    LabONE's insurance testing services consist of certain specimen profiles that provide insurance companies with specific information that may indicate liver or kidney disorders, diabetes, the risk of cardiovascular disease, bacterial or viral infections and other health risks. LabONE also offers tests to detect the presence of antibodies to human immunodeficiency virus (HIV). Insurance companies generally offer a premium discount for nonsmokers and often rely on testing to determine whether an applicant is a user of tobacco products. Standardized laboratory testing can be used to verify responses on a policy application to such questions as whether the applicant is a user of tobacco products, certain controlled substances or certain prescription drugs. Cocaine use has been associated with increased risk of accidental death and cardiovascular disorders, and as a result of increasing cocaine abuse in the

United States and Canada, insurance companies are testing a greater number of policy applicants to detect its presence. Therapeutic drug testing also detects the presence of certain prescription drugs that are being used by an applicant to treat a life-threatening medical condition that may not be revealed by a physical examination. Insurance specimens are normally collected from individual insurance applicants by independent paramedical personnel using LabONE's custom-designed collection kits and containers. These kits and containers are delivered to LabONE's laboratory via overnight delivery services or mail, coded for identification and processed according to each client's specifications. Results are generally transmitted to the insurance company's underwriting department that same evening. LabONE provides a one-day service guarantee on oral fluid and urine HIV specimen results.

    In association with Lincoln National Risk Management, LabONE provides electronic data collection services and software to enable insurance companies to receive data directly into their underwriting systems. LabONE offers LabONE NET, a combination network/software product that provides a connection for insurance underwriters for ordering and delivery of risk assessment information such as laboratory results, telephone inspections, motor vehicle reports and other applicant information. LabONE handles paramedical examination paperwork and assists with administration of data for insurance underwriting. Additionally, LabONE can obtain attending physician statements, telephone inspections, motor vehicle reports, and perform claims investigation through its subsidiary, Systematic Business Services.

CLINICAL SERVICES

    Clinical laboratory tests are generally requested by physicians and other healthcare providers to diagnose and monitor diseases and other medical conditions through the detection of substances in blood and other specimens. Laboratory testing is generally categorized as either clinical testing, which is performed on bodily fluids including blood and urine, or anatomical pathology testing, which is performed on tissue. Clinical and anatomical pathology tests are frequently performed as part of regular physical examinations and hospital admissions in connection with the diagnosis and treatment of illnesses. The most frequently requested tests include blood chemistry analyses, blood cholesterol level tests, urinalyses, blood cell counts, PAP smears and AIDS-related tests.

    Clinical specimens are collected at the physician's office or other specified sites. LabONE's couriers pick up the specimens and deliver them to local airports for express transport to the Kansas laboratory. Specimens are coded for identification and processed. LabONE's testing menu includes the majority of tests requested by its clients. Tests not performed in-house are sent to reference laboratories for testing, and results are transmitted into LabONE's computer system along with all other completed results.

    LabONE has established the LabCard-Registered Trademark- Program as a vehicle for delivering outpatient laboratory services. The LabCard Program is marketed to healthcare payers (self-insured groups and insurance companies), allowing them to avoid price mark-ups and cost shifting. The LabCard Program provides laboratory testing at reduced rates as compared to traditional laboratories. It uses a unique benefit design that shares the cost savings with the patient, creating an incentive for the patient to help direct laboratory work to LabONE. Under the Program, the patient incurs no out-of-pocket expense when the LabCard is used, and the insurance company or self-insured group receives substantial savings on its laboratory charges.

    LabONE has several exclusive arrangements with managed care organizations. The two most significant are Principal Healthcare of Kansas City and Blue Cross Blue Shield of Tennessee. With these arrangements, LabONE contracts with the managed care organizations, and they direct all testing for their members through LabONE.

SUBSTANCE ABUSE TESTING SERVICES:

    LabONE markets substance abuse testing to large companies, third party administrators and occupational health providers. Certification by the Substance Abuse and Mental Health Services Administration enables LabONE to offer substance abuse testing services to federally regulated industries.

    Specimens for substance abuse testing are typically collected by independent agencies who use LabONE's forms and collection supplies. Specimens are sealed with bar-coded, tamper-evident seals and shipped overnight to LabONE. Automated systems monitor the specimens throughout the screening and confirmation process. Negative results are available immediately after testing is completed. Initial positive specimens are verified by the gas chromatography/mass spectrometry method, and results are generally available within 24 hours. Results can be transmitted electronically to the client's secured computer, printer or fax machine, or the client can use LabONE's LabLink Dial-In software to retrieve, store, search and print its drug testing results.

SEGMENT INFORMATION

    The following table summarizes LabONE's revenues from services provided to the insurance, clinical and substance abuse testing markets (dollars in thousands):

                                                          THREE MONTHS ENDED
                                                               MARCH 31            YEAR ENDED DECEMBER 31,
                                                         --------------------  --------------------------------
                                                           1999       1998        1998       1997       1996
                                                         ---------  ---------  ----------  ---------  ---------
Insurance..............................................  $  17,584  $  16,822  $   69,149  $  61,988  $  50,801
Clinical...............................................      5,958      3,654      18,600      7,512      3,942
Substance Abuse........................................      3,786      2,857      14,478      9,416      4,689
                                                         ---------  ---------  ----------  ---------  ---------
                                                         $  27,328  $  23,333  $  102,227  $  78,926  $  59,432
                                                         ---------  ---------  ----------  ---------  ---------
                                                         ---------  ---------  ----------  ---------  ---------

------------------------

(See Note 10 of Notes to Consolidated Financial Statements for operating income and identifiable assets by segment on page F-20)

OPERATIONS

    LabONE's operations are designed to facilitate the testing of a large number of specimens and to report the results to clients, generally within 24 hours of receipt of the specimens. LabONE has internally developed, custom-designed laboratory and business processing systems. It is a centralized network system that provides an automated link between LabONE's testing equipment, data processing equipment and clients' computer systems. This system offers LabONE's clients the ability to customize their testing and reflex requirements by several parameters to best meet their needs.

    As a result of the number of tests it has performed over the past several years, LabONE has compiled and maintains a large statistical data base of test results. These summary statistics are useful to the actuarial and underwriting departments of an insurance client in comparing that client's test results to the results obtained by LabONE's entire client base. Company-specific and industry-wide reports are frequently distributed to clients on subjects such as coronary risk analysis, cholesterol and drugs of abuse. Additionally, LabONE's statistical engineering department is capable of creating customized reports to aid managed care entities or employers in disease management and utilization tracking to help manage healthcare costs.

    LabONE considers the confidentiality of its test results to be of primary importance and has established procedures to ensure that results of tests remain confidential as they are communicated to the client that requested the tests.

    Substantially all of the reagents and materials used by LabONE in conducting its testing are commercially purchased and are readily available from multiple sources.

REGULATORY AFFAIRS

    The objective of the regulatory affairs department is to ensure that accurate and reliable test results are released to clients. This is accomplished by incorporating both internal and external quality assurance programs in each area of the laboratory. In addition, quality assurance specialists share the responsibility with all LabONE employees of an ongoing commitment to quality and safety in all laboratory operations. Internal quality and education programs are designed to identify opportunities for improvement in laboratory services and to meet all required safety training and education issues. These programs help ensure the reliability and confidentiality of test results.

    Procedure manuals in all areas of the laboratory help maintain uniformity and accuracy and meet regulatory guidelines. Tests on control samples with known results are performed frequently to maintain and verify accuracy in the testing process. Complete documentation provides record keeping for employee reference and meets regulatory requirements. All employees are thoroughly trained to meet standards mandated by the Occupational Safety and Health Administration in order to maintain a safe work environment. Superblind Testing Service-TM- controls are used to challenge every aspect of service at LabONE from specimen arrival through final billing. Approximately 500 sample kits are prepared and submitted anonymously each month. These samples have at least 15 different indicators each representing over 7,500 challenges to the testing, handling and reporting procedures. Specimens requiring special handling are evaluated and verified by control analysis personnel. A computer edit program is used to review and verify clinically abnormal results and all positive HIV antibody and drugs-of-abuse records. As an external quality assurance program, LabONE participates in a number of proficiency programs established by the College of American Pathologists, the American Association of Bioanalysts and the Centers for Disease Control. LabONE is accredited by the College of American Pathologists.

    Even though only a small portion of LabONE's business encompasses fee-for-service Medicare/ Medicaid, LabONE has appointed a Chief Compliance Officer and nine Co-Compliance Officers. Additionally, LabONE has developed the LabONE Compliance Plan, based on the Model Compliance Plan recommended by the Office of Inspector General of the Department of Health and Human Services to ensure compliance with anti-fraud and abuse laws and rules governing federally-financed reimbursement for lab testing services.

    LabONE is licensed under the Clinical Laboratory Improvement Amendments of 1988. LabONE has additional licenses for substance abuse testing from the state of Kansas and all other states where such licenses are required. LabONE is certified by the Substance Abuse and Mental Health Services Administration to perform testing to detect drugs of abuse in federal employees and in workers governed by federal regulations.

SALES AND MARKETING

    LabONE's client base consists primarily of insurance companies in the United States and Canada. LabONE believes that its ability to provide prompt and accurate results on a cost-effective basis, and its responsiveness to customer needs have been important factors in servicing existing business.

    All of LabONE's sales representatives for the insurance market have significant business experience in the insurance industry or clinical laboratory-related fields. These representatives call on major clients several times each year, usually meeting with a medical director or vice president of underwriting. An important part of LabONE's marketing effort is directed toward providing its existing clients and prospects with information pertaining to the actuarial benefits of, and trends in, laboratory testing.

LabONE's sales representatives and its senior management also attend and sponsor insurance industry underwriters' and medical directors' meetings.

    The sales representatives for the clinical industry are experienced in the healthcare benefit market or clinical laboratory-related fields, and currently work in the geographic areas which they represent. Marketing efforts are directed at insurance carriers, self-insured employers and trusts, third party administrators and other organizations nationwide.

    Substance abuse marketing efforts are primarily directed at Fortune 1000 companies, occupational health clinics and third party administrators. LabONE's strategy is to offer quality service at competitive prices. The sales force focuses on LabONE's ability to offer multiple reporting methods, next-flight-out options, dedicated client service representatives and rapid reporting of results.

COMPETITION

    LabONE believes that the insurance laboratory testing market in the US and Canada is approximately a $130 million industry. LabONE currently services more than half the market. LabONE has maintained its market leadership through the development of long term client relationships, its reputation for providing quality products and services at competitive prices, and its battery of tests which are tailored specifically to an insurance company's needs. LabONE has two other main laboratory competitors, Osborn Laboratories, Inc. and Clinical Reference Laboratory.

    The insurance testing industry continues to be highly competitive. The primary focus of the competition has been on pricing. This continued competition has resulted in a decrease in LabONE's average price per test. It is anticipated that prices may continue to decline in 1999. LabONE continues to develop innovative data management services that differentiate its products from competitors. These services enable LabONE's clients to expedite the underwriting process, saving time and reducing underwriting costs.

    The outpatient clinical laboratory testing market is a $20 billion industry which is highly fragmented and very competitive. LabONE faces competition from numerous independent clinical laboratories and hospital- or physician-owned laboratories. Many of LabONE's competitors are significantly larger and have substantially greater financial resources than LabONE. LabONE is working to establish a solid client base through the use of LabCard and the establishment of exclusive arrangements to provide laboratory services with large groups and managed care entities.

    LabONE's business plan is to be the low-cost provider of high-quality laboratory services to self-insured employers and insurance companies in the healthcare market. LabONE feels that its superior quality and centralized, low-cost operating structure enable it to compete effectively in this market.

    LabONE competes in the substance abuse testing market nationwide. There are presently 71 laboratories that are certified by the Substance Abuse and Mental Health Services Administration. LabONE's major competitors are the three major clinical chains, Laboratory Corporation of America, Quest Diagnostics and SmithKline Beecham Laboratories, who collectively constitute approximately two-thirds of the substance abuse testing market. LabONE's focus is fast turnaround with high-quality, low-cost service.

FOREIGN MARKETS

    Lab One Canada Inc. markets insurance testing services to Canadian clients, with laboratory testing performed in the United States. The following table summarizes the revenue, profit and assets applicable to LabONE's domestic operations and its subsidiary, Lab ONE Canada Inc.

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1998       1997*      1996
                                                                   ---------  ---------  ---------
                                                                            (IN MILLIONS)
Sales:
  United States..................................................  $    95.7  $    72.4  $    53.1
  Canada.........................................................        6.5        6.6        6.4
Operating Profit:
  United States..................................................       13.6        1.5        2.4
  Canada.........................................................        0.3        0.6        0.7
Identifiable Assets:
  United States..................................................       82.9       56.5       62.1
  Canada.........................................................        2.8        3.2        2.7

------------------------

*   1997 operating profit includes a one-time write-off of $6.6 million. (See
    Note 1 of Notes to Consolidated Financial Statements.)

TECHNOLOGY DEVELOPMENT

    The technology development department evaluates new commercially available tests and technologies, or develops new assays, and compares them to competing products in order to select the most accurate laboratory procedures. Additionally, LabONE's scientists present findings to clients to aid them in choosing the best tests available to meet their requirements. Total technology development expenditures are not considered significant to LabONE as a whole.

EMPLOYEES

    As of March 1, 1999, LabONE had 895 employees, including 23 part-time employees, representing an increase of 230 employees from the same time in 1998. The addition of Systematic Business Services accounts for approximately 65% of the increase. None of LabONE's employees are represented by a labor union. LabONE believes its relations with employees are good.

PROPERTIES

    On December 26, 1998, LabONE started moving into its new 268,000 square foot, custom-designed facility located in Lenexa, Kansas, approximately 15 miles from Kansas City, Missouri. This facility consolidates LabONE's laboratory, administrative and warehouse functions into one building. The facility is owned by LabONE under a capital lease and financed through $20 million in industrial revenue bonds issued by the City of Lenexa, Kansas in September, 1998. The testing laboratory has certain enhancements that improve the efficiency of operations. Conveyor systems transport inbound test kits from the receiving area to the laboratory and remove waste after the opening process. All automated testing equipment requiring purified water is linked directly to a centralized water-purification system. Over 50,000 square feet of raised flooring allows laboratory instruments and PCs to be arranged or moved quickly and easily. The security system includes proximity card readers to control access and a ceiling detector system to prevent foreign substances from being thrown into the laboratory. In addition, three diesel generators and a back-up battery system are on-line in the event of electrical power shortage. These back-up power sources allow specimen testing and data processing to continue until full power is restored, thus assuring LabONE's clients of continuous laboratory operation.

    Systematic Business Services utilizes two facilities in Independence, Missouri under five year leases expiring in 2003. LabONE leases 10 locations in Northern California and 9 in the Midwest which serve as LabONE Service Centers. These facilities provide specimen collection services for patients and are typically located in medical office buildings.

    Lab ONE Canada Inc. leases office space in Ontario, Canada, which is used for sales and client services. This lease expires in 2000. Additionally, Lab ONE Canada, Inc. leases space in Quebec, Canada for assembly and distribution of specimen collection kits for Canadian insurance testing. This lease expires in 2000.

    LabONE also owns two buildings which are currently under contract to be sold in the first and second quarter of 1999. Prior to moving to the new facility, these buildings were used for laboratory operations, administrative offices and data processing. LabONE's lease on its former warehouse facility expired in February 1999.

LITIGATION

    In the normal course of business, LabONE had certain lawsuits pending at December 31, 1998.

    The Comptroller of the State of Texas has conducted an audit of LabONE for sales tax compliance and contends that LabONE's insurance laboratory testing services are taxable under the Texas tax code and has issued an audit assessment, including interest and penalties, of approximately $1.9 million. LabONE has appealed this assessment arguing that its services do not fit within the definition of insurance services under the Texas code. The assessment is under review by the Texas State Hearing Attorney.

    In the opinion of management, after consultation with legal counsel and based upon currently available information, none of these lawsuits are expected to have a material impact on the business, financial condition or results of operations of LabONE. No provisions for loss related to litigation are included in the accompanying consolidated financial statements.

            LABONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

    On July 1, 1999, LabONE announced a restatement of earnings for the years ended December 31, 1997 and 1998, and for the quarter ended March 31, 1999. As requested by the staff of the Securities and Exchange Commission, LabONE has changed the amortization schedule from fifteen years to five years on a customer list acquired during the first quarter 1997. LabONE's original amortization period was based on historical performance, however the SEC has requested the amortization period be reduced to five years. The amortization expense of this asset was originally reported at $252,000 and $275,000 in 1997 and 1998, respectively, and has been restated to $757,000 and $826,000, respectively. The amortization expense was originally reported at $69,000 in the first quarter 1999, and has been restated to $206,000. This restatement is not the result of any changes in customer relationships and has no effect on any present or future cash flows.

    FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

    Net sales increased 17% in the first quarter 1999 to $27.3 million from $23.3 million in the first quarter 1998. The increase of $4.0 million is due to increases in clinical laboratory revenue of $2.3 million, substance abuse testing (SAT) revenue of $0.9 million and insurance services revenue of $0.8 million.

    Clinical diagnostic testing revenue increased from $3.7 million to $6.0 million for the quarter due to increased testing volumes partially offset by a 6% decrease in average revenue per patient. SAT revenue increased from $2.9 million in 1998 to $3.8 million in 1999 due to a 35% increase in testing volumes as compared to last year.

    The insurance services division revenue increased $0.8 million due to the addition of Systematic Business Services revenue and growth in non laboratory services revenue, partially offset by lower laboratory and kit revenue. Systematic Business Services was acquired in October 1998 and contributed $1.9 million, and non laboratory services revenue increased $0.3 million over last year. Insurance laboratory testing revenue decreased $0.8 million as a result of reductions in price and volumes due to competitive pressures. The total number of insurance applicants tested in the first quarter 1999 decreased by 4% as compared to the same quarter last year due to competitive pressures. Average revenue per applicant decreased 2.5%, primarily due to price reductions and a shift in product mix to lower priced products. Kit and container revenue declined due to a decrease in the number of kits sold.

    Cost of sales increased $2.7 million or 21% in the first quarter 1999 as compared to the prior year, due to increases in payroll, outside services such as paramed collections and state motor vehicle report fees, and postage expense. A significant portion of these increases are related to the addition of Systematic Business Services. Laboratory overtime and regular labor expense increased related to the move to the new facility. These increases were partially offset by a decrease in insurance kit expenses due to lower sales volumes. Clinical cost of sales expenses were $3.9 million as compared to $3.4 million in the first quarter 1998. SAT cost of sales expenses were $2.8 million as compared to $2.1 million in the first quarter 1998. Insurance cost of sales expenses increased from $7.5 million to $9.0 million primarily due to the addition of Systematic Business Services.

    As a result of the above factors, gross profit for the quarter increased $1.3 million or 13% from $10.4 million in 1998 to $11.7 million in 1999. Clinical gross profit increased $1.7 million on an increase in revenue of $2.3 million. SAT gross profit increased $0.2 million on an increase in revenue of $0.9 million. Insurance gross profit decreased $0.7 million or 7%.

    Selling, general and administrative expenses increased $1.1 million or 15% in the first quarter 1999 as compared to the prior year due primarily to the inclusion of Systematic Business Services and increases in bad debt, depreciation and moving expenses. Bad debt expense increased primarily due to the revenue growth in clinical and SAT segments which have inherently higher bad debt experience than the insurance testing segment. Insurance expenditures increased to $4.6 million for the quarter as compared to $4.2 million in 1998 primarily due to the addition of Systematic Business Services. Total clinical expenditures increased $0.8 million to $3.0 million in 1999 primarily due to an increase in corporate overhead allocations to $0.9 million in 1999 from $0.6 million in 1998 and an increase in bad debt expense. SAT expenditures were $1.1 million as compared to $1.0 million last year. Closure on the sale of the former laboratory facility resulted in a gain of $0.3 million. Depreciation expense on the new facility is expected to be less than $0.3 million per quarter.

    Earnings from operations increased from $2.9 million in the first quarter 1998 to $3.1 million in 1999. The clinical segment improved $1.0 million to an operating loss of $1.0 million. The SAT segment improved $0.1 million from an operating loss of $0.2 million in the first quarter 1998 to a loss of $0.1 million in 1999. The insurance segment declined $1.1 million to an operating profit of $4.0 million.

    Non operating expense increased $0.4 million primarily due to interest expense on the industrial revenue bonds and a reduction in capital available for investment. The effective income tax rate declined from 39% in 1998 to 36% in 1999 due to state income tax incentives.

    The combined effect of the above factors resulted in net earnings of $1.9 million or $0.14 per share in the first quarter 1999 as compared to $1.9 million or $0.14 per share in the same period last year.

    1998 COMPARED TO 1997

    Revenue for the year ended December 31, 1998 was $102.2 million as compared to $78.9 million in 1997. The increase of $23.3 million, or 30%, was due to increases in clinical laboratory revenue of $11.1 million, insurance services revenue of $7.2 million and SAT revenue of $5.1 million. Clinical laboratory revenue increased from $7.5 million during 1997 to $18.6 million in 1998 primarily due to increased testing volumes. The insurance services segment revenue increased from $62 million in 1997 to $69.1 million due to an increase in the total number of insurance applicants tested and an increase in non laboratory services, including Systematic Business Services, partially offset by a 3% decrease in the average revenue per applicant. SAT revenue increased from $9.4 million in 1997 to $14.5 million in 1998 primarily due to a 48% increase in testing volumes.

    Cost of sales increased $14.7 million, or 35%, for the year as compared to the prior year. This growth is primarily due to increases in inbound freight, laboratory and kit supplies and payroll expenses due to the larger specimen volume for all three business segments. Insurance segment cost of sales expenses were $32.3 million as compared to $26.7 million during 1997. Clinical cost of sales expenses were $14.5 million as compared to $8.3 million during 1997. SAT cost of sales expenses were $9.9 million as compared to $7 million during 1997. These increases are due to increased testing volumes.

    As a result of the above factors, gross profit increased $8.6 million, or 23%, from $36.9 million in 1997 to $45.5 million in 1998. Insurance gross profit increased $1.5 million, or 4%, to $36.9 million in 1998. Clinical gross profit improved $4.9 million from a loss of $0.8 million in 1997 to a gain of $4.1 million in 1998. SAT gross profit increased $2.2 million to $4.5 million in 1998.

    Selling, general and administrative expenses increased $3.4 million, or 12%, in 1998 as compared to 1997 primarily due to increases in payroll expenses and bad debt accruals. Bad debt expense increased primarily due to the revenue growth in clinical and SAT segments which have inherently higher bad debt experience than the insurance testing segment. Clinical overhead expenditures were

$10.3 million as compared to $7.5 million in 1997. SAT overhead increased from $3.3 million in 1997 to $4.3 million in 1998. These increases are due to the growth in each segment. The allocation of corporate overhead to the clinical and SAT segments increased to $5.3 million for the year, as compared to $3.3 million in 1997, due to the increased share of total revenue for those segments. Insurance overhead expenditures decreased to $16.8 million as compared to $17.3 million in 1997.

    In 1997, LabONE recorded a one-time write-down of $6.6 million on the value of the laboratory and administrative buildings in anticipation of their sale. (See Note 1 of Notes to Consolidated Financial Statements.)

    Operating income increased from $2.1 million in 1997 to $13.9 million in 1998. The insurance services segment operating income increased $2.0 million to $20.1 million in 1998. The clinical segment had an operating loss of $6.2 million for 1998 as compared to an operating loss of $8.3 million in 1997. The SAT segment improved from an operating loss of $0.9 million in 1997 to a gain of $0.2 million in 1998.

    Other income decreased $0.4 million in 1998 as compared to 1997, primarily due to lower investment income due to less funds being available to invest. Average income tax expense was 39.3% of pretax income in 1998 as compared to 41.9% in 1997. The reduction is primarily due to an increase in LabONE's income from U.S. sources taxed at U.S. rates as compared to income taxed at higher foreign rates.

    The combined effect of the above factors resulted in net earnings of $8.9 million, or $0.67 per share, in 1998 as compared to $1.9 million, or $0.14 per share, in 1997. Excluding the impact of the write-down in 1997, last year's net earnings would have been $5.8 million, or $0.44 per share.

    1997 COMPARED TO 1996

    Revenue for the year ended December 31, 1997 was $78.9 million as compared to $59.4 million in 1996. The increase of $19.5 million, or 33%, is due to increases in insurance segment revenue of $11.2 million, SAT revenue of $4.7 million and clinical laboratory revenue of $3.6 million. The insurance segment increased 22% due to an increase in the total number of insurance applicants tested and an increase in kit revenue, partially offset by a 1% decrease in the average revenue per applicant. The increase in insurance segment revenue is primarily due to an increase in market share and changes to testing thresholds. Effective January 30, 1997, LabONE acquired certain assets, including customer lists, of GIB Laboratories, Inc., a subsidiary of Prudential Insurance Company of America. Concurrently, Prudential's Individual Insurance Group agreed to use LabONE as its exclusive provider of risk assessment testing services for a three year period. At the time of the purchase, GIB served approximately 5% of the insurance laboratory testing market. Revenue in 1997 from former GIB customers, including Prudential, was approximately $3.8 million. SAT revenue increased from $4.7 million in 1996 to $9.4 million in 1997 due to a doubling in testing volumes. Clinical laboratory revenue increased from $3.9 million in 1996 to $7.5 million in 1997 due to increased testing volumes and higher revenue per patient.

    Cost of sales increased $9.3 million, or 28%, for the year as compared to the prior year. This increase is due primarily to increases in payroll, laboratory supplies and kit expenses due to the larger specimen volume for all three business segments. Direct and allocated clinical cost of sales expenses were $8.3 million as compared to $6.5 million during 1996. Direct and allocated SAT cost of sales expenses were $7 million as compared to $3.7 million during 1996. These increases are due to increased testing volumes.

    As a result of the above factors, gross profit increased $10.2 million, or 38%, from $26.7 million in 1996 to $36.9 million in 1997. Insurance gross profit increased $7 million, or 25% , in 1997 as compared to 1996. Clinical gross profit improved $1.8 million from a loss of $2.6 million in 1996 to a loss of $0.8 million in 1997. SAT gross profit increased from $1 million in 1996 to $2.4 million in 1997.

    Selling, general and administrative expenses increased $4.6 million, or 19%, in 1997 as compared to 1996 due primarily to increases in payroll expenses, travel and amortization expenses. Clinical overhead expenditures were $7.5 million as compared to $5.4 million in 1996. SAT overhead increased from $2.2 million in 1996 to $3.3 million in 1997. These increases are due to the growth in each segment.

    In 1997, LabONE recorded a one-time write-down of $6.6 million on the value of the laboratory and administrative buildings in anticipation of their sale. (See Note 1 of Notes to Consolidated Financial Statements.)

    Operating income decreased from $3.1 million in 1996 to $2.1 million in 1997, primarily due to the $6.6 million write down, partially offset by an increase in the insurance segment operating income of $5.4 million. The clinical segment had an operating loss of $8.3 million for 1997 as compared to a loss of $8 million in 1996, due to a $0.6 million increase in corporate overhead allocation over 1996. The SAT segment improved from an operating loss of $1.2 million in 1996 to a loss of $0.9 million in 1997, including a $0.9 million increase in corporate overhead allocation over last year.

    Other income decreased $0.7 million in 1997 as compared to 1996, due to lower investment income. Average income tax expense was 41.9% of pretax income in 1997 as compared to 41.2% in 1996.

    The combined effect of the above factors resulted in net earnings of $1.9 million, or $0.14 per share, in 1997 as compared to $2.9 million, or $0.22 per share in 1996. Excluding the impact of the write-down, net income would have been $5.8 million, or $0.44 per share, in 1997.

TRENDS

    The following is management's analysis of certain existing trends that have been identified as potentially affecting the future financial results of LabONE. Due to the potential for a rapid rate of change in any number of factors associated with the insurance and healthcare laboratory testing industries, it is difficult to quantify with any degree of certainty LabONE's future volumes, sales or net earnings.

    The insurance laboratory testing industry continues to be highly competitive. The primary focus of the competition has been on pricing. LabONE continues to maintain its market leadership by providing quality products and services at competitive prices. Management expects that prices may continue to decline during 1999 due to competitive pressures. This trend may have a material impact on earnings from operations.

    The total number of insurance applicants tested by LabONE increased 11% in 1998 from the prior year. Approximately 80% of the increase represented oral fluid HIV tested applicants. The number of oral fluid tested applicants are expected to further increase in 1999.

    Effective October 30, 1998, LabONE acquired Systematic Business Services, which is operated as a wholly owned subsidiary of the insurance services division of LabONE. Systematic Business Services is a provider of information services to life and health insurers nationwide, and has annual revenues of approximately $7 million. With 148 employees in the Kansas City area, Systematic Business Services provides telephone inspections, motor vehicle reports, attending physician statements, and claims investigation services to life insurance companies. This addition allows LabONE to expand the services it offers to its insurance industry clients.

    In the clinical division, BlueCross BlueShield of Tennessee selected LabONE to provide routine outpatient laboratory testing services for BlueCare members throughout Tennessee effective February 1,

1998. BlueCare is BlueCross BlueShield of Tennessee's plan for Tenncare participants. Approximately 400,000 BlueCare members are currently covered by the program. To date, the Laboratory Benefit Management (LBM) programs, including BlueCare and the LabCard Program, have more than 2.3 million lives enrolled. Revenue from Lab Benefits Management programs during the first quarter 1999 was $3.5 million or approximately 59% of total clinical revenue.

    LabONE's new facility was financed through the City of Lenexa, Kansas, with industrial revenue bonds. In conjunction with the bonds, LabONE expects to receive income tax credits through the State of Kansas High Performance Incentive Plan to be applied against state income taxes for up to 10 years, or until the credit is completely used. The amount of the credit is expected to be approximately $4 million, and will lower LabONE's average income tax rate for the duration of the credit.

    On May 14, 1999, LabONE issued to STC Technologies, Inc., a warrant to purchase 50,000 shares of LabONE common stock at a purchase price of $0.01 per share, exercisable beginning one year after the date of issuance of the warrant. The warrant was issued in connection with a Distribution Agreement entered into between LabONE and STC Technologies. As a result of the issuance of the warrant, LabONE will record a prepaid expense of $608,000, which will be amortized over the forty month term of the Distribution Agreement. The amount of the prepaid expense is based on the LabONE stock price on May 14, 1999 of $12.17 per share (less $0.01) times the 50,000 shares represented by the warrant.

    Under the terms of the merger agreement, the issuance by LabONE of the warrant to STC Technologies required the prior approval of Lab Holdings. As a condition to its approval, Lab Holdings required LabONE to agree to repurchase shares of LabONE common stock to prevent any increase in the total number of shares outstanding as a result of the exercise of any outstanding option or warrant prior to the effective time of the merger. If LabONE issues any shares of LabONE common stock prior to the effective time of the merger upon the exercise of outstanding options or warrants, LabONE is required to repurchase an equal number of shares of LabONE common stock, in the open market or otherwise. If all exercisable, in-the-money options and warrants were exercised prior to
August   , 1999, the scheduled effective time of the merger, LabONE's net repurchase obligation would be approximately $311,355, based upon the closing price of LabONE common stock of $11.44 per share on June 16, 1999. LabONE also agreed that if the merger agreement was terminated for any reason prior to the consummation of the merger, LabONE would acquire 50,000 shares of LabONE common stock, in the open market or otherwise, prior to the date on which the warrant issued to STC Technologies becomes exercisable.

LIQUIDITY AND CAPITAL RESOURCES

    LabONE's working capital position declined from $35.4 million at December 31, 1997, to $25.9 million at December 31, 1998, to $21.1 million at March 31, 1999. These decreases are primarily due to dividends paid and capital additions, including building payments, in excess of bond proceeds and cash provided by operations. Net cash provided by operations increased from $8.1 million in 1997 to $9 million in 1998. Accounts receivable grew from $12.6 million at December 31, 1997 to $18.7 million at December 31, 1998 to $19.7 million at March 31, 1999, due primarily to an increase in revenue growth from all three segments. Bad debt expense and allowances increased due to the increase in total revenue and a shift in revenue toward clinical and SAT sources.

    During 1998 and the first quarter of 1999, LabONE paid quarterly dividends of $0.18 per common share. The board of directors reviews this policy on a periodic basis. The total amount of dividends paid during 1998 was $0.72 per share, or $9.5 million, which was $0.5 million in excess of net cash provided by operations. In February 1999, LabONE's board of directors declared a dividend of $0.18 per common share. This dividend was paid on March 2, 1999, to stockholders of record as of February 23,

1999, and totaled approximately $2.4 million. There are no restrictions that would limit LabONE's ability to make future dividend payments.

    Additions to property, plant and equipment, net of the sale of the former laboratory facility, were $3.9 million in the first quarter 1999, primarily related to construction and fixtures for the new facility. Net additions in the first quarter 1998 were $1.7 million. During 1998, LabONE invested $28.5 million in additional property, plant, equipment and acquisitions as compared to $11.5 million in 1997 and $3.2 million in 1996. Of the amount spent in 1998, approximately $21.6 million was for construction LabONE's new facility, and $3.0 million net cash was used in the purchase of Systematic Business Services. The 1997 amount included land purchased related to the new facility and the GIB Laboratories acquisition. The new facility is now completely operational. Future capital asset purchases are expected to be approximately $5 million annually.

    LabONE had no short-term borrowings during 1998. Management expects to be able to fund operations and future dividend payments, if any, from a combination of cash flow from operations, cash reserves, building sales and short-term borrowings. Interest on the industrial revenue bonds issued to finance the construction of LabONE's new facility is based on a taxable seven day variable rate which, including letter of credit and remarketing fees, is approximately 5.7% as of May 15, 1999. The bonds mature over 11 years in increments of $1.85 million per year plus interest. Total cash and investments at March 31, 1999, were $6.9 million, as compared to $10.2 million at December 31, 1998.

    On May 14, 1999, Holdings entered into a Line of Credit Loan Agreement with Commerce Bank, N.A. of Kansas City, Missouri. The line of credit authorizes Holdings and the combined company following the merger to make unsecured borrowings of up to $15 million to finance day to day operations of LabONE and to fund cash elections under the merger agreement. Borrowings will bear interest at a variable rate equal to (a) the Commerce Bank prime rate or (b) 75 basis points in excess of the LIBOR rate, with borrower being entitled to select the applicable rate for each borrowing at the time of each borrowing. All borrowings mature on October 31, 2000.

YEAR 2000

    LabONE is actively addressing Year 2000 computer concerns. LabONE has established an oversight committee which includes management from all parts of LabONE and meets periodically to review progress. LabONE's laboratory operating systems and its business processing systems were completely rewritten as of 1991 and were brought into compliance with Year 2000 date standards at that time. Non-IT systems, which include security systems, time clocks and heating and cooling systems, have been replaced with certified compliant systems as part of construction of the new facility. Ongoing remediation efforts include regularly scheduled software upgrades and replacement of personal computers and associated equipment. LabONE expects to complete all remaining internal Year 2000 objectives by the end of the second quarter, 1999.

    LabONE is assessing the Year 2000 preparation and contingency plans of LabONE's clients and vendors. LabONE has material relationships and dependencies with its primary telecommunications provider, Sprint Corp., its inbound shipping provider, Airborne Express, and municipal services providers. In the event of a service interruption, LabONE has the ability to switch telecommunications services to AT&T at any time, and maintains backup electrical generators capable of meeting its electrical needs. LabONE currently tracks and controls routing of its inbound specimens and can use United States Postal Service, airlines and other common carriers or express delivery services in the event of delivery problems with Airborne Express. LabONE currently maintains approximately eight weeks supply of most laboratory supplies, and does not expect significant problems in obtaining supplies. LabONE continues to review the Year 2000 plans of these providers, and does not currently expect significant problems in these areas, however, there can be no assurance that the systems of clients and vendors will be converted to address Year 2000 problems in a timely and effective manner or that such conversions will be compatible with LabONE's computer systems.

    Resources dedicated to the remaining effort are expected to cost less than $0.3 million and are not considered a material expense to LabONE. These efforts have not caused delay to LabONE's other ongoing information systems projects. LabONE has not hired any outside consultants or other independent validation provider at this time, and does not expect to do so.

    There can be no assurance that LabONE's adjustments to its computer systems will completely eliminate all Year 2000 problems. Failure to properly address the Year 2000 problem could have a material adverse effect on LabONE's business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    A foreign currency risk exposure exists due to billing Canadian subsidiary revenue in Canadian dollars and the direct laboratory expenses associated with this revenue being incurred in US dollars. This exposure is not considered to be material. Any future material Canadian currency fluctuations against the US dollar could result in a decision to hedge future foreign currency cash flows, or to increase Canadian prices.

    An interest rate risk exposure exists due to LabONE's liability of $20 million in industrial revenue bonds. The interest expense incurred on these bonds is based on a taxable seven day variable rate, which including letter of credit and remarketing fees, is approximately 5.8% as of March 1, 1999. This exposure is not considered material. Any future increase in interest rates would result in additional interest expense and could result in a decision to enter into a long-term interest rate swap transaction.

                              MANAGEMENT OF LABONE

LABONE DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of LabONE are as follows:

NAME                                    AGE                                    POSITION
-----------------------------------     ---     -----------------------------------------------------------------------
W. Thomas Grant II.................         49  Chairman of the Board of Directors, President,
                                                  Chief Executive Officer and Director

Gregg R. Sadler, FSA...............         48  Executive Vice President--Administration, President-- Insurance
                                                  Laboratory Division, Secretary and Director

Robert D. Thompson.................         37  Executive Vice President, Chief Operating Officer, Chief Financial
                                                  Officer and Director

Roger K. Betts.....................         56  Executive Vice President--Sales--Insurance Laboratory Division

Thomas J. Hespe....................         42  Executive Vice President--Sales and Marketing, President-- Clinical
                                                  Sales and Marketing and Director

Michael A. Peat, Ph.D..............         51  Executive Vice President--Toxicology and President--Substance Abuse
                                                  Testing Division

Thomas H. Bienvenu II..............         49  Executive Vice President--Information Systems and Technology

Judith A. VonFeldt.................         52  Executive Vice President--Human Resources

Kurt E. Gruenbacher,
  CPA, CMA, CFM....................         39  Vice President--Finance, Chief Accounting Officer, Treasurer and
                                                  Assistant Secretary

Joseph H. Brewer, M.D..............         47  Director

William D. Grant...................         82  Director

Richard A. Rifkind, M.D............         68  Director

Richard S. Schweiker...............         72  Director

James R. Seward....................         46  Director

John E. Walker.....................         60  Director

R. Dennis Wright, Esq..............         56  Director

    The terms of office of the directors of LabONE will expire upon the election of their successors at the LabONE annual meeting. Executive officers serve at the pleasure of the board of directors.

    Mr. W. Thomas Grant II has been a director of LabONE since 1983. Mr. Grant was appointed Chairman of the board of directors, President and Chief Executive Officer of LabONE in October 1995. He served as Chairman of the Board of Holdings from May 1993 to September 1997. Mr. Grant is also a director of Commerce Bancshares, Inc., Kansas City Power & Light Company, Response Oncology, Inc. and AMC Entertainment, Inc. He is the son of W. D. Grant.

    Mr. Sadler has been a director of LabONE since 1985. Mr. Sadler was appointed President-- Insurance Laboratory Division in 1994 and Executive Vice President--Administration in 1993. Mr. Sadler has served as Secretary since 1988.

    Mr. Thompson has been a director of LabONE since 1995. Mr. Thompson was appointed Chief Operating Officer in May 1997 and Executive Vice President Finance and Chief Financial Officer in

December 1993. He served as Treasurer from December 1993 to November 1997, and served as Vice President--Business Development Planning from August 1993 to December 1993.

    Mr. Betts was appointed Executive Vice President--Sales--Insurance Laboratory Division in 1994. From 1993 to 1994, Mr. Betts served as Senior Vice President--Sales of the Insurance Laboratory Division.

    Mr. Hespe has been a director of LabONE since 1995. Mr. Hespe was appointed President-- Clinical Sales and Marketing and Executive Vice President--Sales and Marketing in 1995. From 1990 to 1995, Mr. Hespe served as Executive Vice President Sales and Marketing of Allscrips Pharmaceuticals, Vernon Hills, Illinois, a distributor of managed care pharmaceutical products and services with annual revenues of approximately $70 million. Mr. Hespe's responsibilities with Allscrips included developing strategies for market expansion and developing business with managed care organizations, including hospitals, physicians, HMO organizations, third party administrators, consulting firms, self-insured employers and insurance companies.

    Dr. Peat was appointed President--Substance Abuse Testing Division and Executive Vice President--Toxicology in May 1996. Dr. Peat served as Senior Vice President--Toxicology from 1994 to 1996. Prior to joining LabONE in 1994, Dr. Peat was Vice President of Toxicology of Roche Biomedical Laboratories, Inc., Research Triangle Park, North Carolina.

    Mr. Bienvenu was appointed Executive Vice President--Information Systems and Technology in May 1997. Mr. Bienvenu served as Senior Vice President--Information Systems and Technology from 1994 to 1997. He served as Vice President--Marketing Information Technology from October 1994 to December 1994. Prior to October 1994, he served as Director of Marketing Information Technology.

    Ms. VonFeldt has served as Executive Vice President Human Resources since August 1998. She served as Senior Vice President Human Resources from May 1997 to August 1998, and as Vice President--Human Resources from September 1993 to May 1997.

    Mr. Gruenbacher was appointed Assistant Secretary in May 1999 and Treasurer in November 1997. He was appointed Vice President--Finance and Chief Accounting Officer in May 1995. Mr. Gruenbacher served as Corporate Controller from 1994 to 1995, and Director, Financial Analysis and Budgets from 1993 to 1994.

    Dr. Brewer has been a director of LabONE since 1988. During the past five years, Dr. Brewer has been an Infectious Disease Specialist at St. Luke's Hospital, Kansas City, Missouri and an Assistant Clinical Professor of Medicine at the University of Missouri Kansas City

    Mr. William D. Grant has been a director of LabONE since 1989. Mr. Grant is retired. From August 1990 to December 1997, he served as a consultant to Holdings and served as Chairman of the Board of Holdings prior to May 1993. He is the father of W. Thomas Grant II.

    Dr. Rifkind has been a director of LabONE since 1987. Dr. Rifkind has been Chairman of the Sloan-Kettering Institute, New York, New York, a medical research institution, during the past five years.

    Mr. Schweiker has been a director of LabONE since 1995. Mr. Schweiker has been retired for the past five years. Prior to his retirement, Mr. Schweiker served as President of the American Council of Life Insurance, Washington, D.C., a life insurance trade association. Mr. Schweiker is also a director of Tenet Healthcare Corporation.

    Mr. Seward has been a director of LabONE since 1995. Mr. Seward has been self-employed as an investment adviser and consultant since August 1998. From December 1996 to August 1998, Mr. Seward served as President, Chief Executive Officer and a director of SLH Corporation, Shawnee Mission, Kansas, an asset management company. SLH Corporation was a wholly-owned subsidiary of

Holdings prior to its spin-off in March 1997. He was Executive Vice President of Holdings from 1993-1997 and served as its Chief Financial Officer from 1990-1997. Mr. Seward is also a director of Response Oncology, Inc., Syntroleum Corporation and Concorde Career Colleges.

    Mr. Walker has been a director of LabONE since 1984. Mr. Walker retired as Managing Director-- Reinsurance of Business Men's Assurance Company of America in 1996. Mr. Walker served as Vice Chairman of the board of directors of LabONE prior to 1994. He is a director of FBL Financial Group, Inc.

    Mr. Wright has been a director of LabONE since 1987. Mr. Wright has been a partner in the law firm of Morrison & Hecker L.L.P., Kansas City, Missouri, since September 1998. Mr. Wright was a member of Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., Kansas City, Missouri and Chairman of its Executive Committee prior to its merger with Morrison & Hecker, L.L.P. in September 1998. Morrison & Hecker, L.L.P. is general counsel to LabONE.

                                     LABONE
                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation paid or accrued by LabONE to or on behalf of:

    - the person who served as its chief executive officer during 1998, and

    - the four most highly compensated executive officers other than the chief executive officer serving as of December 31, 1998,

for services rendered in all capacities to LabONE and its subsidiaries for each of the last three completed fiscal years.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                            ANNUAL COMPENSATION     -------------------
                                                          ------------------------  STOCK OPTION SHARES       ALL OTHER
NAME AND PRINCIPAL POSITION                  FISCAL YEAR  SALARY ($)    BONUS ($)       GRANTED (#)      COMPENSATION ($)(1)
-------------------------------------------  -----------  -----------  -----------  -------------------  -------------------
W. Thomas Grant II ........................        1998      164,769      107,261              -0-               21,670
  Chairman of the                                  1997       86,019      131,173           75,000                9,922
  Board of Directors,                              1996          -0-          -0-              -0-                  -0-
  President and Chief
  Executive Officer
Robert D. Thompson ........................        1998      217,627      157,261              -0-               16,696
  Executive Vice President,                        1997      209,900      131,173              -0-               16,856
  Chief Operating and                              1996      209,277       75,000              -0-               17,086
  Financial Officer
Carl W. Ludvigsen, Jr. ....................        1998      239,781       42,661              -0-               21,670
  Executive Vice President--                       1997      230,900      131,173              -0-               21,470
  Corporate Development and                        1996      230,277       25,000              -0-               20,634
  Chief Medical Officer
Thomas J. Hespe ...........................        1998      165,704      107,261              -0-               21,371
  Executive Vice                                   1997      159,900      131,173              -0-               21,470
  President--Clinical                              1996      159,277       50,000              -0-               20,490
  Marketing & Sales Division
Gregg R. Sadler ...........................        1998      165,704      107,261              -0-               21,670
  Executive Vice                                   1997      156,900      131,173              -0-               21,865
  President--Administration                        1996      150,277       50,000              -0-               20,923
  and Secretary & President
  Insurance Laboratory Division

------------------------

(1) The amounts shown in this column for 1998 consist of:

    - contributions by LabONE to the account of each of the named executive officers under LabONE's defined contribution pension plan in the amount of $16,421;

    - 50% matching contributions by LabONE under LabONE's profit-sharing 401(k) plan in the amount of $4,526 to the accounts of each of Messrs. Grant, Ludvigsen, Hespe and Sadler, and

    - insurance premium payments by LabONE with respect to group term life insurance in the amounts of $723 for the benefit of each of Messrs. Grant, Ludvigsen and Sadler, $274 for the benefit of Mr. Thompson and $424 for the benefit of Mr. Hespe.

AGGREGATE OPTION EXERCISES AND DECEMBER 31, 1998 OPTION VALUE TABLE

    The following table provides certain information concerning the exercise of stock options during 1998 by each of the named executive officers and the number and value of unexercised options held by such persons on December 31, 1998.

                                                                               NUMBER OF SHARES
                                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                           OPTIONS ON DECEMBER 31,     IN-THE-MONEY OPTIONS ON
                                                                                   1998 (#)             DECEMBER 31, 1998 ($)
                                                                          --------------------------  --------------------------
                                     SHARES ACQUIRED    VALUE REALIZED      OPTIONS       OPTIONS       OPTIONS       OPTIONS
NAME                                 ON EXERCISE (#)          ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  -----------------  -----------------  -----------  -------------  -----------  -------------
W. Thomas Grant II................              0                  0          42,431        60,000     $  84,007    $         0
Robert D. Thompson................              0                  0         122,000        28,000     $  39,375    $    26,250
Carl W. Ludvigsen, Jr.............              0                  0          81,000         8,000     $  82,873    $    10,500
Thomas J. Hespe...................              0                  0          60,000        40,000     $  78,750    $    52,500
Gregg R. Sadler...................              0                  0          90,400         9,600     $ 144,019    $         0

COMPENSATION OF DIRECTORS

    Directors who are not employees of LabONE receive an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock of LabONE having a value equal to $10,000, plus $500 for each board and committee meeting attended and reimbursement for reasonable expenses in attending meetings.

    Richard S. Schweiker, a director of LabONE, has agreed to attend national meetings of insurance underwriters on LabONE's behalf and to make selected contacts in furtherance of LabONE's business, for which services LabONE will pay Mr. Schweiker additional fees of $30,000 annually.

EMPLOYMENT AGREEMENTS

    LabONE has employment agreements with Robert D. Thompson, Gregg R. Sadler and Thomas J. Hespe. Messrs. Thompson's and Sadler's agreements are renewable annually for one-year terms unless LabONE elects not to extend them and Mr. Hespe's agreement is terminable by LabONE on thirty days' notice. The annual base salaries provided under the agreements are $200,900 to Mr. Thompson, $150,900 to Mr. Sadler and $150,900 to Mr. Hespe. In the event that LabONE terminates Messrs. Thompson or Sadler without cause (as defined in the agreements), LabONE will pay the terminated officer a lump sum severance payment equal to his base salary for the balance of the term of the agreement, plus 50% of one year's annual base salary. If LabONE terminates Mr. Hespe without cause, LabONE will pay Mr. Hespe a severance payment equal to one year's base salary. If a change of control of LabONE (as defined in the agreements) occurs at any time during which the executive officer is in LabONE's full-time employment, and within one year after such a change in control the executive officer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabONE will pay the officer as termination compensation a lump sum amount equal to three times the officer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the officer's agreement shall be cancelled. The proposed merger of LabONE with and into Holdings does not constitute a change of control of LabONE within the meaning of the agreements. Under each agreement, the executive officer agrees not to compete with LabONE for a period of two years after the termination of his employment with LabONE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. W. Thomas Grant II was a member of the compensation committee of the board of directors of LabONE until his resignation from the committee on February 14, 1998. Mr. Grant is Chairman of the Board of Directors, President and Chief Executive Officer of LabONE.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    LabONE's executive compensation program is administered by the compensation committee, a committee of the board of directors composed of the directors listed at the end of this report. All issues pertaining to executive compensation are reviewed by the compensation committee and recommendations are submitted by the committee to the full board of directors for approval.

    COMPENSATION PHILOSOPHY The philosophy governing executive compensation is based on a belief that management and stockholders have a common goal of increasing the value of LabONE. The business strategy for achieving this goal is expressed in LabONE's mission statement: "LabONE is dedicated to maximizing the return on investment for our stockholders...to providing the lowest-cost, highest-quality laboratory testing services for our clients...to providing a working environment that emphasizes accountability for results and rewards employees based on their contribution to LabONE's success."

    Three principal elements of executive compensation--base salary, annual incentive plan, and stock options--are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

    BASE SALARY Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries were targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. Salary ranges have been adjusted annually to reflect inflationary increases shown in industry surveys. Salary ranges have also been adjusted to reflect changes in job responsibilities. These salary ranges are reviewed annually by a consultant. In determining base salary levels, the committee considers both the salary ranges and individual performance evaluations for each executive officer. Base salary decisions are not based upon any specific financial performance measure or criterion with respect to LabONE.

    ANNUAL INCENTIVE PLAN AND DISCRETIONARY BONUSES The Annual Incentive Plan is designed to motivate and reward the accomplishment of targeted operating results. Prior to the beginning of each fiscal year, the committee establishes an operating earnings goal under the plan based upon the committee's judgment of reasonable operating earnings growth over the previous fiscal year. No incentive bonuses are payable under the plan if the minimum operating earnings threshold is not met. The size of the incentive pool increases pursuant to a formula established by the committee as operating earnings increase over the minimum threshold. The incentive pool is distributed in cash to designated officers and managers at year end according to a pre-established weighting. The weighting is based upon senior management's subjective evaluations of each individual's potential contribution to LabONE's financial and strategic goals for the year, and is reviewed and approved by the committee. Bonuses aggregating $874,336 were paid to executive officers of LabONE under the Plan in 1998.

    LabONE also pays discretionary annual bonuses to executive officers and key employees of LabONE and its subsidiaries on an irregular basis upon the recommendation of the committee. In making determinations as to recommended bonuses, the committee considers the financial condition and the operating results over the last fiscal year of LabONE, the level of salary, bonus, fringe and other benefits currently provided to the executive by LabONE and the individual performance of the executive. The committee's recommendations are based upon its subjective review of these factors, and is not based upon any specific criteria or financial performance measure. The committee recommended a discretionary bonus of $50,000 to one executive officer in 1998, based principally upon the executive officer's performance in 1998.

    STOCK OPTIONS The compensation committee, as well as the board of directors, believes that significant stock ownership through stock options by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

    LabONE administers the 1987 Long-Term Incentive Plan and the 1997 Long-Term Incentive Plan. Under the plans, ten-year nonqualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions, with vesting generally occurring over five years. In addition to executive officers and employees, each nonemployee director of LabONE has also received a ten-year nonqualified stock option grant to vest over four years.

    LabONE also has a Stock Plan for Nonemployee Directors under which each nonemployee director receives annual retainer fees of $5,000 in cash and a grant of a number of shares of LabONE stock having a value equal to $10,000. The purpose of the plan is to provide nonemployee directors with an additional proprietary interest in LabONE's success and progress.

    The committee's determination whether to recommend the grant of options to an executive officer is based upon its subjective and informal review of a number of factors, including the number of options held by the executive, the exercise prices of such options, the amount of the executive's total compensation package, the amounts which the executive is eligible to earn under the Annual Incentive Plan, the position held by the executive, the duties and responsibilities of the executive, the past performance of the executive and the committee's desire to provide a long-term incentive component to the executive's compensation. The decision to grant options is not based upon any specific criteria or financial performance measure. The committee recommended the grant of stock options to purchase 25,000 shares to one officer promoted to an executive officer position in 1998.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION Mr. W. Thomas Grant II, Chairman of the Board of Directors, President and Chief Executive Officer of LabONE, receives a salary of $150,000 per annum and a car allowance of $9,000 per annum. Mr. Grant's salary was established at a level below that of LabONE's other senior management at Mr. Grant's request. Mr. Grant's base salary and car allowance were not changed in 1998. Mr. Grant did receive an additional $5,769 in salary in 1998 due to the occurrence of an additional pay period in 1998 under LabONE's bi-weekly payroll system. Mr. Grant also participates in the Annual Incentive Plan at the base participation level for senior management. Mr. Grant participation level was established at the base level at Mr. Grant's request. Based upon 1998 plan results, Mr. Grant received an incentive bonus of $107,261 in 1998.

    DEDUCTIBILITY CAP ON COMPENSATION EXCEEDING $1,000,000 The committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, regarding non-deductibility of annual compensation in excess of $1,000,000. The committee does not believe that Section 162(m) will have any material impact upon LabONE, given the current salary and bonus levels of executive officers of the corporation and the treatment in the regulations of compensation under the corporation's long-term incentive plans. The committee believes that many of the options currently outstanding are exempt from the deductibility limit under the transition provisions set forth in the regulations under Section 162(m). It is the committee's current intention that options granted under the 1997 Long-Term Incentive Plan will qualify as performance-based compensation and be exempt from the deductibility limits of Section 162(m). The committee will continue to evaluate the advisability of qualifying executive compensation for deductibility under
Section 162(m).

                                          Submitted by the Compensation
                                          Committee

                                          Richard S. Schweiker, Chairman
                                          Joseph H. Brewer
                                          Richard A. Rifkind

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG LABONE,
                     NASDAQ COMPOSITE INDEX AND PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           LABONE, INC.     NASDAQ COMPOSITE     PEER GROUP
1993             $100.00               $100.00       $100.00
1994              $86.99                $97.75        $89.51
1995              $87.36               $138.26        $67.97
1996             $114.58               $170.01        $26.49
1997             $113.31               $208.58        $22.13
1998              $87.91               $293.21        $20.38

                                        1993       1994       1995       1996       1997       1998
                                      ---------  ---------  ---------  ---------  ---------  ---------
LabONE, Inc.........................     100.00      86.99      87.36     114.58     113.31      87.91
NASDAQ Composite....................     100.00      97.75     138.26     170.01     208.58     293.21
Peer Group..........................     100.00      89.51      67.97      26.49      22.13      20.38

    The table assumes the investment at the close of business on December 31, 1993, of $100 in LabONE's common stock and in the portfolio represented in each index, and assumes that all dividends were reinvested.

    The NASDAQ Composite is a NASDAQ Stock Market index consisting of U.S. companies that is provided by the Center for Research in Security Prices of the University of Chicago. LabONE has selected an index of seven testing laboratories as its peer group: Bio-Reference Labs, Laboratory Corporation of America, Oncormed, Pharmchem, Psychemedics, Unilab and Universal Standard Medical. LabONE believes that the peer group index provides an appropriate comparison.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           RELATIONSHIP WITH HOLDINGS

    As of March 26, 1999, Holdings beneficially owned 10,712,200 shares, or 80.5%, of the outstanding common stock of LabONE. Holdings, by virtue of its ownership of a majority of LabONE's common stock, has control of LabONE and is able to elect all of the members of LabONE's board of directors. LabONE operates independently of Holdings, with the officers of LabONE having direct responsibility for all of LabONE's management and operations.

    Holdings and LabONE are parties to a transition agreement pursuant to which they have agreed to an allocation of certain corporate opportunities and to mutual indemnification for certain liabilities and expenses. Under the transition agreement, so long as Holdings, directly or indirectly, owns at least 20% of the outstanding voting shares of LabONE, Holdings agrees to refer to LabONE any product, service, idea or other corporate opportunity that is within the scope of LabONE's business. For purposes of this agreement, LabONE's business is defined as providing laboratory testing services for the insurance and healthcare industry and the development and implementation of data processing and communications facilities for receiving test-related instructions from clients, for conducting laboratory operations and for the collection, use, storage, retrieval and transmission of test results data by both LabONE and its clients.

    In the event that a majority of the independent, disinterested directors of LabONE informs Holdings that LabONE does not intend to pursue, or LabONE within a reasonable time fails to pursue, the consideration and development of any product, service, idea or other business opportunity referred to it by Holdings, Holdings is entitled under the transition agreement to consider and develop the product, service, idea or business opportunity for its own benefit. Under the agreement, LabONE also agrees to indemnify and hold harmless Holdings, and any controlling person of Holdings, with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on operations of LabONE. Similarly, Holdings agrees to indemnify and hold harmless LabONE and any controlling person of LabONE, other than Holdings, with respect to certain civil liabilities, including any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Holdings, other than the business of LabONE.

                MANAGEMENT OF COMBINED COMPANY AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS OF COMBINED COMPANY AFTER THE MERGER

    Holdings and LabONE have agreed in the merger agreement to take all necessary action so that as of the effective time the individuals identified below shall be the directors and executive officers of the combined company. If prior to the effective time any individual selected to be a director or executive officer of the combined company is unwilling or unable to serve in such capacity, any person proposed to fill such vacancy shall be subject to the approval of Holdings and the special committee.

    The board of directors of the combined company is divided into three classes, with staggered terms of office. The initial term of office of each Class A Director will expire at the 2000 annual meeting of stockholders of the combined company, the initial term of office of each Class B Director will expire at the 2001 annual meeting of stockholders of the combined company and the initial term of office of each Class C Director will expire at the 2002 annual meeting of stockholders of the combined company. After these expiration dates the term of each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director shall hold office until the next annual meeting of stockholders for the election of directors of his or her class and until his or her successor has been duly elected and shall have qualified. Executive officers serve at the pleasure of the board of directors.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
W. Thomas Grant II...................................          49   Chairman of the Board of Directors, President, Chief
                                                                      Executive Officer and Class C Director

Gregg R. Sadler, FSA.................................          48   Executive Vice President--Administration,
                                                                      President--Insurance Laboratory Division and
                                                                      Secretary

Robert D. Thompson...................................          37   Executive Vice President, Chief Operating Officer,
                                                                      Chief Financial Officer and Class B Director

Roger K. Betts.......................................          56   Executive Vice President--Sales, Insurance Laboratory
                                                                      Division

Thomas J. Hespe......................................          42   Executive Vice President--Sales and Marketing,
                                                                      President--Clinical Sales and Marketing and
                                                                      Director

Michael A. Peat, Ph.D................................          51   Executive Vice President--Toxicology and
                                                                      President--Substance Abuse Testing Division

Thomas H. Bienvenu II................................          49   Executive Vice President--Information Systems and
                                                                      Technology

Judith A. VonFeldt...................................          52   Executive Vice President--Human Resources

Kurt E. Gruenbacher, CPA, CMA, CFM...................          39   Vice President--Finance, Chief Accounting Officer,
                                                                      Treasurer and Assistant Secretary

Joseph H. Brewer, M.D................................          47   Class B Director

Peter C. Brown.......................................          40   Class C Director

William D. Grant.....................................          82   Class B Director

Richard A. Rifkind, M.D..............................          68   Class A Director

Richard S. Schweiker.................................          72   Class C Director

James R. Seward......................................          46   Class A Director

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Janet M. Stallmeyer, R.N.............................          50   Class A Director

Chester B. Vanatta...................................          63   Class B Director

John E. Walker.......................................          60   Class C Director

R. Dennis Wright, Esq................................          56   Class A Director

    Certain biographical information with respect to the above persons, other than Peter C. Brown, Janet M. Stallmeyer and Chester B. Vanatta, is described herein under "Management of LabONE" on page 94.

    Peter C. Brown. Mr. Brown has served as Co-Chairman of the Board of AMC Entertainment, Inc. ("AMCE") since May 1998, as President of AMCE since January 1997 and as Chief Financial Officer of AMCE since November 1991. Mr. Brown served as Executive Vice President of AMCE from August 1994 to January 1997, and as Senior Vice President of AMCE from November 1991 to August 1994. AMCE is located in Kansas City, Missouri and is principally engaged in the motion picture exhibition business. Mr. Brown also serves as Chairman of the Board of Trustees of Entertainment Properties Trust, Kansas City, Missouri, a real estate investment trust. Mr. Brown is a director of AMCE.

    Janet M. Stallmeyer. Ms. Stallmeyer has served since January 1995 as Executive Director of Principal Health Care of Kansas City, Inc., Kansas City, Missouri, a health maintenance organization. From September 1992 to December 1994, Ms. Stallmeyer served as Executive Director of Principal Health Care of Louisiana, Inc., New Orleans, Louisiana, a health maintenance organization.

    Chester B. Vanatta. Mr. Vanatta is a business consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. Mr. Vanatta was formerly Vice Chairman of Arthur Young & Company (now Ernst & Young), certified public accountants. Mr. Vanatta is a director of Atlantis Plastics, Inc.

            SECURITY OWNERSHIP OF LABONE BEFORE AND AFTER THE MERGER

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF LABONE

    The following table shows as of March 31, 1999, the total number of shares of common stock of LabONE beneficially owned by persons known to be beneficial owners of more than 5% of the outstanding stock of LabONE. All of the shares of outstanding stock of LabONE that are owned by Holdings immediately prior to the effective time of the merger will be cancelled in the merger.

                                                                               PERCENTAGE OF
                                                        SHARES OF LABONE   OUTSTANDING SHARES OF
                                                          BENEFICIALLY      LABONE BENEFICIALLY
                                                              OWNED                OWNED
BENEFICIAL OWNER                                         MARCH 26, 1999       MARCH 26, 1999
------------------------------------------------------  -----------------  ---------------------

Lab Holdings, Inc. ...................................       10,712,200               80.5%
  5000 West 95th Street
  Shawnee Mission, KS 66207

Holdings has sole voting and investment power with respect to the shares listed.

                   SECURITY OWNERSHIP OF MANAGEMENT OF LABONE

    The following table shows for each director of LabONE, each of the executive officers of LabONE named in the Summary Compensation Table under "Management of LabONE," and all directors and executive officers of LabONE as a group, the total number of shares of common stock of LabONE and of Holdings beneficially owned by such persons as of March 31, 1999 and the total number of shares of common stock of the combined company owned after giving effect to the merger.

                                                 AMOUNT OF SHARES BENEFICIALLY OWNED
                             ---------------------------------------------------------------------------
                                                                                     COMBINED COMPANY
                                       LABONE                    HOLDINGS            AFTER THE MERGER
                                 BEFORE THE MERGER          BEFORE THE MERGER      ---------------------
                             --------------------------  ------------------------             PERCENTAGE
                                           PERCENTAGE                PERCENTAGE                   OF
BENEFICIAL OWNER(1)           SHARES(3)    OF CLASS(2)    SHARES     OF CLASS(2)   SHARES(3)   CLASS(4)
---------------------------  -----------  -------------  ---------  -------------  ---------  ----------

Joseph H. Brewer, M.D......      27,195             *            0            *       27,195           *

William D. Grant...........      38,695(5)           *   1,086,647(6)        16.7% 1,668,665   13.5-15.1%

W. Thomas Grant II.........      81,596(8)           *     138,089(7)         2.1%   288,729(8)    2.3-2.6%

Thomas J. Hespe............      60,831(8)           *           0            *       60,831(8)          *

Carl W. Ludvigsen, Jr.,
  M.D......................      83,313(8)           *           0            *       83,313(8)          *

Richard A. Rifkind, M.D....      27,098             *            0            *       27,098           *

Gregg R. Sadler............     102,993(8)           *         266            *      103,392(8)          *

Richard S. Schweiker.......      19,978             *            0            *       19,978           *

James R. Seward............      22,156             *            0            *       22,156           *

Robert D. Thompson.........     127,949(8)           *           0            *      127,949(8)    1.0-1.2%

John E. Walker.............      27,195(9)           *       6,099(9)           *     36,343(9)          *

R. Dennis Wright, Esq......      24,378             *            0            *       24,378           *

All directors and executive
  officers of LabONE as a
  group (17 persons).......     817,198(8)         5.8%  1,231,101         19.0%   2,489,471   20.2-22.6%

------------------------

*   Less than 1% of outstanding shares

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(2) For purposes of determining the percentage ownership of each beneficial owner, the outstanding shares of the respective corporation include shares that the beneficial owner has the right to acquire within 60 days pursuant to options granted to such beneficial owner. Percentages for LabONE are based upon 13,311,450 shares of LabONE common stock outstanding as of March 31, 1999. Percentages for Holdings before the merger are based upon 6,489,103 shares of Holdings common stock outstanding as of March 31, 1999.

(3) Assumes that none of the beneficial owners will elect to exchange LabONE shares for cash. Includes the following numbers of shares of LabONE common stock which such persons have the right to acquire within 60 days pursuant to options granted under the LabONE Long-Term Incentive Plan: Joseph H. Brewer, 22,000 shares; William D. Grant, 22,000 shares; W. Thomas Grant II, 57,431 shares; Thomas J. Hespe, 60,000 shares; Carl W. Ludvigsen, Jr., 81,000 shares; Richard A. Rifkind, 22,000 shares; Gregg R. Sadler, 95,200 shares; Richard S. Schweiker, 17,600 shares; James R. Seward, 17,600 shares; Robert D. Thompson, 126,000 shares; John E. Walker, 22,000 shares; R. Dennis Wright, 22,000 shares; and all directors and executive officers as a group, 719,831 shares. These options will be assumed by the combined company in the merger.

(4) The two percentages for each beneficial owner of the combined company over 1% reflect beneficial ownership assuming that LabONE stockholders other than Holdings elect all stock (the lower number) and maximum cash (the higher number).

(5) Does not include 10,712,200 shares of LabONE common stock owned by Holdings (see "Security Ownership of Certain Beneficial Owners of LabONE" above). Mr. W.D. Grant disclaims beneficial ownership of the shares of LabONE common stock owned by Holdings. These shares will be cancelled in the merger.

(6) Includes 586,206 shares of Holdings common stock held by five family trusts for which William D. Grant shares voting and investment power with UMB Bank, N.A., and 28,916 shares owned by the wife of William D. Grant, as to which he disclaims beneficial ownership.

(7) Includes 22,442 shares held by W. T. Grant II as custodian for his children; includes 45,000 shares held in a family trust for which W. T. Grant II serves as a co-trustee and in that capacity shares voting and investment powers; also includes 12,480 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

(8) Includes the following numbers of shares of LabONE common stock held in individually directed accounts of the named persons under LabONE's 401(k) profit-sharing plan, as to which each of such persons has sole investment power only: W. Thomas Grant II, 22,365 shares; Thomas J. Hespe, 831 shares; Carl W. Ludvigsen, Jr., 2,313 shares; Gregg R. Sadler, 5,793 shares; Robert
    D. Thompson, 1,949 shares; and all directors and executive officers as a group, 50,872 shares. These shares will be converted into shares of common stock of the combined company in the merger.

(9) All of Mr. Walker's shares are owned by a revocable trust for Mr. Walker's wife, as to which he disclaims beneficial ownership.

                       LABONE'S ANNUAL MEETING PROPOSALS

ELECTION OF DIRECTORS OF LABONE

    GENERAL. The stockholders of LabONE will be asked to elect twelve directors of LabONE at the LabONE annual meeting. The directors elected at the LabONE annual meeting shall be elected to serve until the effective time of the merger or, if the merger is not consummated, until the 2000 annual meeting of stockholders of LabONE.

    If the merger is consummated, at the effective time of the merger LabONE will be merged into Holdings and all director positions in LabONE will cease to exist. The merger agreement specifies the persons who shall serve as members of the board of directors of the combined company commencing at the effective time of the merger. See "Management of Combined Company After the Merger-- Directors and Executive Officers of Combined Company After the Merger" on page 103.

    The board of directors of LabONE has nominated the following persons for election to the board of directors of LabONE at the LabONE annual meeting:
Joseph H. Brewer, Peter C. Brown, William D. Grant, W. Thomas Grant II, Richard
A. Rifkind, Richard S. Schweiker, James R. Seward, Janet M, Stallmeyer, Robert
D. Thompson, Chester B. Vanatta, John E. Walker and R. Dennis Wright. Certain biographical information with respect to each of these persons, other than Peter
C. Brown, Janet M. Stallmeyer and Chester B. Vanatta, is set forth herein under "Management of LabONE." Certain biographical information with respect to Peter
C. Brown, Janet M. Stallmeyer and Chester B. Vanatta is set forth herein under "Management of the Combined Company After the Merger". The terms of office of the present directors of LabONE will expire upon the election of their successors at the LabONE annual meeting.

    It is expected that each of such nominees will be available for election at the LabONE annual meeting. If any nominee shall be unable to serve or shall decline to serve, the persons named in the accompanying LabONE Proxy have discretionary authority to vote for a substitute nominee or nominees designated by the board of directors of LabONE.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    There were four meetings of the board of directors during 1998. The board of directors has an audit committee, a compensation committee and an executive committee. During 1998 the audit committee met four times, the compensation committee met three times and the executive committee met two times. All directors attended 75 percent or more of the total number of all meetings of the board and of committees of which they are members during 1998, with the exception that Joseph Brewer missed two board meetings and two compensation committee meetings in 1998.

    The audit committee consists of Mr. Seward, Chairman, and Messrs. W. D. Grant, Walker and Wright. The audit committee reviews LabONE's financial statements with the independent public accountants, determines the effectiveness of the audit effort through meetings with the independent public accountants and officers of LabONE, inquires into the effectiveness of LabONE's internal controls through discussions with the independent public accountants, reports to the board on its activities and recommendations, and recommends to the board the appointment of independent public accountants for the ensuing year.

    The compensation committee consists of Mr. Schweiker, Chairman, and Messrs. Brewer and Rifkind. The purpose of the compensation committee is to oversee LabONE's compensation structure, incentive plans and other employee benefits. The compensation committee reviews and recommends adjustments to the officers' salary structure. It approves cash awards to non-officer employees and recommends to the board amounts to be set aside and cash awards to be paid to officers under

LabONE's cash bonus plan. The committee recommends to the board compensation for non-officer directors, monitors the administration of employee benefit plans and reviews significant employee supplementary pension or termination arrangements.

    The executive committee consists of Mr. W. Thomas Grant II, Chairman, and Messrs. Hespe, Sadler, Seward and Thompson. The purpose of the executive committee is to act on behalf of the board of directors and to serve in an advisory capacity to management. The executive committee also develops, recommends and reviews policy guidelines for all investments and borrowings of LabONE and recommends outside investment management firms to provide services to LabONE. The executive committee exercises all the powers and authority of the board in interim periods between meetings of the board, except as limited by Delaware law, and reports all of its actions to the board.

    LabONE does not have a standing nominating committee of the board of directors or a committee performing a similar function.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than ten percent of the common stock of LabONE to file reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission and to provide copies to LabONE. Based solely upon a review of the copies of such reports provided to LabONE and written representations from directors and executive officers, LabONE believes that all applicable Section 16(a) filing requirements for 1998 have been met, except with respect to one late Form 5 filing by W. D. Grant. Mr. Grant initially filed a Form 5 for the 1998 fiscal year in a timely manner, but the Form 5 omitted a transaction required to be reported therein. Upon discovery of the omission, Mr. Grant filed a corrected Form 5 approximately eight days late.

REQUIRED VOTE

    Nominees for director of LabONE will be elected by the affirmative vote of a plurality of shares of LabONE common stock present and entitled to vote, in person or by proxy, at the LabONE annual meeting. The twelve nominees for director receiving the greatest number of votes shall be elected as directors. Stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Votes withheld and broker non-votes as to the election of directors will not affect the outcome of the election of directors. If the manner of voting shares of LabONE common stock is not indicated on the LabONE proxy, such shares will be voted for the election of the twelve nominees named above as directors.

    THE BOARD OF DIRECTORS OF LABONE RECOMMENDS THAT THE STOCKHOLDERS OF LABONE VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS OF LABONE

    The board of directors of LabONE has selected KPMG LLP to examine the accounts of LabONE and its subsidiary for the fiscal year ending December 31, 1999. Representatives of KPMG LLP are expected to be present at the LabONE annual meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report. If the merger is consummated, at the effective time of the merger LabONE will be merged into Holdings and the separate existence of LabONE will cease. In such case, the accounts of the combined company will be examined by KPMG LLP as the independent public accountants for Holdings.

    THE BOARD OF DIRECTORS OF LABONE RECOMMENDS THAT STOCKHOLDERS OF LABONE VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                 DESCRIPTION OF COMBINED COMPANY CAPITAL STOCK

    AUTHORIZED SHARES. Upon consummation of the merger, the combined company's articles of incorporation will authorize the issuance of up to 43,000,000 shares of stock, consisting of 40,000,000 shares of combined company common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. Combined company common stock will be issued in the merger to holders of shares of LabONE common stock who are to receive such stock under the terms of the merger agreement. No shares of combined company preferred stock will be issued in the merger. The combined company's board of directors will be authorized to provide for the issuance of shares of combined company preferred stock, in one or more series, to establish the number of shares in each series and to fix the voting powers of the series and the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.

    DIVIDENDS AND OTHER DISTRIBUTIONS; PREEMPTIVE RIGHTS. Subject to any superior rights which may be created in any series of combined company preferred stock which may be issued from time to time in the future, the holders of combined company common stock shall be entitled to receive dividends as declared from time to time by the board of directors from funds legally available therefor, and upon liquidation of the combined company shall be entitled to share ratably in all assets of the combined company available for distribution to such holders. Shares of combined company common stock are not redeemable or convertible, have no preemptive rights and, upon issuance in the merger, will be fully paid and nonassessable.

    VOTING RIGHTS. Shares of combined company common stock will have one vote per share on each matter submitted to a vote of stockholders, other than the election of directors. Holders of combined company common stock will have cumulative voting rights with respect to the election of directors of the combined company. Cumulative voting permits each stockholder to cast as many votes as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the stockholder wishes. Depending upon the number of directors to be elected, cumulative voting may permit a holder of fewer than 50% of outstanding shares to cumulate such holder's votes and obtain representation on the board of directors. The articles of incorporation of the combined company will contain provisions requiring a super-majority vote for certain stockholder actions. See "The Proposed Merger--Certain Possible Anti-Takeover Effects of the Amendments to the Articles of Incorporation and Bylaws of the Combined Company" on page 54.

    CLASSIFIED BOARD. The articles of incorporation of the combined company will provide that the board of directors of the combined company shall be divided into three classes, as nearly equal in number as possible. One class of directors will be elected each year to hold office for a three-year term and until the successors of such class are duly elected and have qualified. The impact of this classification of the board of directors on cumulative voting is that a greater percentage of the voting shares are necessary in any election to obtain representation on the board of directors, because only one-third of the directors are elected each year. The classification of the board of directors together with cumulative voting may also have the effect of delaying, deferring or preventing a change of control of the combined company.

    CERTAIN RESTRICTIONS ON SHARES HELD BY AFFILIATES. Shares of combined company common stock acquired in the merger will not be restricted securities within the meaning of SEC Rule 144. However, holders of combined company common stock who are affiliates of the combined company may resell their shares only if they register the sale of shares under the Securities Act of 1933 or if they comply with the requirements of SEC Rule 144 or SEC Rule 144A or another available exemption, and comply with any applicable state securities laws.

    LISTING. Holdings common stock and LabONE common stock currently are listed for trading on the NASDAQ national market system, and combined company common stock is expected to be listed for trading on the NASDAQ national market system following the merger.

CERTAIN PROVISIONS OF COMBINED COMPANY ARTICLES OF INCORPORATION AND BYLAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

    Certain existing provisions of Holdings' articles of incorporation and by-laws that also will be included in the combined company's articles of incorporation and bylaws might have the effect of discouraging a potential acquiror from attempting a takeover of the combined company on terms which some stockholders might favor, and might reduce the opportunity for the combined company's stockholders to sell shares at a premium over then-prevailing market prices. These include provisions relating to a classified board of directors, removing and appointing directors, "blank-check preferred stock", business combinations and charter and by-law amendments, which are described below. Other new provisions that will be included in the combined company's articles of incorporation and bylaws which could have such an effect are described above under "The Proposed Merger--Certain Possible Anti-takeover Effects of the Amendments to the Articles of Incorporation and Bylaws of the Combined Company" on page 54.

    CLASSIFIED BOARD. Holdings presently has a classified board of directors, and, as noted above, the combined company will have a classified board of directors. The purpose of the classification of the board of directors is to help assure continuity and stability in the management of the business and affairs of the combined company. However, the classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors of the combined company. At least two annual meetings of stockholders, instead of one meeting, will be required to effect a change in a majority of the board of directors. The existence of cumulative voting may further delay a change in a majority of the board of directors, if the stockholders attempting to change the composition of the board of directors do not own a sufficient number of shares to elect a full slate of directors each year.

    "BLANK-CHECK" PREFERRED STOCK. The articles of incorporation of Holdings authorizes the Holdings board of directors to issue 3,000,000 shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the voting powers of the series and the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. This provision will be included in the articles of incorporation of the combined company. The ability to issue preferred stock will provide the board of directors of the combined company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. However, the board of directors could issue one or more series of combined company preferred stock that might impede the completion of a future merger, tender offer or other takeover attempt. There currently are no plans, understandings, agreements or arrangements concerning the issuance of preferred stock of the combined company.

    FAIR PRICE PROVISIONS. The articles of incorporation of the combined company will have a "fair price" provision similar to that found in Holdings' articles of incorporation. This provision will require stockholder approval, by affirmative vote of 80% of all shares entitled to vote thereon, voting as a single class, of certain business combinations with related persons beneficially owning 10% or more of combined company common stock, unless the business combination is approved by two-thirds or more of the combined company's continuing directors and certain minimum fair price and procedural provisions are satisfied. This provision makes certain business combinations with related persons more difficult when the requisite board approval has not been obtained and may therefore have an anti-takeover effect.

    AMENDMENT OF CERTAIN CHARTER OR BY-LAW PROVISIONS. Certain of the provisions of the articles of incorporation and bylaws of the combined company may be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are favorably recommended by the affirmative vote of a majority of the entire board of directors. These provisions include those sections of the Articles relating to the number of directors, management of the combined company and amendments to the bylaws, the right of the combined company to amend the articles of incorporation generally and the fair price provisions relating to business combinations. They also include those sections of the bylaws relating to meetings of stockholders, the number and classification of directors and powers of the board of directors, indemnification of directors and advance notice. The purpose of these provisions generally is to prevent holders of less than a substantial percentage of outstanding shares from amending provisions of the articles of incorporation and bylaws that are designed to promote, or to empower the board of directors to promote, the interests of all stockholders. The super-majority vote requirements will have the effect of making more difficult any amendment by stockholders of any of such provisions of the articles of incorporation or bylaws that have not been approved by a majority of the board of directors, even if the holders of a majority of the outstanding shares of the combined company believe that such amendment would be in their best interests. Holdings' articles of incorporation contain similar provisions, with some variations.

    NUMBER OF DIRECTORS; REMOVING DIRECTORS AND FILLING VACANCIES. The bylaws of the combined company will permit the Board of Directors to change the number of directors, except that unless the articles of incorporation are amended there may not be fewer than three nor more than 15. The bylaws of the combined company will provide that directors may be removed by stockholders only for cause by a majority vote of the stockholders entitled to vote on the election of directors, provided that, under The Missouri General and Business Corporation Law, because cumulative voting applies, unless the entire board is being removed a director may not be removed by a stockholder vote if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at an election of the entire class of which he is a part. The bylaws of the combined company also will provide that any vacancies will be filled by an affirmative vote of a majority of the remaining directors, or, if they are unable to do so, by a vote of a majority of the stockholders at an annual or special meeting. These provisions of the combined company's articles of incorporation and bylaws, which are the same as those found in Holdings' articles of incorporation and bylaws, may be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are approved or favorably recommended by the affirmative vote of a majority of the entire board of directors. They could have an anti-takeover effect by preventing or delaying a stockholder from enlarging the board of directors or removing directors without cause and filling the resulting vacancies or new directorships with such stockholder's new nominees.

    OTHER PROVISIONS. Certain other provisions of the combined company's articles of incorporation and bylaws may have an anti-takeover effect. These include provisions requiring advance notice of stockholder nominations and proposals and provisions for special meetings of stockholders. See "The Proposed Merger--Certain Possible Anti-Takeover Effects of the Amendments to the Articles of Incorporation and Bylaws of the Combined Company" on page 54.

    STOCKHOLDER RIGHTS PLAN. Holdings previously had a stockholder rights plan, which expired June 1, 1998. The stockholder rights plan had certain anti-takeover effects. The rights plan was designed to cause substantial dilution to any person or group that attempted to acquire Holdings on terms not approved by the Holdings board of directors. Upon consummation of the merger, the combined company will not have a rights plan. However, the board of directors of the combined company will from time to time after the merger consider the adoption of a stockholder rights plan, and may adopt such a plan in the future.

                   COMPARATIVE RIGHTS OF LABONE STOCKHOLDERS

    The rights of holders of LabONE common stock are currently governed by the Delaware General Corporation Law and LabONE's certificate of incorporation and bylaws adopted thereunder. Following the merger, the rights of those holders of LabONE common stock who become stockholders of the combined company in the merger will be governed by Missouri law and by the articles of incorporation and bylaws of the combined company, as amended in the merger.

    Because Holdings owns 80.5% of the outstanding stock of LabONE, a potential acquirer desiring to acquire control of LabONE without the approval of the Board of Directors of Holdings would be required to acquire control of Holdings. Consequently, LabONE stockholders are currently indirectly subject to the provisions of the articles of incorporation and by-laws of Holdings and Missouri law that may have an anti-takeover effect. Certain existing provisions of Holdings' articles of incorporation and bylaws that will be included in the combined company's articles of incorporation and bylaws and that may have an anti-takeover effect are described in "Description of the Combined Company Capital Stock--Certain Provisions of Combined Company Articles of Incorporation and Bylaws That May Have an Anti-Takeover Effect." Certain amendments to the combined company's articles of incorporation and bylaws are to be effected in the merger that may have an anti-takeover effect. These are described in "The Proposed Merger--Certain Possible Anti-takeover Effects of the Amendments to the Articles of Incorporation and Bylaws of the Combined Company" on page 54. The following discussion should be read in conjunction with the discussion contained in these sections.

    The following discussion summarizes certain important differences among the rights of holders of LabONE common stock and the rights of holders of combined company common stock upon consummation of the merger. The following summary is not intended as a complete statement of all such differences, and is qualified by reference to the full text of the governing documents of LabONE and the combined company and to Missouri and Delaware law.

CERTAIN DIFFERENCES BETWEEN LABONE'S AND THE COMBINED COMPANY'S CHARTER AND BY-LAWS.

    AUTHORIZED STOCK. LabONE's certificate of incorporation authorizes the issuance of 40,000,000 shares of LabONE common stock and 1,000,000 shares of preferred stock, $.01 par value per share, in one or more series. As of March 31, 1999, there were 13,311,450 shares of LabONE common stock issued and outstanding, and 2,837,927 shares of LabONE common stock reserved for issuance upon exercise of outstanding options and warrants. No shares of LabONE preferred stock are outstanding. The combined company's articles of incorporation will authorize the issuance of 40,000,000 shares of combined company common stock and 3,000,000 shares of combined company preferred stock. See "The Proposed Merger--Certain Possible Anti-takeover Effects of the Amendments to the Articles of Incorporation and Bylaws of the Combined Company" on page 54.

    CUMULATIVE VOTING. LabONE stockholders do not have cumulative voting rights with respect to the election of directors. Holders of combined company common stock will have cumulative voting rights. Cumulative voting permits each stockholder to cast as many votes as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the stockholder wishes.

    CLASSIFIED BOARD. LabONE's entire board of directors is elected annually. The articles of incorporation of the combined company will provide that the board of directors of the combined company will be divided into three classes, as nearly equal in number as possible. One class of directors will be elected each year to hold office for a three-year term and until the successors of such class are duly elected and have qualified.

    ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS. The combined company's bylaws will contain a provision establishing an advance notice procedure for stockholders wishing to nominate candidates for election as directors or bring other business before an annual meeting of stockholders. The bylaws will require stockholders to deliver prior written notice of any stockholder proposal or nomination to the Secretary of the combined company no later than ninety days before the meeting date or ten days after the meeting date is publicly announced, whichever is later. See "The Proposed Merger-Amendments to Holdings' Articles of Incorporation and Bylaws" on page 52. LabONE has no comparable requirement.

    FAIR PRICE PROVISION. A "fair price" provision in LabONE's certificate of incorporation requires compliance with certain minimum fair price and procedural requirements and stockholder approval, by the affirmative vote of two-thirds of all shares entitled to vote thereon, voting as a single class, of certain business combinations with related persons who beneficially own 10% or more of LabONE's common stock, unless the business combination is approved by two-thirds or more of LabONE's continuing directors. The articles of incorporation of the combined company will have a "fair price" provision that will require stockholder approval, by affirmative vote of 80% of all shares entitled to vote thereon, voting as a single class, of certain business combinations with related persons beneficially owning 10% or more of combined company common stock, unless the business combination is approved by two-thirds or more of the combined company's continuing directors and certain minimum fair price and procedural provisions are satisfied.

    AMENDMENTS TO CHARTER AND BYLAWS. LabONE's certificate of incorporation and bylaws do not contain any super-majority approval requirements for amendments by the stockholders to the certificate of incorporation or bylaws, and do not limit the power of the board of directors to amend the bylaws. Certain of the provisions of the articles of incorporation and bylaws of the combined company may be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are favorably recommended by the affirmative vote of a majority of the entire board of directors.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS. LabONE's bylaws permit stockholders holding a majority of the issued and outstanding shares of LabONE common stock to call special meetings of stockholders. Stockholders of the combined company may not call stockholders' meetings.

    NUMBER OF DIRECTORS; REMOVING DIRECTORS AND FILLING VACANCIES. LabONE's bylaws permit its board of directors to change the number of directors, subject to the limitation that there may not be more than 22 nor less than three. The bylaws of the combined company will permit the board of directors to change the number of directors, except that unless the articles of incorporation are amended there may not be fewer than three nor more than 15.

    LabONE's bylaws and the Delaware General Corporation Law permit the removal of directors without cause by a majority vote of the stockholders entitled to vote on the election of directors. The bylaws of the combined company will provide that directors may be removed by stockholders only for cause by a majority vote of the stockholders entitled to vote on the election of directors. However, under The Missouri General and Business Corporation Law, because cumulative voting applies, unless the entire board is being removed a director may not be removed by a stockholder vote if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at an election of the entire class of which he is a part. The bylaws of the combined company also will provide that any vacancies will be filled by an affirmative vote of a majority of the remaining directors, or, if they are unable to do so, by a vote of a majority of the stockholders at an annual or special meeting.

    PRESIDING OFFICER AT STOCKHOLDERS' MEETINGS. The bylaws of the combined company will require that the chairman of the board, the president or a vice president preside at all stockholder meetings and give such presiding officer the authority to adjourn the stockholder meeting from time to time on such presiding officer's own motion. The bylaws of LabONE designate a presiding officer at stockholders meetings but do not authorize the presiding officer to unilaterally adjourn the meeting.

    LIMITATION OF DIRECTORS' LIABILITY. As permitted under Delaware law, the certificate of incorporation of LabONE provides that a director shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

    - any breach of the director's duty or loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - the unlawful payment of a dividend or the unlawful purchase or redemption of stock, or

    - any transaction from which the director derived an improper personal benefit. Missouri law does not expressly authorize, and the articles of incorporation of the combined company will not contain, such a provision.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. LabONE's bylaws provide that LabONE shall indemnify and advance expenses to the directors and officers of LabONE to the fullest extent permitted under the Delaware law. Generally, under the Delaware law, a corporation may indemnify any person made or threatened to be made a party to any action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in certain capacities with respect to another enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such legal proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. With respect to any action by or in the right of the corporation, such indemnification is limited to expenses actually and reasonably incurred by such person and such indemnification may be made in respect of any claim as to which such person is adjudged to be liable to the corporation only to the extent that a court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. The Delaware law provides that expenses, including attorneys' fees, incurred by an officer or director in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of a proceeding promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

    The combined company's bylaws provide that the combined company shall indemnify and advance expenses to directors and officers of the combined company to the fullest extent permitted under the Missouri law. The provisions of the Missouri law governing indemnification and advancement of expenses are substantially similar to those of the Delaware law, except that the Missouri law permits a

Missouri corporation, upon approval of its stockholders, to provide indemnification for conduct that is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Missouri law provides that expenses may be paid or reimbursed by the corporation in advance of the final disposition of a proceeding promptly upon receipt by it of an undertaking by the indemnitee to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. The provisions of the bylaws of the combined company governing indemnification and advancement of expenses were previously approved by the stockholders of Holdings.

    The SEC has stated its opinion that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an issuer, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN DIFFERENCES BETWEEN MISSOURI AND DELAWARE CORPORATION STATUTES.

    STOCKHOLDER APPROVAL OF CERTAIN CORPORATE TRANSACTIONS. The Delaware Law requires that a merger, consolidation, disposition of all or substantially all the assets or voluntary dissolution of a corporation be approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon (except as indicated below). The Missouri Law requires that such transactions be approved by the affirmative vote of two-thirds (2/3) of the outstanding shares entitled to vote thereon. Both the Delaware law and the Missouri law require that mergers be approved by the board of directors, but only the Delaware law requires board of director approval of dispositions of all or substantially all of the corporation's assets. Under the Delaware law, stockholder approval is not required for mergers in which:

    - the certificate of incorporation of the surviving corporation is not amended,

    - shares of the surviving corporation outstanding before the merger are unchanged, and

    - new shares to be issued in the merger do not exceed 20 percent of the shares outstanding before the merger.

    AMENDMENT OF CHARTER. Under the Missouri law, proposed amendments to the articles of incorporation may be submitted directly to the stockholders for approval without the prior approval of the board of directors. Amendments to the articles of incorporation must be approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. The Articles of Incorporation of the combined company require that amendments to certain provisions of the articles of incorporation or bylaws be approved by the affirmative vote of 80% of the outstanding shares entitled to vote thereon, unless a majority of the entire board of directors has favorably recommended the amendment.

    The Delaware law requires that an amendment to a Delaware corporation's certificate of incorporation first be adopted by the board of directors before the amendment is submitted to the stockholders for approval by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. LabONE's certificate of incorporation contain no provisions requiring approval of greater than a majority of the shares entitled to vote thereon, with the exception that amendments to the "fair price" provisions described above are required to be approved by the affirmative vote of

    - two-thirds of all the outstanding shares entitled to vote thereon, and

    - two-thirds of the outstanding shares of any class of stock entitled to vote separately as a class on the matter.

    DISSENTERS' APPRAISAL RIGHTS. The Missouri law grants appraisal rights to dissenting stockholders in connection with mergers, consolidations and dispositions of all or substantially all of the assets of the corporation. The Delaware law grants appraisal rights only in connection with mergers and consolidations, and grants no appraisal rights with respect to mergers in which:

    - dissenting shares are

       (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

       (b) held of record by more than 2,000 stockholders, or

    - the corporation is the surviving corporation in the merger and no vote of its stockholders is required under the Delaware law, with certain exceptions.

    ANTI-TAKEOVER STATUTES. The Missouri law contains a control share acquisition statute and a business combination "moratorium" statute. Both statutes apply only to Missouri corporations that meet certain tests with respect to their presence in Missouri. Because the combined company will not meet these tests, neither of these statutes will apply to the combined company at the effective time of the merger. The Delaware law contains a business combination "moratorium" statute that generally prohibits a domestic corporation from engaging in mergers or other business combinations with any person who is an "interested stockholder" for a period of three years after the person becomes an "interested stockholder," unless certain conditions are satisfied.

    OTHER CONSTITUENCY STATUTE. The Missouri law and the combined company's articles of incorporation expressly authorize directors to consider "non-monetary factors" when analyzing takeover bids. The board of directors is authorized to consider a number of factors in exercising its business judgment concerning an acquisition proposal, including without limitation the following:

    - the adequacy of the consideration offered in relation to the board's estimate of the current value of the corporation in a freely-negotiated sale, the liquidation value of the corporation, and the future value of the corporation over a period of years as an independent entity, discounted to current value;

    - existing political, economic and other factors bearing on security prices;

    - whether the acquisition proposal might violate federal, state or local laws;

    - social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and on the communities in which the corporation conducts its business;

    - the financial condition and earnings prospects of the bidder; and

    - the competence, experience and integrity of the bidder.

The Delaware law does not contain a similar provision.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Delaware law permits stockholders to act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted. The Missouri law permits such action without a meeting only if written consents setting forth the action so taken are signed by all of the stockholders entitled to vote on the matter.

    AMENDMENT OF BYLAWS. Under the Missouri law, the power to make, alter, amend or repeal the bylaws of the corporation is vested in the stockholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. The combined company's articles of incorporation authorize the stockholders and the board of directors to amend the bylaws, subject to certain restrictions. Under the DGCL, the stockholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer such authority on the directors as well. Under the Delaware law, the fact that such power has been conferred on the directors does not limit the power of the stockholders to adopt, amend or repeal bylaws. LabONE's certificate of incorporation authorizes the board to amend or repeal the bylaws without stockholder approval.

    INSPECTION OF BOOKS AND RECORDS. The Missouri law grants stockholders the right to inspect the stockholders' list and books of the corporation under such regulations as may be prescribed by the corporation's bylaws. The Delaware law allows any stockowner to inspect the stockowners' list and books of the corporation for a purpose reasonably related to such person's interest as a stockholder.

    PAYMENT OF DIVIDENDS. Under the Missouri law, the board of directors of a corporation may declare and the corporation may pay dividends so long as the net assets of the corporation are not less than its stated capital and the payment of the dividend would not reduce the net assets of the corporation below its stated capital. Under the Delaware law, a corporation generally may pay dividends out of the corporation's surplus or, if the corporation has no available surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

                  COMPARATIVE RIGHTS OF HOLDINGS STOCKHOLDERS

    Holdings is a Missouri corporation and will remain a Missouri corporation when it becomes the combined company in the merger. The rights of holders of Holdings common stock will continue to be governed by Missouri law upon consummation of the merger. However, the articles of incorporation and bylaws of Holdings will be amended in the following material respects when it becomes the combined company in the merger:

    CHANGE OF NAME.  Holdings' name will be changed to "Lab ONE, Inc."

    COMMON STOCK. The par value of the common stock will be reduced from $1.00 per share to $.01 per share, and the number of shares of common stock which the corporation shall have the authority to issue will be increased from 24,000,000 shares to 40,000,000 shares. There are currently issued and outstanding 6,489,103 shares of Holdings common stock. 60,000 additional shares are reserved for issuance upon exercise of outstanding stock options.

    REQUIRED VOTE FOR CERTAIN AMENDMENTS TO ARTICLES AND BYLAWS. The combined company's articles of incorporation will be amended to require that amendments to certain additional provisions of the bylaws be approved by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are favorably recommended by the affirmative vote of a majority of the entire board of directors. These provisions include those relating to who presides at stockholder meetings and the business that may be conducted at such meetings (including advance notice requirements), the powers of the board of directors and indemnification of the board of directors. The amendments also require an 80% vote to adopt provisions which are inconsistent with specified provisions of the articles of incorporation or bylaws, unless favorably recommended by a majority of the entire board of directors. Holdings' present articles of incorporation waives the 80% stockholder vote requirement only if amendments are favorably recommended by the entire board of directors. See "The Proposed Merger--Amendments to Holdings' Articles of Incorporation and Bylaws" on page 52.

    FAIR PRICE PROVISIONS. The fair price provisions of the articles of incorporation of the combined company will be amended to eliminate the concept of a "Continuing Director Quorum". This change together with other clarifying changes relating to action by continuing directors, as defined, eliminates a possible ambiguity in these provisions as to the requisite level of continuing director approval for certain business combinations.

    The fair price provisions are also amended to include among those business combinations requiring extraordinary stockholder or continuing director approval mergers with subsidiaries in which certain additional by-law provisions do not appear in the by-laws of the surviving corporation or in which the by-laws of the surviving corporation contain provisions inconsistent with such provisions and other charter and by-law provisions. The additional by-law provisions include those relating to who presides at stockholder meetings and the business that may be conducted at such meetings (including advance notice requirements), the powers of the board of directors and indemnification of the board of directors.

    SPECIAL STOCKHOLDERS' MEETINGS. Under Holdings' current bylaws, holders of four-fifths ( 4/5) of the outstanding shares may call a special meeting of stockholders. Under the amended bylaws of the combined company, stockholders may not call a special meeting.

    PRESIDING OFFICER AT STOCKHOLDERS' MEETINGS. The amended bylaws of the combined company require that the chairman of the board, the president or a vice president preside at all stockholder meetings and give such presiding officer the authority to adjourn the stockholder meeting from time to time on such presiding officer's own motion. Holdings' present bylaws designate a presiding officer at stockholders meetings but do not authorize the presiding officer to unilaterally adjourn the meeting.

    ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS. The combined company's bylaws will contain new provisions establishing an advance notice procedure for stockholders wishing to nominate candidates for election as directors or bring other business before an annual meeting of stockholders. The bylaws will require stockholders to deliver prior written notice of any stockholder proposal or nomination to the Secretary of the combined company no later than ninety days before the meeting date or ten days after the meeting date is publicly announced, whichever is later. Holdings' bylaws do not contain such a provision.

    CLASSIFIED BOARD. Under the combined company's bylaws, where the number of directors is not evenly divisible by three, the board of directors will be empowered to determine which class of directors shall have a number differing from the other classes. Holdings' bylaws do not contain such a provision.

    DIRECTOR QUALIFICATIONS. The age limitation on directors will be eliminated in the combined company's bylaws.

    SPECIAL BOARD MEETINGS. Under the combined company's bylaws, a majority of the board of directors may call a special meeting. Holdings' bylaws permit a single director to call a special meeting of the board.

    For additional information respecting the changes that will be made to Holdings articles of incorporation and bylaws, See "The Proposed
Merger--Amendments to Holdings' Articles of Incorporation and Bylaws" on page
52.

                             MANAGEMENT OF HOLDINGS

DIRECTORS AND OFFICERS

    The directors and executive officers of Holdings are as follows:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
P. Anthony Jacobs, CFA.....................          57   President, Chief Executive Officer and
                                                          Class C Director

Steven K. Fitzwater........................          52   Executive Vice President, Chief Operating
                                                          and Financial Officer, Treasurer, Secretary
                                                          and Class A Director

Linda K. McCoy.............................          48   Vice President and Chief Accounting Officer

John H. Robinson, Jr.......................          48   Chairman of the Board and Class B Director

Lan C. Bentsen.............................          52   Class B Director

W.T. Grant II..............................          49   Chairman of the Board, President and Chief
                                                          Executive Officer of LabONE

    Mr. Jacobs has been a director of Holdings since 1987, President of Holdings since May 1993 and Chief Executive Officer since September 1997. Mr. Jacobs was Chief Operating Officer from 1990 to September 1997 and Executive Vice President prior to May 1993. Mr. Jacobs also is a director of Trenwick Group, Inc., Syntroleum Corporation and Response Oncology, Inc.

    Mr. Fitzwater has been a director of Holdings since September 1997, and Executive Vice President, Chief Operating and Financial Officer, Treasurer and Secretary since May 1998. He was Vice President, Chief Financial and Accounting Officer, Treasurer and Secretary from September 1997 to May 1998 and was Vice President, Chief Accounting Officer and Secretary of Holdings from 1990 to September 1997.

    Ms. McCoy has been Vice President and Chief Accounting Officer since May
1998.

    Mr. Robinson has been a director of Holdings since 1990 and Chairman of the Board since September 1997. Mr. Robinson is Vice Chairman of Black & Veatch (design and construction). Mr. Robinson also is a director of Commerce Bancshares, Inc. and Coeur d'Alene Mines Corporation (gold and silver mining).

    Mr. Bentsen has been a director of Holdings since 1986. He has been the Executive Vice President of Frontera Resources since 1996 (oil and gas). From 1994 to 1996 he was Managing Partner of Remington Partners (investments) and was previously Chairman and Chief Executive Officer of Sovereign National Management, Inc. (property management).

    Mr. Grant has been Chairman, President and Chief Executive Officer of LabONE since November 1995. He was a director of Holdings from 1980 to September 1997, Chairman and Chief Executive Officer of Holdings from May 1993 to September 1997, and President of Holdings prior to May 1993. Mr. Grant also is a director of AMC Entertainment Inc., Commerce Bancshares, Inc., Kansas City Power & Light Company, and Response Oncology, Inc.

COMMITTEES OF THE HOLDINGS' BOARD OF DIRECTORS

    The Holdings board has established an audit committee consisting of Messrs. Bentsen (Chairman) and Robinson and a compensation committee consisting of Messrs. Robinson (Chairman) and Bentsen.

    During the year ended December 31, 1998, the board met seven times and the compensation committee met four times. The audit committee held a normally scheduled December meeting in January 1999. The attendance at committee and board meetings by all directors in the aggregate was 97% and each director attended at least 90% of the meetings of the board and the committees of which the director was a member.

    The audit committee recommends to the board of directors the independent public accountants to audit the books and records of Holdings and its subsidiaries for the year. It also reviews, to the extent it deems appropriate, the scope, plan and findings of the independent public accountants' annual audit, recommendations of the accountants, the adequacy of internal accounting controls and audit procedures, Holdings' audited financial statements, non-audit services performed by the independent public accountants, and fees paid to the independent public accountants for audit and non-audit services.

    The compensation committee recommends to the board of directors the compensation of all officers and administers Holdings' 1997 Directors' Stock Option Plan . It also recommends to the board of directors the qualifications for new director nominees, candidates for nomination, and policies concerning director compensation and length of service. During 1998 cash compensation for non-employee outside directors was passed on by the full board upon the recommendation of the employee directors.

COMPENSATION OF DIRECTORS

    Non-employee directors of Holdings receive compensation consisting of annual cash retainers and meeting fees. Each director also receives a one-time option to purchase 15,000 shares of Holdings' common stock.

    CASH COMPENSATION. Directors who are not employees of Holdings are paid an annual retainer for board service of $15,000 and a fee of $2,000 for each meeting of the board or a board committee attended. Directors who are employees of Holdings, which presently consist of Messrs Jacobs and Fitzwater, are not paid any fee or additional remuneration for services as members of the Holdings board or any committee thereof.

    DIRECTORS' STOCK OPTIONS. Pursuant to Holdings' 1997 Directors' Stock Option Plan, each director of Holdings received on adoption of the plan in September 1997, a one-time grant of an option to purchase 15,000 shares of Holdings' common stock for a purchase price equal to the $26.50 fair market value of the stock on the date of grant. The options expire ten years from the date of grant and become exercisable at the rate of 5,000 per year, commencing with the first anniversary of the date of grant. Unvested options become exercisable immediately in the case of a liquidation or dissolution, a merger or consolidation which contemplates that a director will not continue in office following the transaction or in the case of certain change-in-control events. Upon termination of the director's term of office, options expire (a) on the earlier of twelve months following death or the end of the option term in the case of termination in connection with a merger, consolidation, liquidation, dissolution or certain change-in-control events, (b) after one year in the case of termination due to or followed within 90 days by death, and (c) after 90 days in all other cases.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received by Holdings' Chief Executive Officer and the only other executive officers holding office at December 31, 1998 whose salary and bonus for 1998 aggregated $100,000 or more, for services rendered in all capacities to Holdings and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                           SECURITIES
                                                  ANNUAL COMPENSATION(1)   UNDERLYING
                                                  ----------------------  OPTIONS/SARS   ALL OTHER COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)    BONUS($)         #                ($)(2)
-------------------------------------  ---------  ----------  ----------  -------------  ----------------------

P. Anthony Jacobs, President ........       1998  $   39,583         -0-          -0-          $      -0-
  and Chief Executive Officer               1997     112,423         -0-       18,000(3)          797,259
  of Holdings                               1996     249,590         -0-        4,000(4)           44,110

W. T. Grant II, Chairman of .........       1998     164,769     107,261(6)         -0-            21,670
  the Board, President and                  1997     232,363(5)    131,173(6)      78,000(7)          900,255
  Chief Executive Officer                   1996     331,000         -0-        4,000(4)           25,227
  of LabONE

------------------------

(1) Compensation deferred at the election of an executive officer, pursuant to Holdings' or its subsidiaries' 401(k) Plans, is included in the year earned.

(2) Includes the following contributions paid or accrued to the named executive's accounts in Holdings', or one of its subsidiaries', as the case may be, 401(k) Plan and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with said executive and for term life insurance for said executive:

                                               401(K)                             MPP                             SERP
                                   -------------------------------  -------------------------------  -------------------------------
EXECUTIVE                            1998       1997       1986       1998       1997       1996       1998       1997       1996
---------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Mr. Jacobs.......................  $       0  $       0  $   4,750  $       0  $       0  $  15,476  $       0  $ 143,197  $  22,309
Mr. Grant........................      4,526      9,922      4,750     16,421          0     15,476          0     38,201      2,914

                                            TERM LIFE INS
                                              PREMIUMS
                                   -------------------------------
EXECUTIVE                            1998       1997       1996
---------------------------------  ---------  ---------  ---------
Mr. Jacobs.......................  $       0  $     656  $   1,575
Mr. Grant........................        723        870      2,087

    Holdings' 401(k) Plan and Money Purchase Pension Plan were terminated effective as of December 31, 1996. Mr. Grant received $9,922 pursuant to LabONE's 401(k) Plan in 1997 and $4,526 in 1998. Also includes severance payments to Messrs. Grant and Jacobs of $809,851 and $610,802, respectively and payment of accrued vacation amounts upon termination of employment to Messrs. Grant and Jacobs of $39,851 and $37,360, respectively.

(3) Consists of options to purchase 15,000 shares of Holdings common stock and 3,000 shares of common stock of LabONE.

(4) Consists entirely of options to purchase shares of common stock of Response Oncology, Inc. Numbers have been adjusted to reflect a 1 for 5 reverse stock split effective November 1995.

(5) Since November 1995, Mr. Grant has served as President, Chairman of the Board and Chief Executive Officer of LabONE, an 80.5% owned subsidiary of Holdings; however, Mr. Grant had received cash compensation only from Holdings until June 1, 1997. At such time his employment with Holdings was terminated. Holdings paid Mr. Grant a base salary of $146,344 from January 1,

    1997 to May 31, 1997. LabONE paid Mr. Grant a base salary of $86,019 from June 1, 1997 to December 31, 1997.

(6) Reflects cash bonuses paid to Mr. Grant by LabONE for services rendered to LabONE.

(7) Consists of options to purchase 75,000 shares of common stock of LabONE and 3,000 shares of Response Oncology, Inc.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

    The table below provides information on option exercises in 1998 by the named executive officers and the values of such officers' unexercised options at December 31, 1998. No options were granted to any of those executive officers during 1998.

                                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                               SHARES ACQUIRED                     OPTIONS AT YEAR-END(#)           AT YEAR-END($)
                                     ON              VALUE       --------------------------  ----------------------------
NAME                             EXERCISE(#)      REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------  ---------------  -----------  -------------  -----------  ---------------
P. Anthony Jacobs............           -0-              -0-          5,000(1)      10,000    $     -0-      $     -0-
W.T. Grant II................           -0-              -0-         42,431(2)      60,000(2)     84,007           -0-

------------------------

(1) Consists entirely of shares of Holdings common stock.

(2) Consists entirely of options to purchase shares of common stock of LabONE and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1998 of such options.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    Set forth below is the report of the compensation committee of the board of directors of Holdings. The report covers all officers of Holdings other than Mr. Grant, who is the Chairman, President and Chief Executive Officer of LabONE. The compensation committee did not, and Holdings' Board of Directors also does not, have responsibility for and in fact does not establish compensation policy for officers and employees of LabONE. The board of directors of LabONE has its own compensation committee, which establishes compensation policies for the executive officers of LabONE.

                      REPORT OF THE COMPENSATION COMMITTEE

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The compensation committee of the board of directors of Holdings consists John H. Robinson, Jr. (Chairman) and Lan C. Bentsen. Mr. Robinson and Bentsen, who are non-employee directors of Holdings, have not been employees or officers of Holdings or any of its subsidiaries and have had no relationship or transaction with Holdings requiring disclosure under Item 404 of Regulation S-K.

    This report is provided by the committee to assist stockholders in understanding the committee's philosophy in establishing the compensation of the Chief Executive Officer and all other executive officers of Holdings for the year ended December 31, 1998.

    OVERVIEW AND COMPENSATION PHILOSOPHY. During 1996, Holdings initiated a restructuring process that contemplated the distribution of most of its assets other than LabONE and Response Oncology to Holdings' stockholders through the SLH Distribution. That distribution was effected on March 3, 1997. In connection with SLH's move to new facilities and the termination of a lease between SLH and Holdings on June 1, 1997, Holdings and SLH entered into an agreement under which SLH hired all of Holdings' existing employees and agreed to provide to Holdings management and administrative services and certain office space for an annual fee of $75,000. This arrangement was entered into at the time that Holdings was effecting a second distribution to Holdings' stockholders of all of the common stock of Response Oncology owned by Holdings. That distribution occurred on July 25, 1997. As a consequence of the SLH and Response distributions and the services agreement, Holdings had no employees between June 1, 1997, and August 7, 1998. On August 7, 1998, the services agreement was terminated due to the merger of SLH and Syntroleum Corporation, thereby necessitating a restaffing of Holdings. In anticipation of the need to restaff, the compensation committee retained McDaniel & Associates, Inc., a compensation consultant, in the spring of 1998 to assist the committee in developing a compensation structure for Holdings' executive officers, who would become Holdings employees.

    In developing a new compensation structure the committee focused on tying Holdings' business strategy to three basic elements of compensation: (a) base compensation, (b) severance pay and (c) existing stock option arrangements. The principal business of Holdings is to manage its investment in LabONE. Although negotiations for the merger of the two companies had been terminated in 1997, the committee recognized that the long-term interests of both companies and stockholder groups was to engage in a combination or some other strategic transaction. Accordingly, the committee believed that compensation should be structured to ensure the continuity of management necessary to effectively pursue this strategy or to pursue other strategies that might develop under the circumstances.

    Consistent with these goals, Mr. Jacobs, the President and Chief Executive Officer, Mr. Fitzwater, the Executive Vice President, Chief Operating and Financial Officer, Treasurer and Secretary and Ms. McCoy, the Vice President and Chief Accounting Officer, were offered employment agreements that provide base compensation of $100,000, $100,000 and $70,000, respectively, and severance pay of two years' base salary for Messrs. Jacobs and Fitzwater and one year's base pay for Ms. McCoy.

    The committee also concluded that an amendment to the stock option plan was necessary to render it effective. Under the plan, options would expire 90 days following the termination of director status. Since the $26.50 exercise price of all options granted under the plan was significantly above the market price of Holdings' stock, it was concluded that benefits under the plan would have no value should Holdings be successful in implementing its strategy. Accordingly, the committee recommended an amendment, which was later adopted by the board, that would permit an optionee that was terminated in connection with a strategic transaction to exercise the option through the end of the option term, all of which expire on September 17, 2007.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS FOR 1998. The components of the 1998 compensation of P. Anthony Jacobs, the President and Chief Executive Officer of Holdings, were also determined in accordance with the above discussion. Mr. Jacobs base compensation was set at $100,000 under the terms of an employment agreement as described above. Mr. Jacobs, as a director of Holdings, is also the holder of options to purchase 15,000 shares of Holdings' common stock at a price of $26.50 per share. As described above, that option was amended in August 1998, to extend the option exercise period upon termination of his status as a director in connection with a merger, consolidation, liquidation or certain change in control transactions.

    This report is being made over the names of John H. Robinson, Jr. and Lan C. Bentsen, who are the present members of the committee.

PERFORMANCE OF HOLDINGS' COMMON STOCK

    The following performance graph compares the performance of Holdings' common stock during the period beginning on January 1, 1994 and ending December 31, 1998, to a NASDAQ Stock Market index referred to as the "NASDAQ Composite," consisting of U.S. companies, and a peer group referred to as the "LabONE PEER GROUP." The NASDAQ Composite index is one provided by the Center for Research in Security Prices of the University of Chicago. The LabONE Peer Group is a group of seven testing laboratories selected by LabONE (Bio-References Labs, Laboratory Corp. Of America, Oncormed, Pharmchem, Psychemedics, Unilab and Universal Standard Medical). The performance graph published by Holdings last year also included the Russell 2000 Index. This is an index of companies, the mean of whose market capitalizations approximated that of Holdings before its 1997 distributions of SLH Corporation and Response Oncology, Inc. The Russell 2000 Index was deleted from this year's graph due to the decline in Holdings' market capitalization as a result of the SLH and Response distributions. Holdings' total return for 1998 decreased compared to the return reflected by the Russell 2000 Index.

    The graph assumes a $100 investment in Holdings' common stock and in each of the indexes as of December 31, 1993, and a reinvestment of dividends paid on those investments throughout the subsequent five year period. Since dividends are included, the graph reflects the 1997 SLH and Response distributions, the equivalent cash value of which were $4.78 and $7.31 per share, respectively.

                           VALUE OF $100 INVESTMENTS
        AT DECEMBER 31, 1993 AND AT EACH SUBSEQUENT DECEMBER 31, THROUGH
             DECEMBER 31, 1998, ASSUMING REINVESTMENT OF DIVIDENDS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           LAB HOLDINGS, INC.   NASDAQ COMPOSITE INDEX     LABONE PEER GROUP
1993                  $100.00                    $100.00              $100.00
1994                   $99.67                     $97.75               $89.51
1995                  $102.30                    $138.26               $67.97
1996                  $120.53                    $170.01               $26.49
1997                  $108.45                    $208.58               $22.13
1998                   $86.74                    $293.21               $20.38

YEAR END DATA                                        1993       1994       1995       1996       1997       1998
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Lab Holdings, Inc................................  $  100.00  $   99.67  $  102.30  $  120.53  $  108.45  $   86.74
NASDAQ Composite Index...........................     100.00      97.75     138.26     170.01     208.58     293.21
LabONE Peer Group................................     100.00      89.51      67.97      26.49      22.13      20.38

                   SECURITY OWNERSHIP OF HOLDINGS MANAGEMENT

    The following table and notes thereto indicate the shares of common stock of Holdings and of LabONE, known to Holdings to be beneficially owned as of March 31, 1999, respectively, by each director (including the nominees for election as a directors) of Holdings, each of the executive officers named in the Summary Compensation Table beginning on page 97, and by all directors and executive officers of Holdings as a group. The table also reflects beneficial ownership in the combined company as if the merger had occurred at March 31, 1999.

                                                                                             SHARES OF
                                                                              SHARES OF      COMBINED
                                    SHARES OF HOLDINGS                         COMMON         COMPANY
                                       COMMON STOCK                        STOCK OF LABONE  BENEFICIALLY
                                       BENEFICIALLY         PERCENTAGE      BENEFICIALLY    OWNED AFTER
NAME                                   OWNED(1)(3)          OF CLASS(2)    OWNED(1)(4)(5)     MERGER     PERCENTAGE(8)
--------------------------------  ----------------------  ---------------  ---------------  -----------  -------------
Lan C. Bentsen..................             6,000                  --                 0         9,000            --
Steven K. Fitzwater.............             6,932                  --                 5        10,403            --
W. T. Grant II(6)...............           138,089                 2.1%           81,596(7)    288,729       2.3-2.6%
P. Anthony Jacobs...............             6,780                  --                 0        10,170            --
John H. Robinson, Jr............             6,652                  --                 0         9,978            --
All directors, nominees and
  executive officers as a group
  of six........................           164,453                 2.5%           81,601(7)    328,280       2.7-3.0%

------------------------

(1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

(2) The percentages represent the total number of shares of common stock shown in the adjacent column divided by the number of issued and outstanding shares of common stock as of December 31, 1998 (6,489,103 shares). Percentages of less than one percent are omitted.

(3) Shares of Holdings common stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the Lab Holdings, Inc. 1997 Directors' Stock Option Plan that were exercisable on December 31, 1998 or that become exercisable within 60 days thereafter, as follows: 5,000 shares for each of Messrs Bentsen, Fitzwater, Jacobs and Robinson and 20,000 shares for all directors and executive officers as a group.

(4) Shares of LabONE stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the LabONE Long-Term Incentive Plan that were exercisable on December 31, 1998 or that become exercisable within 60 days thereafter, as follows: W. T. Grant II, 57,431 shares; and all directors and executive officers as a group, 57,431 shares.

(5) Percentages of shares beneficially owned are less than 1% for all directors and executive officers, individually and as a group; the shares shown as beneficially owned do not include 10,712,200 shares of LabONE owned by Holdings as to which each director of Holdings has shared voting and investment power as a member of Holdings' board of directors. Each board member disclaims beneficial ownership of the LabONE shares owned by Holdings.

(6) Includes 22,442 shares held by W. T. Grant II as custodian for his children; includes 45,000 shares held in a family trust for which W. T. Grant II serves as a co-trustee and in that capacity shares voting and investment powers; also includes 12,480 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

(7) Includes the 22,365 shares of LabONE common stock held in an individually directed account of Mr. Grant under LabONE's 401(k) profit-sharing plan, as to which Mr. Grant has sole investment power only.

(8) Assumes that none of the beneficial owners will elect to exchange LabONE shares for cash. The two percentages for each beneficial owner of the combined company reflect percentage of beneficial ownership over 1% assuming that LabONE stockholders other than Holdings elect all stock (the lower number) or maximum cash (the higher number).

SECURITY OWNERSHIP OF CERTAIN OTHER BENEFICIAL OWNERS OF HOLDINGS COMMON STOCK

    The following table indicates the shares of Holdings common stock beneficially owned by the only persons (other than persons set forth in the preceding table) known to Holdings or its management as beneficially owning more than five percent of Holdings' common stock as of March 31, 1999. The table also reflects beneficial ownership in the combined company as if the merger had occurred at March 31, 1999.

                                                                                                SHARES OF
                                                                                                COMBINED
                                                                                                 COMPANY
                                                                                               BENEFICIALLY    AFTER
                                                   AMOUNT AND NATURE              PERCENT OF   OWNED AFTER     MERGER
NAME AND ADDRESS OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP            CLASS(1)     MERGER(3)   PERCENTAGE(3)
--------------------------------------  ----------------------------------------  -----------  -----------  ------------
American Century Companies, Inc.        Total -                          682,100(2)       10.5%  1,023,150      8.3-9.3%
4500 Main Street                        sole voting power -              682,100
P. O. Box 418210                        shared voting power -                  0
Kansas City, Missouri 64141-9210        sole disposition power -         682,100
                                        shared disposition power -             0

Wallace R. Weitz & Company              Total -                          881,454(2)      13.58%  1,322,181    10.7-12.0%
9290 West Dodge Rd., Suite 405          sole voting power -              881,454
Omaha, Nebraska 68114                   shared voting power -                  0
                                        sole disposition power -         881,454
                                        shared disposition power -             0

The Southern Fiduciary Group, Inc.      Total -                          467,192(2)        7.2%    700,788      5.7-6.3%
2325 Crestmoor Road, Suite 202          sole voting power -               76,000
Nashville, Tennessee                    shared voting power -                  0
                                        sole disposition power -         391,192
                                        shared disposition power -             0

William D. Grant                        Total -                        1,086,647(4)       16.7%  1,668,665    13.5-15.1%
One Ward Parkway, Suite 130             sole voting power -              500,441
Kansas City, Missouri 64112             shared voting power -            586,206
                                        sole disposition power -         500,441
                                        shared disposition power -       586,206

------------------------

(1) The percentage represents the total number of shares of common stock shown in the adjacent column divided by the number of issued and outstanding shares of common stock as of December 31, 1998.

(2) As reported in a Schedule 13G filed by the owner as of December 31, 1998.

(3) Number of shares reflect total shares only from prior column and does not take into account shares of LabONE common stock that may be beneficially owned, other than 38,695 shares of LabONE common stock beneficially owned by W.D. Grant. Mr. Grant has represented that he does not intend to elect cash for any LabONE shares beneficially owned by him. The two percentages for each beneficial owner of the combined company reflect percentage of beneficial ownership assuming that LabONE stockholders other than Holdings elect all stock (the lower number) or maximum cash (the higher number).

(4) Based on information furnished by W.D. Grant as of March 31, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    EMPLOYMENT AGREEMENTS AND TERMINATION OF INTERIM SERVICES
AGREEMENT. Effective August 7, 1998, Holdings entered into employment agreements with Mr. Jacobs, Mr. Fitzwater and Ms. McCoy, all of whom are executive officers of Holdings. Each employment agreement provides for employment of the executive officer for a term commencing on August 7, 1998, and continuing until the third anniversary of that date (the second anniversary in the case of Ms. McCoy's agreement). The term is extended for successive one year periods on each anniversary of the agreement unless notice of non-extension is given by either party to the other prior to that anniversary.

    The initial base compensation payable under the employment agreements is $100,000 for each of Mr. Jacobs and Mr. Fitzwater and $70,000 for Ms. McCoy. It is subject to adjustment annually by the board of directors, provided that base salary may not be decreased by more than five percent year to year.

    If the officer is terminated for cause or voluntarily terminates his employment with Holdings, then, Holdings will not be obligated to pay the officer any amounts of compensation or benefits following the date of termination. A voluntary termination does not include a resignation tendered at the request of the board or following or in connection with a merger, consolidation, liquidation, dissolution or certain change in control events. If the officer is terminated without cause, Holdings will continue to pay the officer amounts equal to his base compensation, as in effect at the time of the termination without cause, for the remaining term of this employment agreement, but in no event may the payments continue for a period of more than two years following the termination in the case of Mr. Jacobs and Mr. Fitzwater and for more than one year in the case of Ms. McCoy. In that case, Holdings will also reimburse the officer for the cost of the officer's health insurance as in effect at the date of termination. The merger agreement described elsewhere in this report contemplates that each of the officers will tender their resignations at the closing of the merger. Under the employment agreements, those resignations will effect terminations of the employment agreements, without cause so that each will be entitled to receive payments of their base compensation and health insurance benefits as described above. Copies of the employment agreements are appended to Holdings' Form 10-Q for the quarter ended September 30, 1998.

                       HOLDINGS ANNUAL MEETING PROPOSALS
                  PROPOSAL TO AMEND ARTICLES OF INCORPORATION
                       PROPOSAL 1 ON HOLDINGS PROXY CARD

GENERAL

    The Holdings board of directors recommends to the Holdings stockholders that they adopt an amendment to paragraph B.4 of Article X of Holdings' articles of incorporation so that, as amended, such paragraph will provide as follows.

           "Any action required to be taken by vote of the Continuing Directors shall be effective only if taken at a meeting at which a "Continuing Director Quorum" is present, which term shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of the Articles of Incorporation or the Bylaws of the Corporation or by law."

    The purpose of this amendment is to change the definition of "Continuing Director Quorum" from nine continuing directors, as defined in Article X, to two-thirds of the Continuing Directors. The affirmative vote, in person or by proxy, by the holders of a majority of the outstanding Holdings common stock is required to adopt the articles amendment. If the articles amendment is approved, the requisite affirmative vote of stockholders for the merger will be 66 2/3% instead of 80%. Adoption of the articles amendment is a condition to the effectiveness of the merger agreement and consummation of the merger.

BACKGROUND FOR THE ARTICLES AMENDMENT.

    Article X of Holdings' articles of incorporation is a "fair price" provision which applies to certain "business combinations" involving "related persons", as therein defined. One type of business combination to which Article X applies is a merger of Holdings into a subsidiary that will have the effect, directly or indirectly, of increasing the proportionate share of Holdings common stock owned by any person beneficially owning 10% of Holdings' outstanding common stock. William D. Grant, a director of LabONE, beneficially owns more than 10% of Holdings' outstanding common stock and also owns 38,695 shares of LabONE common stock. Mr. Grant has represented to LabONE that he will elect to receive stock for his shares of LabONE common stock in the merger, and therefore the merger may be deemed to have the effect of increasing his proportionate interest in Holdings relative to other Holdings stockholders who do not own LabONE common stock.

    If the merger is a business combination under Article X, then it generally can only be effected under one of the following conditions:

    a   if the merger is approved by the affirmative vote of the holders of 80%
       of the outstanding Holdings common stock;

    b if the per share fair market value of the Holdings shares retained by Holdings stockholders in the merger equals or exceeds the greater of:

       - the highest price per share offered or paid by Mr. Grant at any time after March 8, 1994, which, based on Form 4s filed by him in August of 1994, appears to be $36.80,

       - a price that includes the same or greater premium over the market price of Holdings common stock immediately prior to announcement of the merger as the greatest premium (if any) paid over market price by Mr. Grant at any time after March 8, 1994, and

       - the value determined as fair to Holdings stockholders (other than Mr. Grant) by an investment banking firm selected by a two-thirds vote of the "Continuing Directors", as defined in Article X, or by the Missouri Director of Insurance; or

    c   if the merger is approved by a two-thirds vote of the "Continuing
       Directors", taking into consideration various matters, including the current market price of Holdings common stock, the current value of Holdings in a freely negotiated transaction and the Continuing Directors estimate of Holdings future value as a independent going concern.

    Holdings notes that because historical market prices exceed current values, the value of the shares to be retained by Holdings stockholders in the merger likely will not satisfy the condition described in clause b above.

    Although the merger has been approved by a unanimous vote of Holdings' board of directors, and although Holdings believes that each of its four directors is a "Continuing Director" as defined in Article X, action taken by such persons in approving a business combination is effective only when taken at a meeting at which a "Continuing Director Quorum" is present. As defined in Article X, this term means nine continuing directors, which is five more persons than presently serve on the Holdings board of directors. Because of the manner in which "Continuing Director Quorum" is defined, it is not possible to satisfy the condition described in clause (c) above with the current board complement.

    Current management is not certain why two-thirds was not originally used as a defining term for continuing director quorum in Holdings' articles of incorporation instead of the number nine, but believes the reason may have been that initial plans for Holdings called for a 14 member board, and the number nine was selected to avoid confusion over a resulting fraction. In any event, over the years the size of Holdings' board has been reduced so that the continuing director quorum provision of Article X does not work under current conditions.

    Article XI of Holdings articles of incorporation permit the amendment of
Article X by the affirmative vote of a majority of Holdings' outstanding common stock when such amendment is recommended by a unanimous vote of the entire Holdings board. In light of the opinion of its financial advisor as to the fairness of the terms of the merger to Holdings and its own deliberations concerning the merger, the Holdings board of directors has unanimously approved the articles amendment and directed that it be submitted to the stockholders for their approval at the annual meeting. Holdings believes that if the articles amendment is approved, the conditions of clause (c) above will have been satisfied.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ARTICLES AMENDMENT.

                    PROPOSAL TO ELECT TWO HOLDINGS DIRECTORS

    THE PROPOSAL TO ELECT TWO DIRECTORS IS INCLUDED ONLY TO SATISFY LEGAL REQUIREMENTS IN CONNECTION WITH THE HOLDINGS ANNUAL MEETING AND TO PROVIDE DIRECTORS IN THE EVENT THE MERGER IS NOT CONSUMMATED. UPON COMPLETION OF THE MERGER, THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY WILL BE AS DESCRIBED UNDER "MANAGEMENT OF LABONE AND MANAGEMENT AFTER THE MERGER."

GENERAL

    Two directors are to be elected at the annual meeting for terms expiring on the earlier of the effective time of the merger or until the annual meeting of stockholders in 2002. Absent written instructions to the contrary, proxies representing shares of Holdings common stock will be voted FOR the election of each of the persons listed below as directors of Holdings for a term of three years and until their successors are duly elected and qualified. However, if the merger is consummated, P. Anthony Jacobs, Steven K. Fitzwater, Lan C. Bentsen, and John H. Robinson, Jr. will resign as members of the Holdings board of directors and, pursuant to the merger agreement, the persons listed as holding director positions under "Management of Combined Company After the Merger" on page 103 will become directors of the combined company to hold office until their successors are duly elected and qualified at the applicable annual meeting of stockholders. See "Management of Combined Company After the Merger-Directors and Executive Officers of Combined Company After the Merger" on page 103.

    If any nominee for director should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors will be exercised to vote for a substitute or substitutes. As of the date of this joint proxy statement/prospectus, Holdings has no knowledge that any of the nominees will be unable or will decline to serve. None of the nominees has any family relationship among themselves or with any executive officer of Holdings.

INFORMATION CONCERNING NOMINEES TO THE HOLDINGS BOARD OF DIRECTORS

    Set forth below are the names and descriptions of the backgrounds of the nominees for election as directors of Holdings. Each of Holdings' two nominees for election to the Holdings board of directors is currently serving as a director of Holdings and each has agreed to serve if elected.

NAME                                                                 AGE           POSITION
---------------------------------------------------------------      ---      -------------------
John H. Robinson, Jr...........................................          48      Class B Director
Lan C. Bentsen.................................................          52      Class B Director

    MR. ROBINSON has been a director since 1990 and has been Chairman of the Board since September 1997. He is Managing Partner of Black & Veatch (design and construction). Mr. Robinson also is a director of Commerce Bancshares, Inc. and Coeur d'Alene Mines Corporation (gold and silver mining).

    MR. BENTSEN has been a director since 1986. He has been the Executive Vice President of Frontera Resources since 1996 (oil and gas). From 1994 to 1996 he was Managing Partner of Remington Partners (investments). Prior to its sale in 1994, Mr. Bentsen was Chairman and Chief Executive Officer of Sovereign National Management, Inc. (property management).

    There are no family relationships, of first cousin or closer, among Holdings' directors or executive officers, by blood, marriage or adoption.

VOTE

    Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Shares may be voted cumulatively and therefore each Holdings stockholder may cast two votes for each share owned. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the two nominees named above as directors.

                          PROPOSAL TO RATIFY HOLDINGS'
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The board of directors of Holdings has appointed the firm of KPMG LLP as Holdings' independent public accountants for 1999. KPMG LLP has been the Holdings' independent public accountants since inception. A representative of KPMG LLP will be available at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS HOLDINGS' INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1999 FISCAL YEAR.

                                    EXPERTS

    The financial statements and the related financial statement schedules included in the Holdings Annual Report on Form 10-K for the year ended December 31, 1998, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their reports included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

    The audited financial statements of LabONE included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, as indicated by their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    Representatives of KPMG LLP are expected to be present at the annual meetings of Holdings and LabONE, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

    The legality of the Holdings common stock to be issued pursuant to the merger has been passed upon for Holdings by Lathrop & Gage L.C., Kansas City, Missouri. Lathrop & Gage L. C. also will pass upon federal income tax matters in connection with the merger. See "The Proposed Merger-- Federal Income Tax Consequences" on page 46.

                          FUTURE STOCKHOLDER PROPOSALS

    If the merger is not consummated, it is currently anticipated that the annual meeting of stockholders of Holdings will be held on or about May 11, 2000. Holdings stockholders who wish to present proposals for action at the Holdings annual meeting should submit their proposals to Holdings at 5000 West 95th Street, Suite 260, Shawnee Mission, Kansas 66207. Proposals must be received by Holdings no later than December 13, 1999, for consideration for inclusion in next year's proxy statement and proxy. In addition, proxies solicited by Holdings management may cover discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by stockholders unless Holdings receives written notice of the matters at that address on or before March 1, 2000.

    If the merger is not consummated, it is currently anticipated that the annual meeting of stockholders of LabONE will be held on or about May 11, 2000. LabONE stockholders who wish to present proposals for action at the LabONE annual meeting should submit their proposals to LabONE at 10101 Renner Boulevard, Lenexa, Kansas 66219. Proposals must be received by LabONE no later than December 13, 1999 for consideration for inclusion in next year's proxy statement and proxy. In addition, proxies solicited by LabONE management may cover discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by stockholders unless LabONE receives written notice of the matters at that address on or before February 23, 2000.

    If the merger is consummated, it is currently anticipated that the annual meeting of stockholders of the combined company will be held on or about May 11, 2000. Stockholders who wish to present proposals for action at this annual meeting should submit their proposals to the combined company at LabONE, Inc. at 10101 Renner Boulevard, Lenexa, Kansas 66219. Proposals must be received no later than February 11, 2000 for consideration for inclusion in next year's proxy statement and proxy. In addition, proxies solicited by the combined company's management may cover discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by stockholders unless the combined company receives written notice of the matters at that address on or before March 1, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    Holdings and LabONE each file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-900-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    Holdings has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Holdings common stock to be issued to LabONE stockholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Holdings in addition to being a proxy statement of Holdings and LabONE for the Holdings meeting and the LabONE meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about Holdings and its finances.

HOLDINGS SEC FILINGS (FILE NO.0-16946)                                               PERIOD OR DATE OF EVENT
-----------------------------------------------------------------------------  -----------------------------------
Annual Report on Form 10-K/A, filed July 2, 1999.............................  Year ended December 31, 1998

Quarterly Report on Form 10-Q/A, filed July 2, 1999..........................  Quarter ended March 31, 1999

Current Report on Form 8-K, filed March 8, 1999..............................  March 7, 1999

LABONE SEC FILINGS (FILE NO.0-15975)                                                 PERIOD OR DATE OF EVENT
-----------------------------------------------------------------------------  -----------------------------------
Annual Report on Form 10-K/A, filed July 2, 1999.............................  Year ended December 31, 1998

Quarterly Report on Form 10-Q/A, filed July 2, 1999..........................  Quarter ended March 31, 1999

Current Report on Form 8-K, filed March 8, 1999..............................  March 8, 1999

    Holdings is also incorporating by reference additional documents that it files with the Securities and Exchange Commission between the date of this document and the date of the meetings.

    Holdings has supplied all information contained or incorporated by reference in this document relating to Holdings and LabONE has supplied all such information relating to LabONE.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by referenced are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

LAB HOLDINGS, INC.                   LABONE, INC.
-----------------------------------  -----------------------------------
5000 West 95th Street, Suite 260     10101 Renner Blvd
Shawnee Mission, Kansas 66207        Lenexa, Kansas 66219
(913) 648-3600                       (913) 888-1770

    If you would like to request documents from us, please do so by July 23, 1999 in order to receive them before the meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE HOLDINGS PROPOSAL AND THE LABONE PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JULY 2, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS OF HOLDINGS AND LABONE NOR THE ISSUANCE OF HOLDINGS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      INDEX TO LABONE FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INDEPENDENT PUBLIC ACCOUNTANTS' REPORT.....................................................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets--March 31, 1999 (unaudited) and December 31, 1998 and 1997...................        F-3

  Consolidated Statements of Earnings--Three months ended March 31, 1999 and 1998 (unaudited) and Years
    ended December 31, 1998, 1997 and 1996.................................................................        F-5

  Consolidated Statements of Changes in Stockholders' Equity--Three months ended March 31, 1999 (unaudited)
    and Years ended December 31, 1998, 1997 and 1996.......................................................        F-6

  Consolidated Statements of Cash Flows--Three months ended March 31, 1999 and 1998 (unaudited) and Years
    ended December 31, 1998, 1997 and 1996.................................................................        F-7

  Notes to Consolidated Financial Statements...............................................................        F-9

SCHEDULE:
  Schedule II--Valuation and Qualifying Accounts...........................................................       F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
LabONE, Inc.:

    We have audited the accompanying consolidated balance sheets of LabONE, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LabONE, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    As discussed in Note 2, the accompanying consolidated financial statements as of December 31, 1998 and 1997 and for the years then ended have been restated.

                                          /s/ KPMG LLP

Kansas City, Missouri
June 30, 1999

                         LABONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (AS RESTATED)

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           1998          1997
                                                                          MARCH 31,    ------------  ------------
                                                                            1999
                                                                        -------------
                                                                         (UNAUDITED)

                                                     ASSETS

Current assets:
  Cash and cash equivalents...........................................  $   6,918,256    10,177,740    18,284,672
  Short-term investments (note 1).....................................             --            --     1,204,638
  Accounts receivable, net of allowance for doubtful accounts of
    $2,863,670 in 1999, $2,326,716 in 1998 and $968,295 in 1997.......     19,696,648    18,735,984    12,604,687
  Income taxes receivable.............................................        177,799       282,229       508,704
  Inventories.........................................................      1,360,762     1,798,481     2,203,471
  Real estate available-for-sale (note 1).............................      1,793,207     3,515,000     3,515,000
  Prepaid expenses and other current assets...........................      2,488,127     2,504,768     2,279,619
  Deferred income taxes (note 6)......................................      3,284,203     3,972,575     3,299,387
                                                                        -------------  ------------  ------------
    Total current assets..............................................     35,719,002    40,986,777    43,900,178
                                                                        -------------  ------------  ------------

Property, plant, and equipment:
  Land................................................................      2,379,334     2,379,334     2,379,334
  Buildings...........................................................     28,144,419            --            --
  Laboratory equipment................................................     19,478,787    18,101,286    19,044,329
  Data processing equipment and software..............................     18,518,331    18,878,942    17,130,254
  Office and transportation equipment.................................      5,498,070     5,787,762     4,909,970
  Leasehold improvements..............................................        235,002       700,842       492,684
  Construction in progress............................................      2,107,048    27,067,631            --
                                                                        -------------  ------------  ------------
                                                                           76,360,991    72,915,797    43,956,571

Less accumulated depreciation.........................................     34,652,381    35,983,169    33,515,280
                                                                        -------------  ------------  ------------
  Net property, plant, and equipment..................................     41,708,610    36,932,628    10,441,291
                                                                        -------------  ------------  ------------

Other assets:
  Intangible assets, net of accumulated amortization (note 3).........      7,102,158     7,414,319     4,725,141
  Bond issue costs, net of accumulated amortization of $5,823.........        181,957       186,324            --
  Deferred income taxes--noncurrent (note 6)..........................             --            --       522,505
  Deposits and miscellaneous..........................................        210,550       206,127        80,497
                                                                        -------------  ------------  ------------
    Total assets......................................................  $  84,922,277    85,726,175    59,669,612
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                         LABONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (AS RESTATED)

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           1998          1997
                                                                          MARCH 31,    ------------  ------------
                                                                            1999
                                                                        -------------
                                                                         (UNAUDITED)

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................................  $   5,310,712     4,353,733     3,326,451
  Retainage and construction accounts payable.........................      3,473,065     3,809,193            --
  Accrued payroll and benefits........................................      3,083,031     4,148,593     4,530,235
  Other accrued expenses..............................................        566,871       610,315       423,396
  Other current liabilities...........................................        344,044       274,198       194,148
  Current portion of long-term debt (note 5)..........................      1,862,602     1,860,168            --
                                                                        -------------  ------------  ------------
    Total current liabilities.........................................     14,640,325    15,056,200     8,474,230

Deferred income taxes (note 6)........................................        169,377        27,087            --
Long-term debt (note 5)...............................................     18,094,181    18,097,308            --
                                                                        -------------  ------------  ------------
    Total liabilities.................................................     32,903,883    33,180,595     8,474,230
                                                                        -------------  ------------  ------------

Stockholders' equity:
  Preferred stock, $0.01 par value per share; 1,000,000 shares
    authorized, none issued...........................................             --            --            --
  Common stock, $0.01 par value per share; 40,000,000 shares
    authorized, 15,000,000 shares issued (note 8).....................        150,000       150,000       150,000
  Additional paid-in capital..........................................     14,099,066    14,099,066    13,723,250
  Accumulated other comprehensive income..............................       (833,623)     (849,098)     (666,927)
  Retained earnings...................................................     58,810,067    59,352,728    59,955,411
                                                                        -------------  ------------  ------------
                                                                           72,225,510    72,752,696    73,161,734

Less treasury stock of 1,688,550 shares in 1999 and 1998 and 1,874,706
  shares in 1997, at cost.............................................     20,207,116    20,207,116    21,966,352
                                                                        -------------  ------------  ------------
    Total stockholders' equity........................................     52,018,394    52,545,580    51,195,382
                                                                        -------------  ------------  ------------
    Total liabilities and stockholders' equity........................  $  84,922,277    85,726,175    59,669,612
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                         LABONE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                 (AS RESTATED)

                                              THREE MONTHS
                                            ENDED MARCH 31,                   YEARS ENDED DECEMBER 31,
                                      ----------------------------  --------------------------------------------
                                          1999           1998            1998           1997           1996
                                      -------------  -------------  --------------  -------------  -------------
                                              (UNAUDITED)
Sales...............................  $  27,328,085     23,333,434     102,227,216     78,926,119     59,431,855
Cost of sales.......................     15,651,339     12,958,948      56,719,603     42,017,179     32,716,833
                                      -------------  -------------  --------------  -------------  -------------
  Gross profit......................     11,676,746     10,374,486      45,507,613     36,908,940     26,715,022
Selling, general, and administrative
  expenses..........................      8,564,085      7,448,411      31,578,759     28,211,389     23,622,545
Provision for loss on disposal of
  assets............................             --             --              --      6,553,279             --
                                      -------------  -------------  --------------  -------------  -------------
  Earnings from operations..........      3,112,661      2,926,075      13,928,854      2,144,272      3,092,477
                                      -------------  -------------  --------------  -------------  -------------
Other income (expenses):
  Investment income.................         87,675        232,899         814,343      1,179,947      1,769,182
  Other, net........................       (289,673)            --        (112,277)       (58,245)        14,930
                                      -------------  -------------  --------------  -------------  -------------
    Total other income, net.........       (201,998)       232,899         702,066      1,121,702      1,784,112
                                      -------------  -------------  --------------  -------------  -------------
    Earnings before income taxes....      2,910,663      3,158,974      14,630,920      3,265,974      4,876,589
                                      -------------  -------------  --------------  -------------  -------------
Income taxes (benefit) (note 6):
  Current...........................        225,765      1,271,335       6,057,345      4,392,742      2,485,473
  Deferred..........................        831,498        (29,553)       (314,308)    (3,025,002)      (476,783)
                                      -------------  -------------  --------------  -------------  -------------
    Total income taxes..............      1,057,263      1,241,782       5,743,037      1,367,740      2,008,690
                                      -------------  -------------  --------------  -------------  -------------
    Net earnings....................  $   1,853,400      1,917,192       8,887,883      1,898,234      2,867,899
                                      -------------  -------------  --------------  -------------  -------------
                                      -------------  -------------  --------------  -------------  -------------
Basic earnings per share............  $        0.14           0.15            0.67           0.14           0.22
                                      -------------  -------------  --------------  -------------  -------------
                                      -------------  -------------  --------------  -------------  -------------
Diluted earnings per share..........  $        0.14           0.14            0.67           0.14           0.22
                                      -------------  -------------  --------------  -------------  -------------
                                      -------------  -------------  --------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                         LABONE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (AS RESTATED)

                                                                    ACCUMULATED
                                                                       OTHER
                                                                   COMPREHENSIVE
                                                                  INCOME--FOREIGN
                                       COMMON      ADDITIONAL         CURRENCY       RETAINED      TREASURY     COMPREHENSIVE
                                        STOCK    PAID-IN CAPITAL    TRANSLATION      EARNINGS       STOCK          INCOME
                                      ---------  ---------------  ----------------  -----------  ------------  ---------------
BALANCE AT DECEMBER 31, 1995........  $ 150,000      13,377,728        (545,818)     74,040,870   (22,158,451)
Comprehensive income:
  Net earnings......................         --              --              --       2,867,899            --      2,867,899
  Adjustment from foreign currency
    translation.....................         --              --           1,859              --            --          1,859
                                                                                                               ---------------
    Comprehensive income............                                                                               2,869,758
                                                                                                               ---------------
                                                                                                               ---------------
Cash dividends ($.72 per share).....         --              --              --      (9,414,332)           --
Net issuance of 30,149 shares of
  treasury stock....................         --         168,393              --              --       (38,855)
                                      ---------  ---------------       --------     -----------  ------------
BALANCE AT DECEMBER 31, 1996........  $ 150,000      13,546,121        (543,959)     67,494,437   (22,197,306)
Comprehensive income:
  Net earnings......................         --              --              --       1,898,234            --      1,898,234
  Adjustment from foreign currency
    translation.....................         --              --        (122,968)             --            --       (122,968)
                                                                                                               ---------------
    Comprehensive income............                                                                               1,775,266
                                                                                                               ---------------
                                                                                                               ---------------
Cash dividends ($.72 per share).....         --              --              --      (9,437,260)           --
Net issuance of 41,129 shares of
  treasury stock....................         --         177,129              --              --       230,954
                                      ---------  ---------------       --------     -----------  ------------
BALANCE AT DECEMBER 31, 1997........  $ 150,000      13,723,250        (666,927)     59,955,411   (21,966,352)
Comprehensive income:
  Net earnings......................         --              --              --       8,887,883            --      8,887,883
  Adjustment from foreign currency
    translation.....................         --              --        (182,171)             --            --       (182,171)
                                                                                                               ---------------
    Comprehensive income............                                                                               8,705,712
                                                                                                               ---------------
                                                                                                               ---------------
Cash dividends ($.72 per share).....         --              --              --      (9,490,566)           --
Issuance of 168,885 shares of
  treasury stock related to
  acquisition.......................         --         275,050              --              --     1,724,950
Net issuance of 17,271 shares of
  treasury stock....................         --         100,766              --              --        34,286
                                      ---------  ---------------       --------     -----------  ------------
BALANCE AT DECEMBER 31, 1998........  $ 150,000      14,099,066        (849,098)     59,352,728   (20,207,116)
Comprehensive income:
  Net earnings......................         --              --              --       1,853,400            --      1,853,400
  Adjustment from foreign currency
    translation.....................         --              --          15,475              --            --         15,475
                                                                                                               ---------------
    Comprehensive income............                                                                               1,868,875
                                                                                                               ---------------
                                                                                                               ---------------
Cash dividends ($0.18 per share)....         --              --              --      (2,396,061)           --
                                      ---------  ---------------       --------     -----------  ------------
BALANCE AT MARCH 31, 1999...........  $ 150,000      14,099,066        (833,623)     58,810,067   (20,207,116)
                                      ---------  ---------------       --------     -----------  ------------
                                      ---------  ---------------       --------     -----------  ------------


                                          TOTAL
                                      STOCKHOLDERS'
                                         EQUITY
                                      -------------
BALANCE AT DECEMBER 31, 1995........    64,864,329
Comprehensive income:
  Net earnings......................     2,867,899
  Adjustment from foreign currency
    translation.....................         1,859

    Comprehensive income............

Cash dividends ($.72 per share).....    (9,414,332)
Net issuance of 30,149 shares of
  treasury stock....................       129,538
                                      -------------
BALANCE AT DECEMBER 31, 1996........    58,449,293
Comprehensive income:
  Net earnings......................     1,898,234
  Adjustment from foreign currency
    translation.....................      (122,968)

    Comprehensive income............

Cash dividends ($.72 per share).....    (9,437,260)
Net issuance of 41,129 shares of
  treasury stock....................       408,083
                                      -------------
BALANCE AT DECEMBER 31, 1997........    51,195,382
Comprehensive income:
  Net earnings......................     8,887,883
  Adjustment from foreign currency
    translation.....................      (182,171)

    Comprehensive income............

Cash dividends ($.72 per share).....    (9,490,566)
Issuance of 168,885 shares of
  treasury stock related to
  acquisition.......................     2,000,000
Net issuance of 17,271 shares of
  treasury stock....................       135,052
                                      -------------
BALANCE AT DECEMBER 31, 1998........    52,545,580
Comprehensive income:
  Net earnings......................     1,853,400
  Adjustment from foreign currency
    translation.....................        15,475

    Comprehensive income............

Cash dividends ($0.18 per share)....    (2,396,061)
                                      -------------
BALANCE AT MARCH 31, 1999...........    52,018,394
                                      -------------
                                      -------------

          See accompanying notes to consolidated financial statements.

                         LABONE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (AS RESTATED)

                                                            THREE MONTHS
                                                           ENDED MARCH 31,              YEARS ENDED DECEMBER 31,
                                                      -------------------------  ---------------------------------------
                                                          1999         1998          1998          1997         1996
                                                      ------------  -----------  -------------  -----------  -----------
                                                             (UNAUDITED)
Cash provided by (used for) operations:
  Net earnings......................................  $  1,853,400    1,917,192      8,887,883    1,898,234    2,867,899
  Adjustments to reconcile net earnings to net cash
    provided by operations, net of acquisitions:
    Depreciation and intangibles amortization.......     1,406,681    1,221,894      4,719,074    5,274,982    4,014,304
    Amortization of investment premiums.............            --       (2,008)       (36,767)    (251,233)    (103,146)
    Provisions for loss on accounts receivable......       604,749      226,274      1,502,571      571,192      493,760
    Deferred income taxes...........................       831,498      (29,551)      (315,215)  (3,033,682)    (476,783)
    (Gain) loss on disposal of equipment............      (287,107)         127        (18,606)    (120,087)     155,587
    Provision for loss on disposal of assets........            --           --             --    6,553,279           --
    Directors' stock compensation...................            --           --         62,619       66,834       62,096
    Changes in:
      Accounts receivable...........................    (1,565,413)  (3,019,852)    (6,777,322)  (3,577,172)  (2,365,181)
      Income tax receivable.........................       104,430    1,113,197        226,475     (271,331)          --
      Inventories...................................       437,719      309,781        404,990     (755,422)     173,093
      Prepaid expenses and other current assets.....        16,641       (8,219)      (201,551)    (442,454)     808,589
      Accounts payable..............................      (464,305)   1,002,187        886,932      355,075      863,000
      Income taxes payable..........................            --           --             --           --      (50,560)
      Accrued payroll and benefits..................    (1,065,562)  (1,551,064)      (619,281)   1,727,669      830,091
      Other accrued expenses........................     1,041,712      126,706        186,919       29,585     (508,486)
      Other current liabilities.....................        69,846       (8,364)        80,050       68,019      (23,668)
                                                      ------------  -----------  -------------  -----------  -----------

        Net cash provided by operations.............     2,984,289    1,300,308      8,988,771    8,093,488    6,740,595
                                                      ------------  -----------  -------------  -----------  -----------
Cash provided by (used for) investment activities:
  Purchase of investments held-to-maturity..........            --   (4,467,421)    (5,461,090) (15,893,902) (15,752,895)
  Proceeds from maturities of investments
    held-to-maturity................................            --      701,894      6,701,893   18,155,062   23,394,571
  Property, plant, and equipment additions, net.....    (3,854,833)  (1,724,596)   (25,485,294)  (6,676,615)  (3,225,956)
  Acquisition of businesses (note 3)................            --           --     (2,967,883)  (4,815,889)          --
  Deposits and miscellaneous........................        (4,423)         537         (5,147)     (57,295)      17,559
                                                      ------------  -----------  -------------  -----------  -----------
    Net cash provided by (used for) investment
      activities....................................    (3,859,256)  (5,489,586)   (27,217,521)  (9,288,639)   4,433,279
                                                      ------------  -----------  -------------  -----------  -----------
Cash provided by (used for) financing activities:
  Issuance of treasury stock, net of proceeds from
    exercise of stock options.......................            --       69,090         72,433      341,249       67,442
  Proceeds from bond issue..........................            --           --     19,900,000           --           --
  Bond issue costs..................................            --                    (192,147)          --           --
  Payments on long-term debt........................        (2,966)          --         (1,937)          --           --
  Cash dividends....................................    (2,396,061)  (2,364,400)    (9,490,566)  (9,437,260)  (9,414,332)
                                                      ------------  -----------  -------------  -----------  -----------
    Net cash provided (used for) financing
      activities....................................    (2,399,027)  (2,295,310)    10,287,783   (9,096,011)  (9,346,890)
                                                      ------------  -----------  -------------  -----------  -----------
Effect of foreign currency translation on cash......        14,510        9,338       (165,965)     (71,544)      11,976
                                                      ------------  -----------  -------------  -----------  -----------
    Net increase (decrease) in cash and cash
      equivalents...................................    (3,259,484)  (6,475,250)    (8,106,932) (10,362,706)   1,838,960
Cash and cash equivalents at beginning of period....    10,177,740   18,284,672     18,284,672   28,647,378   26,808,419
                                                      ------------  -----------  -------------  -----------  -----------
Cash and cash equivalents at end of period..........  $  6,918,256   11,809,422     10,177,740   18,284,672   28,647,379
                                                      ------------  -----------  -------------  -----------  -----------
                                                      ------------  -----------  -------------  -----------  -----------
(Continued)

                         LABONE, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (AS RESTATED)

                                                            THREE MONTHS
                                                           ENDED MARCH 31,              YEARS ENDED DECEMBER 31,
                                                      -------------------------  ---------------------------------------
                                                          1999         1998          1998          1997         1996
                                                      ------------  -----------  -------------  -----------  -----------
                                                             (UNAUDITED)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Income taxes......................................  $    162,464      109,155      6,458,641    4,586,078    2,251,320
                                                      ------------  -----------  -------------  -----------  -----------
                                                      ------------  -----------  -------------  -----------  -----------

  Interest..........................................  $    326,590                     240,586
                                                      ------------  -----------  -------------  -----------  -----------
                                                      ------------  -----------  -------------  -----------  -----------

Supplemental schedule of noncash investing and
  financing activities for the year ended December
  31, 1998:
  Details of acquisition:
    Fair value of assets acquired...................                             $   6,223,162
    Liabilities assumed.............................                                  (645,198)
    Stock issued....................................                                (2,000,000)
                                                                                 -------------

      Cash paid.....................................                                 3,577,964

    Less: cash acquired.............................                                   610,081
                                                                                 -------------

      Net cash paid for acquisition.................                             $   2,967,883
                                                                                 -------------
                                                                                 -------------

          See accompanying notes to consolidated financial statements.

                         LABONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of LabONE, Inc. (LabONE or the Company), and its wholly-owned subsidiaries, LabONE Canada Inc. and Systematic Business Services, Inc. All significant intercompany transactions have been eliminated in consolidation. LabONE was 80.5%-owned by Lab Holdings, Inc. (Holdings) at December 31, 1998.

    UNAUDITED QUARTERLY INFORMATION

    Quarterly financial information provided herein as of March 31, 1999 and 1998 and for the periods ended March 31, 1999 and 1998 is unaudited; however, in the opinion of management, it reflects all adjustments, consisting of normal recurring adjustments, which are necessary to fairly state the Company's financial position, the results of its operations and cash flows. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and included in the financial statements are certain amounts based on management's estimates and judgments.

    The quarterly financial information provided herein is not necessarily representative of a full year's operations because levels of sales, capital additions and other factors fluctuate throughout the year. These same considerations apply to all year-to-year comparisons.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include demand deposits in banks, marketable securities with original maturities of three months or less, money market investments and overnight investments that are stated at cost, which approximates market value.

    INVESTMENT SECURITIES

    LabONE determines the appropriate classification of debt and equity securities at the time of purchase. Debt securities are classified as held-to-maturity when LabONE has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost and investment income is included in earnings.

    INVENTORIES

    Inventories consist of completed specimen collection kits and various materials used in the assembly of specimen collection kits for sale to clients. Inventory is valued at the lower of cost (first-in, first out) or market.

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment additions are recorded at cost which includes interest capitalized during construction, when material. Facilities leased pursuant to revenue bond financing transactions

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are accounted for as purchases with the cost of the leased property included in property, plant, and equipment and the related obligation included in long-term debt.

    Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings.......................................................    30 years
                                                                       3 - 5
Laboratory equipment............................................       years
                                                                       3 - 5
Data processing equipment.......................................       years
Office equipment................................................     5 years

    Depreciation on the former facilities was suspended after the recognition of the impairment loss was recorded in December 1997. Depreciation expense for the years ended December 31, is as follows:

                                                            1998         1997        1996
                                                        ------------  ----------  ----------
Cost of sales.........................................  $  2,080,725   1,768,973   1,241,284
Selling, general and administrative...................     1,329,642   2,003,885   2,027,750
                                                        ------------  ----------  ----------
  Total...............................................  $  3,410,367   3,772,858   3,269,034
                                                        ------------  ----------  ----------
                                                        ------------  ----------  ----------

    On December 26, 1998, the substance abuse testing laboratory started to move to the new facility. Construction in process was transferred and depreciation expense was recorded as portions of the new facility were completed and put into use in 1999.

    COST OF BORROWINGS

    Expenses directly related to the issuance of debt are deferred and amortized over the period the debt is expected to be outstanding using the interest method.

    INTANGIBLE ASSETS

    Intangible assets are recorded at their acquisition cost, net of amortization. The patent process utilized in coating the plates on which blood and urine testing is performed was amortized on a straightline basis over the estimated life of the patent (184 months at date of acquisition). The excess of cost over fair value of net assets acquired is being amortized on a straight line basis over twenty years. Customer lists acquired are being amortized over five years.

    IMPAIRMENT OF LONG-LIVED ASSETS

    When facts and circumstances indicate potential impairment, LabONE evaluates the recoverability of carrying values of long-lived assets, including intangibles, using estimates of undiscounted future cash flows at the lowest level for which there are identifiable cash flows. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values. The fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties. During December 1997, LabONE decided to dispose of its office and headquarters building and lab

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) facility, which, net of accumulated depreciation, has been classified as real estate available-for-sale. LabONE plans to dispose of these facilities after moving to our new facility in early 1999. An impairment loss of $6,553,279 related to the anticipated sale was recorded in 1997 which reduced the carrying value to $3,515,000. No depreciation expense was recorded after the write-down of the facilities. At December 31, 1998, the Company has entered into real estate sales contracts to sell all real estate available-for-sale for $4,530,000. On March 25, 1999, LabONE closed on the sale of its former laboratory facility, resulting in a net gain of $287,000. The gain resulted from the sales price of $2.0 million being greater than originally anticipated. The $2.5 million sale of the former administration building is scheduled to be closed on June 1, 1999.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect the estimates. The fair market value of LabONE's financial instruments at December 31, 1998 and 1997 approximates their carrying values.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    EARNINGS PER SHARE

    Basic earnings per share is computed using the weighted average number of common shares and diluted earnings per share is computed using the weighted average number of common shares and dilutive stock options.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table reconciles the weighted average common shares used in the basic earnings per share calculation and the weighted average common shares and common share equivalents used in the diluted per share calculation:

                                           THREE MONTHS ENDED MARCH
                                                     31,                      YEARS ENDED DECEMBER 31,
                                          --------------------------  ----------------------------------------
                                              1999          1998          1998          1997          1996
                                          ------------  ------------  ------------  ------------  ------------
                                                 (UNAUDITED)
Weighted average common shares
  (basic)...............................    13,311,450    13,134,883    13,168,394    13,106,383    13,076,103
Employee stock options..................        28,021       184,062       135,174       215,655       190,013
                                          ------------  ------------  ------------  ------------  ------------
Weighted average common shares and
  common shares equivalents (diluted)...    13,339,471    13,318,945    13,303,568    13,322,038    13,266,116
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------

    FINANCIAL STATEMENT PRESENTATION

    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, which established standards for reporting and display of comprehensive income and its components. SFAS No. 130 became effective for the year ended December 31, 1998. The presentation of previous periods has been changed to reflect the provisions of this statement.

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which established standards for reporting operating segments. SFAS No. 131 became effective for the year ended December 31, 1998. This statement did not affect the presentation of segment information.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for LabONE's quarter ending September 30, 1999. Retroactive application will not be required. The Company does not expect this statement to have a significant impact on the Company's financial position or results of operations.

(2) RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

    As requested by the staff of the Securities and Exchange Commission in the second quarter of 1999 the Company conducted a review of the useful lives of certain intangible assets which arose in 1997 in connection with the acquisition described in the last paragraph of Note 3. The Company concluded that the lives of such assets should be changed from fifteen to five years. The accompanying

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(2) RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1997 and 1998 financial statements have been retroactively restated for this change. The effect of the restatement is as follows (see Note 11 for restated quarterly data):

                                  THREE MONTHS ENDED MARCH 31,
                      ----------------------------------------------------
                                                                                   YEAR ENDED                 YEAR ENDED
                                1999                       1998                 DECEMBER 31, 1998          DECEMBER 31, 1997
                      -------------------------  -------------------------  -------------------------  -------------------------
                           AS                         AS                         AS                         AS
                       PREVIOUSLY                 PREVIOUSLY                 PREVIOUSLY                 PREVIOUSLY
                        REPORTED    AS RESTATED    REPORTED    AS RESTATED    REPORTED    AS RESTATED    REPORTED    AS RESTATED
                      ------------  -----------  ------------  -----------  ------------  -----------  ------------  -----------
Earnings before
 taxes..............   $3,048,272    2,910,663     3,296,583    3,158,974    15,181,356   14,630,920     3,770,541    3,265,974
Net earnings........    1,947,023    1,853,400     2,000,063    1,917,192     9,219,367    8,887,883     2,202,095    1,898,234
Earnings per share:
  Basic.............         0.15         0.14          0.15         0.15          0.70         0.67          0.17         0.14
  Diluted...........         0.15         0.14          0.15         0.14          0.69         0.67          0.17         0.14

(3) ACQUISITIONS AND INTANGIBLE ASSETS

    The cost and accumulated amortization of intangible assets at December 31, 1998 and 1997 are as follows:

                                                                         1998         1997
                                                                     ------------  ----------
Patent.............................................................  $  8,000,000   8,000,000
  Accumulated amortization.........................................     8,000,000   7,782,574
                                                                     ------------  ----------
                                                                               --     217,426
                                                                     ------------  ----------
Customer list......................................................     4,128,275   4,128,275
  Accumulated amortization.........................................     1,582,505     756,850
                                                                     ------------  ----------
                                                                        2,545,770   3,371,425
                                                                     ------------  ----------
Excess of cost over fair value of assets acquired..................     8,459,718   4,470,684
  Accumulated amortization.........................................     3,591,169   3,334,394
                                                                     ------------  ----------
                                                                        4,868,549   1,136,290
                                                                     ------------  ----------
Intangible assets, net of accumulated amortization.................  $  7,414,319   4,725,141
                                                                     ------------  ----------
                                                                     ------------  ----------

    Effective October 30, 1998, LabONE acquired Systematic Business Services, Inc. (SBSI) for approximately $5.7 million. SBSI is a provider of information support services to insurance underwriters. The purchase was comprised of $3.7 million of cash and the issuance of 168,885 shares of LabONE stock having a fair market value of $2 million. The acquisition was accounted for using the purchase method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $4 million is being amortized over twenty years.

    LabONE is obligated to pay to the prior owner of SBSI, 20% of SBSI's income before taxes (as defined) greater than a target amount approximately equal to 1998 pretax income for each of SBSI's fiscal years ending in 1999 and 2000. Any amounts paid under this obligation will result in additional excess purchase price for reporting purposes.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(3) ACQUISITIONS AND INTANGIBLE ASSETS (CONTINUED)
    The operating results of SBSI have been included in the consolidated statements of earnings from the date of acquisition. The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 1998 and 1997 assumes the SBSI acquisition occurred as of January 1, 1997:

                                                                      1998           1997
                                                                 --------------  ------------
Sales..........................................................  $  108,239,000    85,032,000
Net earnings...................................................       9,538,000     2,130,000
Earnings per share:
  Basic........................................................            0.72          0.16
  Diluted......................................................            0.72          0.16
                                                                 --------------  ------------
                                                                 --------------  ------------

    Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, and it not intended to be a projection of future results.

    Effective January 30, 1997, LabONE acquired certain assets, including customer lists, of GIB Laboratories, Inc., a subsidiary of Prudential Insurance Company of America, for $4,815,889. Concurrently, Prudential's Individual Insurance Group agreed to use LabONE as its exclusive provider of risk assessment testing services for a period of three years. Of the total amount paid to Prudential, $4,128,275 was classified as customer lists and is being amortized over five years.

(4) INVESTMENT SECURITIES

    LabONE held no investment securities at December 31, 1998. A summary of investment securities information relating to quoted market values and unrealized holding gains and losses at December 31, 1997 is as follows:

                                                                               AMOUNT AT
                                                                                 WHICH
                                                                              CARRIED IN    UNREALIZED     UNREALIZED
                                                   AMORTIZED    APPROXIMATE   THE BALANCE     HOLDING        HOLDING
1997                                                  COST         MARKET        SHEET         GAINS         LOSSES
------------------------------------------------  ------------  ------------  -----------  -------------  -------------
Held-to-maturity investments, all with
  maturities less than one year:
  Canadian government notes.....................  $    702,495      702,495      702,495            --             --
  Obligations of states and political
    subdivisions................................       502,143      501,541      502,143            --            602
                                                  ------------  ------------  -----------          ---            ---
    Total short-term investments................  $  1,204,638    1,204,036    1,204,638            --            602
                                                  ------------  ------------  -----------          ---            ---
                                                  ------------  ------------  -----------          ---            ---

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(5) LONG-TERM DEBT

    Long-term debt consists of the following as of December 31, 1998:

  Taxable industrial revenue bonds, Series 1998A, principal payable annually through September 1, 2009, interest payable monthly at a rate adjusted weekly based on short-term United States treasury obligations (5.14% at
    December 31, 1998), secured by the Company's facility and an irrevocable bank letter of credit......................................................  $20,000,000
  Various capital leases, principal and interest payable monthly through May
    2003, interest ranging from 7% to 12%, collateralized by office
    equipment..................................................................      54,446
                                                                                 ----------

        Total long-term debt...................................................  20,054,446
  Less:
    Current portion............................................................   1,860,168
    Unamortized discount.......................................................      96,970
                                                                                 ----------
        Long-term debt, net....................................................  $18,097,308
                                                                                 ----------
                                                                                 ----------

    Aggregate maturities of long-term debt as of December 31, 1998 are as follows:

                                                                                         CAPITAL
                                                                       BONDS PAYABLE     LEASES         TOTAL
                                                                       -------------  -------------  ------------
1999.................................................................   $ 1,850,000        10,168       1,860,168
2000.................................................................     1,850,000        13,551       1,863,551
2001.................................................................     1,850,000        14,933       1,864,933
2002.................................................................     1,850,000        11,188       1,861,188
2003.................................................................     1,800,000         4,606       1,804,606
Thereafter...........................................................    10,800,000            --      10,800,000
                                                                       -------------       ------    ------------
                                                                        $20,000,000        54,446      20,054,446
                                                                       -------------       ------    ------------
                                                                       -------------       ------    ------------

    Interest expense in 1998 amounted to approximately $70,000, net of interest capitalized as a component of property, plant, and equipment of $314,638.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(6) INCOME TAXES

    The components of income taxes and deferred taxes (benefit) applicable to temporary differences are as follows (for the years ended December 31):

                                                                               1998         1997         1996
                                                                           ------------  -----------  ----------
Current:
  Federal................................................................  $  4,853,744    3,452,979   1,878,022
  State..................................................................     1,086,479      633,839     347,809
  Foreign................................................................       117,122      305,924     259,642
                                                                           ------------  -----------  ----------
    Total current........................................................     6,057,345    4,392,742   2,485,473
                                                                           ------------  -----------  ----------
Deferred:
  Federal................................................................      (267,903)  (2,502,795)   (490,408)
  State..................................................................       (71,582)    (525,079)   (118,293)
  Foreign................................................................        25,177        2,872     131,918
                                                                           ------------  -----------  ----------
    Total deferred.......................................................      (314,308)  (3,025,002)   (476,783)
                                                                           ------------  -----------  ----------
                                                                           $  5,743,037    1,367,740   2,008,690
                                                                           ------------  -----------  ----------
                                                                           ------------  -----------  ----------

    Total income taxes differ from the amounts computed by applying the federal statutory income tax rate of 34% to earnings before income taxes for the following reasons (for the years ended December 31):

                                                                                1998         1997        1996
                                                                            ------------  ----------  ----------
  Application of statutory income tax rate................................  $  4,974,513   1,110,431   1,658,040
  Foreign taxes, net......................................................         7,599      72,062     113,803
  State income taxes, net.................................................       669,832      75,172     151,481
  Tax-exempt interest.....................................................        (5,788)    (18,730)    (44,708)
  Other, net..............................................................        96,881     128,805     130,074
                                                                            ------------  ----------  ----------
                                                                            $  5,743,037   1,367,740   2,008,690
                                                                            ------------  ----------  ----------
                                                                            ------------  ----------  ----------

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that create significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                                             1998         1997
                                                                                         ------------  ----------
Deferred current income tax assets (liabilities):
  Unrealized loss on real estate available-for-sale....................................  $  2,541,126   2,606,698
  Accrued vacation.....................................................................       303,180     253,832
  Accrued medical claims...............................................................        63,644      79,554
  Bad debts............................................................................       925,635     384,600
  Inventory adjustment.................................................................        40,830      26,673
  Other items..........................................................................        98,160     (51,970)
                                                                                         ------------  ----------
    Total deferred current income tax assets, net......................................  $  3,972,575   3,299,387
                                                                                         ------------  ----------
                                                                                         ------------  ----------
Deferred noncurrent tax assets (liabilities):
  Depreciation and amortization........................................................  $    432,536     522,505
  Acquired subsidiary cash to accrual adjustment.......................................      (196,438)         --
  Other items..........................................................................      (263,185)         --
                                                                                         ------------  ----------
    Total deferred noncurrent tax assets (liabilities), net............................  $    (27,087)    522,505
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    A valuation allowance for deferred tax assets was not necessary at December 31, 1998 or 1997.

    In conjunction with building its new facility, LabONE has applied for the Kansas High Performance Incentive Program (HPIP) credit. If LabONE qualifies for the program as certified by the state of Kansas, LabONE will receive a credit available to offset all or a portion of its 1999 Kansas income tax liability related to operations of the new facility. Any unused portion of the credit can be carried forward for a period of ten years, provided LabONE continues to meet requirements of the program. HPIP credits which may be available to LabONE over the next ten years are estimated to aggregate approximately $4,000,000.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(7) BENEFIT PLANS

    LabONE maintains a money purchase pension plan for all employees who have completed one-half year of service and have attained age twenty and one-half years. The plan is a defined contribution plan under which LabONE contributes a percentage of a participant's annual compensation. LabONE's contributions to the plan were $1,803,000, $1,422,000 and $1,187,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    LabONE has a profit sharing plan for all employees who have completed six months of service and a minimum of 500 hours of service and have attained the age of twenty and one-half years. LabONE contributes on behalf of each participant an amount equal to 50% of the participant's annual contributions, but not in excess of 5% of the participant's annual compensation. LabONE contributions are invested in LabONE common stock. LabONE's contributions to the plan for the years ended December 31, 1998, 1997 and 1996 were $663,000, $558,000 and $509,000, respectively.

(8) STOCK OPTIONS AND WARRANTS

    LabONE has a long-term incentive plan which provides for granting awards, including stock options, for not more than 3,150,000 shares of LabONE common stock. LabONE has granted certain stock options which entitle the grantee to purchase shares for a price equal to the fair market value at date of grant with option periods up to ten years.

    The Company accounts for stock options in accordance with the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations (APB 25). As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. On December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, (SFAS 123) which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternately, SFAS 123 allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and subsequent years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(8) STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996 and changes during the years then ended is presented below:

                                                      1998                     1997                     1996
                                             -----------------------  -----------------------  -----------------------
                                                          WEIGHTED                 WEIGHTED                 WEIGHTED
                                                           AVERAGE                  AVERAGE                  AVERAGE
                                             NUMBER OF    EXERCISE    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
FIXED OPTIONS                                  SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
-------------------------------------------  ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year...........   1,614,068   $   14.30    1,459,559   $   13.63    1,572,167   $   13.07
Granted....................................     330,859       15.02      253,316       17.36      314,297       16.39
Exercised..................................     (40,300)      10.64      (71,907)      10.84     (120,305)      10.67
Forfeited..................................     (66,700)      17.87      (26,900)      15.95     (306,600)      14.74
                                             ----------               ----------               ----------
Outstanding at end of year.................   1,837,927       14.38    1,614,068       14.30    1,459,559       13.63
                                             ----------               ----------               ----------
                                             ----------               ----------               ----------
Options exercisable at year-end............     968,683       13.44      820,609       12.94      718,705       12.21
                                             ----------               ----------               ----------
                                             ----------               ----------               ----------

    The following table summarizes information about stock options at December 31, 1998.

                             OPTIONS OUTSTANDING
                  -----------------------------------------    OPTIONS EXERCISABLE
                                  WEIGHTED                   ------------------------
                                   AVERAGE       WEIGHTED                  WEIGHTED
                                  REMAINING       AVERAGE                   AVERAGE
    RANGE OF        NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)       PRICE     EXERCISABLE     PRICE
----------------  -----------  ---------------  -----------  -----------  -----------
$ 9.88 -  9.88       188,583            2.0      $    9.88      188,583    $    9.88
 11.13 - 11.63       420,513            5.2          11.44      313,513        11.38
 13.38 - 14.13       154,397            6.3          13.93       85,618        13.95
 14.38 - 14.38       205,859            6.7          14.38      120,000        14.38
 14.75 - 15.22       241,000            9.3          15.04       24,000        14.75
 15.50 - 16.63       305,885            7.9          16.42      117,877        16.44
 16.69 - 23.88       321,690            7.4          18.65      119,092        19.96
                  -----------                                -----------
$ 9.88 - 23.88     1,837,927            6.5          14.38      968,683        13.44
                                         --
                                         --
----------------  -----------                   -----------  -----------  -----------
----------------  -----------                   -----------  -----------  -----------

    The weighted average per share fair value of stock options granted during 1998, 1997 and 1996 was $3.54, $5.08 and $4.77, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: 1998--expected dividend yield of 4.8%, risk-free interest rate of 5.0%, expected volatility factor of 33.9% and an expected life of six years; 1997--expected dividend yield of 4.2%, risk-free interest rate of 6.3%, expected volatility factor of 35.4% and an expected life of six years; 1996--expected dividend yield of 4.4%, risk-free interest rate of 6.0%, expected volatility factor of 36.6% and an expected life of six years.

    Since the Company applies APB 25 in accounting for its plans, no compensation cost has been recognized for its stock options in the financial statements. Had the Company recorded compensation cost based on the fair value of options at the grant date the Company's net earnings and earnings per

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(8) STOCK OPTIONS AND WARRANTS (CONTINUED) share would have been reduced by approximately the following: $515,000, or $.04 per share, in 1998; $416,000, or $.03 per share, in 1997; and $199,000, or $.02 per share, in 1996.

    Pro forma net earnings reflect only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net earnings amounts presented above because compensation costs are reflected over the options' vesting period of five years for the 1998, 1997, and 1996 options. Compensation cost for options granted prior to January 1, 1995 is not considered.

    LabONE entered marketing agreements with two companies during 1998. In conjunction with these agreements, LabONE granted warrants for the purchase of 1,000,000 shares of common stock at an exercise price equal to the fair value of the stock at the grant date (500,000 shares at $17.00 and 500,000 shares at $15.44). A portion of the warrants become exercisable each quarter for five years provided certain conditions are met including achievement of certain levels of revenues. The Company will recognize expense, measured as the excess of fair value of the warrants over the exercise price, on the date such warrants become exercisable. No warrants became exercisable in 1998. LabONE has reserved 1,000,000 shares of common stock for issuance of shares upon exercise of the warrants.

(9) FOREIGN OPERATIONS

    The following summarizes financial information for LabONE's wholly-owned Canadian subsidiary, LabONE Canada Inc., for the years ended December 31:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Revenues............................................  $  6,462,814     6,564,786     6,379,505
Operating earnings..................................       314,112       644,842       718,567
Total assets........................................     2,841,854     3,192,854     2,668,434
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

(10) BUSINESS SEGMENT INFORMATION

    The Company operates principally in three lines of business: insurance, clinical testing, and substance abuse testing. The insurance line of business involves risk-appraisal laboratory testing and information services to the insurance industry. The tests performed and information provided by the Company are specifically designed to assist an insurance company in objectively evaluating the risks posed by policy applicants. Clinical testing services are provided to the health care industry to aid in the diagnosis and treatment of patients. Substance abuse testing services are provided to both regulated and nonregulated employers who employ drug screening guidelines.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(10) BUSINESS SEGMENT INFORMATION (CONTINUED)
    Operating income (loss) of each line of business is computed as sales less identifiable and allocated expenses. All expenses that can be identified as specific to a certain segment of business are charged to that segment. All shared resources and expenses are totaled and allocated to each segment based on the relative revenue of each segment each month. Allocated expenses include administrative salaries, information systems support, accounting, human resources and facilities. In computing operating income (loss) of lines of business, none of the following items have been added or deducted: general corporate expenses, investment income or other income (expenses). Identifiable assets by line of business are those assets that are used in the Company's operations in each line of business. General corporate assets at December 31, 1997 and 1996 were primarily cash and investments, income taxes receivable, deferred income taxes and real estate available for sale. At December 31, 1998, general corporate assets were primarily construction in progress (the new facility), cash, income taxes receivable, deferred income taxes and real estate available for sale.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(10) BUSINESS SEGMENT INFORMATION (CONTINUED)
    Following is a summary of line of business information:

                                   THREE MONTHS ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                   ----------------------------  --------------------------------------------
                                       1999           1998            1998           1997           1996
                                   -------------  -------------  --------------  -------------  -------------
                                           (UNAUDITED)
Sales:
  Insurance services.............  $  17,584,247     16,822,452      69,149,050     61,997,817     50,800,650
  Clinical services..............      5,957,526      3,654,043      18,599,583      7,511,889      3,941,704
  Substance abuse testing........      3,786,312      2,856,939      14,478,583      9,416,413      4,689,501
                                   -------------  -------------  --------------  -------------  -------------
    Total sales..................  $  27,328,085     23,333,434     102,227,216     78,926,119     59,431,855
                                   -------------  -------------  --------------  -------------  -------------
                                   -------------  -------------  --------------  -------------  -------------
Operating income (loss):
  Insurance services.............  $   4,014,225      5,074,654      20,079,901     18,003,282     12,610,224
  Clinical services..............       (958,778)    (1,935,046)     (6,187,744)    (8,303,741)    (7,967,348)
  Substance abuse testing........       (118,940)      (178,786)        203,828       (933,832)    (1,235,982)
General corporate expenses.......        176,154        (34,748)       (167,131)      (188,245)      (158,830)
Investment income, net...........         92,526        233,636         814,343      1,179,947      1,769,182
Other expense, net...............       (294,524)          (737)       (112,277)    (6,491,437)      (140,657)
                                   -------------  -------------  --------------  -------------  -------------
  Earnings before income taxes...      2,910,663      3,158,974      14,630,920      3,265,974      4,876,589
Income tax expense...............      1,057,263      1,241,782       5,743,037      1,367,740      2,008,690
                                   -------------  -------------  --------------  -------------  -------------
    Net earnings.................  $   1,853,400      1,917,192       8,887,883      1,898,234      2,867,899
                                   -------------  -------------  --------------  -------------  -------------
                                   -------------  -------------  --------------  -------------  -------------
Identifiable assets:
  Insurance services...........................................  $   28,240,796     24,515,485     24,327,970
  Clinical services............................................       5,492,624      3,512,587      4,022,258
  Substance abuse testing......................................       6,448,663      4,994,104      3,323,245
  General corporate assets.....................................      45,544,092     26,446,730     33,069,702
                                                                 --------------  -------------  -------------
    Total assets...............................................  $   85,726,175     59,669,612     64,743,175
                                                                 --------------  -------------  -------------
                                                                 --------------  -------------  -------------
Capital expenditures:
  Insurance services...........................................  $    2,089,869      3,308,320      2,558,275
  Clinical services............................................         501,380        468,538        162,814
  Substance abuse testing......................................         423,664        946,268        504,867
  General corporate............................................      22,470,381      2,553,218             --
                                                                 --------------  -------------  -------------
                                                                 --------------  -------------  -------------
Depreciation and amortization:
  Insurance services...........................................  $    3,111,398      3,690,228      2,504,472
  Clinical services............................................         797,385        940,223      1,141,210
  Substance abuse testing......................................         810,291        644,531        368,622
                                                                 --------------  -------------  -------------
                                                                 --------------  -------------  -------------

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(11) QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of unaudited quarterly results of operations for 1998 and 1997 is as follows (see Note 2):

                                                             THREE MONTHS ENDED,
                                             ----------------------------------------------------
                                              MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                             -----------  ---------  -------------  -------------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
1998:
  Sales....................................   $  23,333      25,762       25,834         27,298
  Gross profit.............................      10,374      11,931       11,305         11,898
  Earnings before income taxes.............       3,159       4,096        3,493          3,883
  Net earnings.............................       1,917       2,433        2,144          2,393
  Basic earnings per share.................        0.15        0.19         0.16           0.18
  Diluted earnings per share...............        0.14        0.18         0.16           0.18
  Dividends per share......................        0.18        0.18         0.18           0.18
                                             -----------  ---------       ------         ------
                                             -----------  ---------       ------         ------
1997:
  Sales....................................   $  17,740      20,307       19,728         21,151
  Gross profit.............................       8,290       9,671        9,064          9,884
  Earnings (loss) before income taxes......       2,196       2,715        2,465         (4,110)
  Net earnings (loss)......................       1,304       1,604        1,453         (2,463)
  Basic earnings (loss) per share..........        0.10        0.12         0.11          (0.19)
  Diluted earnings (loss) per share........        0.10        0.12         0.11          (0.19)
  Dividends per share......................        0.18        0.18         0.18           0.18
                                             -----------  ---------       ------         ------
                                             -----------  ---------       ------         ------

(12) COMMITMENTS AND CONTINGENCIES

    TAX ASSESSMENT

    The Comptroller of the State of Texas has conducted an audit of LabONE for sales and use tax compliance for the years 1991 through 1997 and contends that LabONE'S insurance laboratory services are taxable under the Texas tax code. The Texas Comptroller has issued a tax audit assessment, including interest and penalties, of approximately $1,900,000. The Company has appealed this assessment arguing that its services do not fit within the definition of insurance services under the Texas code. The assessment is under review by the Texas State Hearing Attorney. At this time, the Company is unable to estimate the possible liability, if any, that may be incurred as a result of this assessment.

    LEASES

    LabONE has several noncancelable operating leases, primarily for land and buildings, and other commitments that expire through 2003, including a lease for office space from an entity owned by an employee. Rental expense for these operating leases during 1998, 1997, and 1996 amounted to $538,000, $486,000, and $626,000, respectively.

                         LABONE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

             (UNAUDITED AS TO MARCH 31, 1999 AND 1998 INFORMATION)

                                 (AS RESTATED)

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments and other commitments under these agreements as of December 31, 1998 are:

  YEAR       AMOUNT
---------  ----------
  1999     $  519,880
  2000        346,912
  2001        228,510
  2002        195,192
  2003        162,660
           ----------
           ----------

    CONSTRUCTION AND EQUIPMENT COSTS

    At December 31, 1998, management estimates additional cost to complete construction of the new facility and to acquire related equipment approximates $3.5 million, substantially all of which will be paid in the first half of 1999. The move to the new facility was completed in April 1999.

(13) SUBSEQUENT EVENT--MERGER AGREEMENT

    On March 8, 1999, LabONE and Holdings jointly announced that the Board of Directors of both companies have approved an agreement to merge the two companies. Under the merger agreement, LabONE is to be merged into Holdings and the merged entity's name will be changed to LabONE, Inc. Stockholders of Holdings will have their Holdings shares split immediately before the merger into 1.5 shares of the merged entity. Stockholders of LabONE, other than Holdings, will be entitled to elect to have each of their existing LabONE shares exchanged for one share of the merged entity or $12.75 in cash or a combination of cash and shares up to a limit of $16.6 million in cash (approximately 50% of eligible shares). The combined company will use Holdings' existing cash and additional borrowings, if necessary, to cover the purchase of shares from stockholders that choose the cash election option. The merger is subject to approval by the holders of two-thirds of the outstanding Holdings shares and a majority of the shares voted by LabONE stockholders, other than Holdings and its affiliates, and other closing conditions.

                                  SCHEDULE II

                         LABONE, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                 (AS RESTATED)

                                                                         ADDITIONS--
                                                                         CHARGED TO
                                                             BALANCE      SELLING,
                                                                AT      GENERAL, AND   DEDUCTIONS--    BALANCE
                                                            BEGINNING   ADMINISTRATIVE UNCOLLECTIBLE    AT END
DESCRIPTION                                                    YEAR       EXPENSES       ACCOUNTS      OF YEAR
----------------------------------------------------------  ----------  -------------  ------------  ------------
Allowance for doubtful accounts:

  Year ended December 31, 1998............................  $  968,295     1,502,572       144,151      2,326,716
                                                            ----------  -------------  ------------  ------------
                                                            ----------  -------------  ------------  ------------
  Year ended December 31, 1997............................  $  657,558       521,193       210,456        968,295
                                                            ----------  -------------  ------------  ------------
                                                            ----------  -------------  ------------  ------------
  Year ended December 31, 1996............................  $  329,995       493,760       166,197        657,558
                                                            ----------  -------------  ------------  ------------
                                                            ----------  -------------  ------------  ------------

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